Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

HEXION SPECIALTY CHEMICALS, INC.; NIMBUS MERGER SUB INC.; APOLLO	)
INVESTMENT FUND IV, L.P.; APOLLO OVERSEAS PARTNERS IV, L.P.; APOLLO	)
ADVISORS IV, L.P.; APOLLO MANAGEMENT IV, L.P.; APOLLO INVESTMENT FUND	)
V, L.P.; APOLLO OVERSEAS PARTNERS V, L.P.; APOLLO NETHERLANDS	)	C.A. No. 3841-VCL
PARTNERS V(A), L.P.; APOLLO NETHERLANDS PARTNERS V(B), L.P.; APOLLO	)
GERMAN PARTNERS V GMBH & CO. KG; APOLLO ADVISORS V, L.P.; APOLLO	)	PUBLIC VERSION
MANAGEMENT V, L.P.; APOLLO INVESTMENT FUND VI, L.P.; APOLLO OVERSEAS	)
PARTNERS VI, L.P.; APOLLO OVERSEAS PARTNERS (DELAWARE) VI, L.P.; APOLLO	)	Dated September 24, 2008
OVERSEAS PARTNERS (DELAWARE 892) VI, L.P.; APOLLO OVERSEAS PARTNERS	)
(GERMANY) VI, L.P.; APOLLO ADVISORS VI, L.P.; APOLLO MANAGEMENT VI, L.P.;	)
APOLLO MANAGEMENT, L.P.; and APOLLO GLOBAL MANAGEMENT, LLC,	)
)
)
Plaintiffs,	)
)
)
v.	)
)
)
HUNTSMAN CORP.,	)
)
)
Defendant.	)

DEFENDANT HUNTSMAN CORP.’S POST-TRAIL BRIEF

OF COUNSEL:	Bruce L. Silverstein (#2495)
Rolin P. Bissell (#4478)
Harry M. Reasoner	Christian Douglas Wright (#3554)
David T. Harvin	Dawn M. Jones (#4270)
John D. Taurman	Kristen Salvatore DePalma (#4908)
James A. Reeder, Jr.	Tammy L. Mercer (#4957)
N. Scott Fletcher	Richard J. Thomas (#5703)
Erica L. Krennerich	YOUNG CONAWAY STARGATT
Bruce A. Blefeld	& TAYLOR, LLP
Michael C. Holmes	The Brandywine Building
VINSON & ELKINS L.L.P.	1000 West Street, 17th Floor
First City Tower	Wilmington, DE 19801
1001 Fannin Street	(302) 571-6600
Suite 2500
Houston, TX 77002-6760	Attorneys for Defendant Huntsman Corp.
(713) 758-2222

Dated: September 19, 2008

Alan S. Goudiss
Jaculin Aaron
SHEARMAN & STERLING LLP
599 Lexington Avenue
New York, NY 10022
(212) 848-4000

Kathy D. Patrick
Jeremy L. Doyle
Laura J. Kissel
Laurel R. Boatright
GIBBS & BRUNS, L.L.P.
1100 Louisiana, Suite 5300
Houston, TX 77002
(713) 650-8805

DATED: September 19, 2008

TABLE OF CONTENTS

TABLE OF CONTENTS						i

TABLE OF AUTHORITIES						v

INTRODUCTION						1

STATEMENT OF FACTS						2

	A.	Apollo Decides To Abort the MA at a May 9, 2008 Meeting with Wachtell				3

	B.	Plaintiffs and Their Counsel Procure Their Insolvency Opinion				5

		1.	Wisler Was Not Independent of the D&P Litigation Team and His Opinion Was Predicated on Its Work			6

		2.	Plaintiffs Withheld Relevant Information and Supplied D&P with Artificially Skewed Models, Projections, and Estimates			7

			a.	Plaintiffs Provided D&P Artificially Deflated EBITDA Projections		7

			b.	Plaintiffs Provided D&P Other Assumptions Skewed Toward Insolvency		10

				i.	Plaintiffs Overstated the Upfront Pension Funding Obligation	10

				ii.	Hexion Underestimated Achievable Synergies	13

			c.	D&P Failed To Consider Alternative Measures		15

		3.	D&P Failed To Talk to Huntsman			16

	C.	The Publication of the D&P Opinion Was Designed To Frustrate Consummation of the Merger				17

ARGUMENT						17

I.	PLAINTIFFS BEAR THE BURDEN OF PROOF ON ALL OF THEIR CLAIMS					17

II.	PLAINTIFFS’ SOLVENCY CLAIMS PROVIDE NO BASIS FOR HEXION TO GET OUT OF THE MERGER AGREEMENT					19

	A.	Once a Compliant Solvency Certificate or Opinion Is Delivered, the Condition to the Banks’ Obligation To Fund Is Met				20

	B.	The Combined Company Will Be Solvent, and Plaintiffs Have Not Proved Otherwise				23

i

		1.	Plaintiffs’ Insolvency Claims Are Part of Plaintiffs’ Bad-Faith Campaign To “Get Out” of the Merger Agreement			23

		2.	There Should Be No Funding Gap at Closing			23

		3.	Huntsman’s July 2008 Projections Are Reasonable			25

			a.	The Evidence At Trial Validated the Reasonableness of Huntsman’s Projections		25

			b.	2008 Was An Extraordinary Year		26

			c.	Huntsman’s Witnesses Demonstrated the Reasonableness of the Assumptions Underlying Its Projections		27

				i.	Polyurethanes	27

				ii.	Pigments	28

				iii.	Textile Effects	29

				iv.	Huntsman’s CFO	31

		4.	To Achieve Their Goal of Insolvency, Apollo and Hexion Reduced Their Earlier Estimates of Huntsman’s Future EBITDA to Unreasonably Low Levels			33

		5.	Huntsman’s Inability To Meet Its Prior Projections Due to Unanticipated Raw Materials Cost Increases Does Not Undermine the Credibility of Its July 25, 2008 Projections			35

		6.	The Combined Entity Will Be Solvent at Closing			35

			a.	Balance Sheet Test		36

			b.	Cash Flow and Capital Adequacy Tests		40

		7.	Contrary to Plaintiffs’ Argument, Market-Based Projections and Valuations Are Not Superior to Management Projections			42

III.	WITH APOLLO, HEXION HAS REPEATEDLY COMMITTED NUMEROUS KNOWING AND INTENTIONAL BREACHES OF THE MERGER AGREEMENT					43

	A.	The Plain Language of the Merger Agreement Requires Hexion To Use Its Reasonable Best Efforts To Consummate the Merger and the Financing				43

		1.	Section 5.12(a)			44

		2.	Section 5.13(a)			44

		3.	The Negotiating History of the Merger Agreement Is Irrelevant, But Actually Supports Huntsman’s Reading of the Contract			47

	B.	Hexion’s Numerous Breaches of the Merger Agreement			49

		1.	Consummation of the Merger and the Financing		49

		2.	Other Covenants Pertaining to the Financing		52

			a.	Covenant To Satisfy Conditions to Commitment Letter	52

			b.	Covenant To Keep Huntsman Informed	53

			c.	Covenant To Refrain from Impairing the Financing	55

		3.	Public Announcements		56

		4.	Antitrust Clearance		56

		5.	The Implied Covenant of Good Faith and Fair Dealing		56

		6.	Hexion’s Breaches Were Knowing and Intentional		57

IV.	HUNTSMAN HAS NOT SUFFERED AN MAE UNDER THE MERGER AGREEMENT				59

	A.	The MAE Provision Requires That Huntsman’s Post-Merger Agreement Performance Be Measured Against Its Historical Performance			59

	B.	Plaintiffs’ MAE Contentions Are Inconsistent With the Terms of the Merger Agreement			62

	C.	Huntsman Has Not Experienced an MAE Because Its Financial Performance Since the Merger Agreement Is Consistent With Its Prior Performance			64

		1.	Huntsman Has Not Suffered and Is Not Reasonably Expected To Suffer a Material Change In Its Financial Condition, Business, or Results of Operation		65

		2.	Huntsman’s Current Financial Condition Does Not Constitute an MAE		66

	D.	Even If Plaintiffs Could Prove That Huntsman’s Financial Performance Has Materially Deteriorated Since Signing, Plaintiffs Have Not Established That Huntsman Has Performed Disproportionally Worse Than Others in the Chemical Industry			67

		1.	Plaintiffs’ Failure of Proof		68

			a.	Plaintiffs Have Not Isolated the Amount by Which Huntsman Has Been Disproportionately Impacted by General Economic Conditions or Chemical Industry Conditions	68

			b.	Plaintiffs Do Not Use an Appropriate Set of Benchmark Companies To Compare Against Huntsman	69

			c.	Plaintiffs Used Inappropriate Metrics for Their Comparison	70

			d.	Plaintiffs Manipulated Their Comparison Analysis	70

		2.	When Measured Correctly, Huntsman Has Neither Performed Disproportionately Worse Than Other Chemical Companies or Declined in Value Disproportionately		71

	E.	Huntsman’s Business Has Not Materially Changed Since Signing			72

		1.	Plaintiffs Correctly Understood PU To Be Huntsman’s “Crown Jewel”		72

		2.	Performance Products (“PP”) Is Outperforming Its Peers		73

		3.	Advanced Materials Performs at Levels Consistent With Its Peers and Better Than Hexion		73

		4.	Plaintiffs Agreed To Buy Huntsman With Full Knowledge of the “Fundamental Structural Defects” in TE and Pigments		74

		5.	TE and Pigments Have Responded to Their Industry Challenges With Specific Strategies That Position Them Well To Succeed in the Future		76

		6.	Plaintiffs’ Own Projections Show That TE and Pigments Have Not Caused an MAE		77

V.	HUNTSMAN’S BOARD WAS FULLY INFORMED ABOUT THE STATUS OF THE MERGER AND HAD NO REASON TO SUSPECT THAT HEXION AND APOLLO WANTED TO GET OUT OF THE DEAL; THE BOARD’S DECISION TO EXTEND THE TERMINATION DATE – NOTWITHSTANDING THIS LITIGATION – WAS CLEARLY PROPER				78

	A.	Plaintiffs’ Suggestion That Merrill Lynch Concluded That the Combined Entity Would Be Insolvent Is Simply False			79

	B.	The Board Was Entitled To Extend the Termination Date			81

VI.	HUNTSMAN IS ENTITLED TO A JUDGMENT OF SPECIFIC PERFORMANCE OF HEXION’S OBLIGATIONS UNDER THE MERGER AGREEMENT, INCLUDING THE OBLIGATION TO CLOSE THE MERGER				83

VII.	RELIEF REQUESTED				85

TABLE OF AUTHORITIES

Page

Cases

3Com Corp. v. Banco de Brasil, S.A.,
2 F. Supp. 2d 452 (S.D.N.Y. 1998)	22

Amoco Oil Co. v. H. Grunewald & Co.,
592 F.2d 745 (4th Cir. 1979)	21

Ardsley Constr. Co. v. Port Auth. of N.Y.,
429 N.E.2d 414 (N.Y. 1981)	21

Aventis Environmental Science USA LP v. Scotts Co.,
383 F. Supp. 2d 488 (S.D.N.Y. 2005)	57

Blonder & Co., Inc. v. Citibank, N.A.,
808 N.Y.S. 2d 214 (N.Y. App. Div. 2006)	22

Bloor v. Falstaff Brewing Corp.,
601 F.2d 609 (2d Cir. 1979)	49, 54

Bullard v. Morgan H. Grace Co.,
210 A.D. 476 (N.Y. App. Div. 1924),
240 N.Y. 388 (N.Y. 1925)	22

Cerberus Int’l, Ltd. v. Apollo Mgmt., L.P.,
C.A. No. 16425, 1999 WL 33236239,
(Del. Ch. Nov. 4, 1999)	84

Chase Manhattan Bank v. Motorola, Inc.,
184 F. Supp. 2d 384 (S.D.N.Y. 2002)	21

Consolidated Edison, Inc. v. Northeast Utils.,
249 F. Supp. 2d 387 (S.D.N.Y. 2003) rev’d on other
grounds, 426 F.3d 524 (2d Cir. 2005)	64

Corwin v. DeTrey,
C.A. No. 6808, 1989 Del. Ch. LEXIS 166
(Del. Ch. Dec. 1, 1989)	51

Delmarva Health Plan, Inc. v. Aceto,
750 A.2d 1213 (Del. Ch. 1999)	47

Doft & Co. v. Travelocity.com Inc.,
C. A. No. 19734, 2004 WL 1152338
(Del. Ch. May 20, 2004)	42

v

Dunlap v. State Farm Fire and Cas. Co.,
878 A.2d 434 (Del. Super. 2005)	82

DynCorp. v. GTE Corp.,
215 F. Supp. 2d 308 (S.D.N.Y. 2002)	64

Edward Lowe Indus., Inc. v. Oil-Dri Corp. of Am.,
No. 94 C 7568, 1995 WL 609231
(N.D. Ill. Oct. 13, 1995)	58

Energy Partners, Ltd. v. Stone Energy Corp.,
No. Civ. A. 2402-N, 2374-N, 2006 WL 2947483
(Del. Ch. Oct. 11, 2006)	17, 18

Enterasys Networks, Inc. v. Gulf Ins. Co.,
364 F. Supp. 2d 28 (D.N.H. 2005)	46

Esplanade Oil & Gas, Inc. v. Templeton Energy
Income Corp., 889 F.2d 621 (5th Cir. 1989)	64

Friction Div. Prods. v. E.I. duPont de Nemours,
117 F.R.D. 535 (D. Del. 1987)	59

Frontier Oil Corp. v. Holly Corp.,
No. Civ. A. 20502, 2005 WL 1039027
(Del. Ch. Apr. 29, 2005)	18, 22

Gildor v. Optical Solutions, Inc.,
C. A. No. 1416-N, 2006 Del. Ch. LEXIS 110
(Del. Ch. June 5, 2006)	18

Goodman Mfg. Co. v. Raytheon Co.,
No. 98 Civ. 2774 (LAP), 1999 WL 681382
(S.D.N.Y. Aug. 31, 1999)	60

Great W. Prods. Co-op. v. Great W. United Corp.,
613 P.2d 873 (Col. 1980)	51, 54

H.M. Hughes v. Sapphire Realty Co.,
181 N.E. 2d 405 (N.Y. 1962)	22

Halifax Fund, L.P. v. Response USA, Inc.,
C.A. No. 15553, 1997 WL 33173241
(Del. Ch. May 13, 1997)	51

Hollinger Int’l, Inc. v. Black,
844 A.2d 1022 (Del. Ch. 2004),
aff’d, 872 A.2d 559 (Del. 2005)	18

In re Emerging Comm., Inc.,
C. A. No. 16415, 2004 Del. Ch. LEXIS 70
(Del. Ch. May 3, 2004)	42

In re Hechinger Investment Co.,
327 B.R. 537 (D. Del. 2005)	42

In re IBP, Inc. S’holders Litig.,
789 A.2d 14 (Del. Ch. 2001)	passim

In re Iridium Operating L.L.C.,
373 B.R. 283 (Bankr. S.D.N.Y. 2007)	42

In re Katrina Canal Breaches Litig.,
495 F.3d 191 (5th Cir. 2007)	47

In re Peterson,
332 B.R. 678 (Bankr. D. Del. 2005)	58

In re State,
708 A.2d 983 (Del. 1998)	47

Interim Healthcare, Inc. v. Spherion Corp.,
884 A.2d 513 (Del. Super. Ct. 2005),
aff’d, 886 A.2d 1278 (De. 2006)	18

J.A. Jones Constr. Co. v. City of Dover,
372 A.2d 540 (Del. 1977)	57

Julian v. Eastern States Constr. Service, Inc.,
C.A. No. 1892-VCP, 2008 WL 2673300
(Del. Ch. July 8, 2008)	84

Kachmar v. SunGard Data Systems, Inc.,
109 F.3d 173 (3d Cir. 1997)	82

Kroboth v. Brent,
215 A.D.2d 813 (N.Y. App. Div. 1995)	49

Leech v. Husbands,
152 A. 729 (Del. Super. Ct. 1930)	57

Legacy v. Lorillard Tobacco Co.,
831 A.2d 335 (Del. Ch. 2003)	47

Livingstone v. North Belle Vernon Borough,
91 F.3d 515 (3d Cir. 1996)	59

Martin v. Monumental Life Ins. Co.,
240 F.3d 223 (3d Cir. 2001)	50

Mellon Bank N.A. v. Aetna Business Credit,
619 F.2d 1001 (3d Cir. 1980)	18

Northwestern Nat. Ins. Co. v. Esmark, Inc.,
672 A.2d 41 (Del. 1996)	47

O’Brien v. Mayor,
15 N.Y.S. 520 (N.Y. Cir. Ct. 1891),
aff’d, 19 N.Y.S. (N.Y. Term 1892)	22

Pacheco v. Cambridge Tech. Partners (Mass.), Inc.,
85 F. Supp. 2d 69 (D. Mass. 2000)	61

Palese v. Del. St. Lottery Office,
C.A. No. 1546-N, 2006 WL 1875915
(Del. Ch. June 29, 2006)	47

Paramount Comm, Inc. v. QVC Network, Inc.,
637 A.2d 34 (Del. 1993)	51

Pegasystems, Inc. v. Carrekar Corp.,
C.A. No. 19043-NC, 2001 WL 1192208
(Del. Ch. Oct. 1, 2001)	49

Pfizer Inc. v. PCHS Health Sys. Inc.,
234 A.D.2d 18 (N.Y. App. Div. 1996)	50

Pittsburgh Coke & Chem. Co. v. Bollo,
421 F. Supp. 908, 930 (E.D.N.Y. 1976),
aff’d, 560 F.2d 1089 (2d Cir. 1977)	64

Prescott Group Small Cap, L.P. v. Coleman Co.,
C. A. No. 17802, 2004 Del. Ch. LEXIS 131
(Del. Ch. Sept. 8, 2004)	42

Quickturn Design Sys. v. Shapiro,
721 A.2d 1281 (Del. 1998)	51

Rhone-Poulenc v. GAF Chem.,
No. 12,848, 1993 Del. Ch. LEXIS 59
Del. Ch. Apr. 6, 1993)	17

Segovia v. Equities First Holdings, LLC,
C.A. No. 06C-09-149-JRS, 2008 WL 2251218
(Del. Ch. May 30, 2008)	47

Seidensticker v. Gasparilla Inn, Inc.,
C.A. No. 2555-CC, 2007 WL 4054473
(Del. Ch. Nov. 8, 2007)	47

St. Paul Mercury Ins. Co. v. Lexington Ins. Co.,
78 F.3d 202 (5th Cir. 1996)	47

Sztejn v. J. Henry Schroder Banking Corp.,
31 N.Y.S.2d 631 (N.Y. Sup. Ct. 1941)	22

Tackett v. State Farm Fire & Cas. Ins. Co.,
653 A.2d 254 (Del. 1995)	58

Taylor v. Am. Specialty Retailing,
No. 19239, 2003 Del. Ch. LEXIS 75
(Del. Ch. July 25, 2003)	42

Tufano Contracting Corp. v. Port of N.Y. & N.J. Auth.,
18 A.D. 2d 1001 (1963) (same),
aff’d, 1992 N.E. 2d 270 (N.Y. 1963)	21

United Bank Ltd. v. Cambridge Sporting Goods Corp.,
360 N.E.2d 943 (N.Y. 1976)	22

VFB L.L.C. v. Campbell Soup Co.,
482 F.3d 624 (3d Cir. 2007)	42

Watson v. Miears,
772 F.2d 433 (8th Cir. 1985)	58

Woodward & Dickerson, Inc. v. Yoo Hoo Beverage Co.,
502 F. Supp. 395 (E.D. Penn. 1980)	57

Other Authorities

2 E. Allen Farnsworth,
Farnsworth on Contracts § 7.17c, (3d ed. 2004)	49

Corbin on Contracts § 24.3 (1998)	47

Restatement of the Law Governing Lawyers § 130(1)
(Final Draft No. 1, 1996)	59

Richard A. Lord, Williston on Contracts § 32:6 (4th ed. 2008)	46

INTRODUCTION

Apollo was so eager to acquire Huntsman in 2007 that it agreed to transaction terms that reduced to a vanishing point any element of optionality in the deal.  The Merger Agreement (“MA”) left no legitimate avenue for Hexion to get out of the deal.  Nevertheless, Apollo decided this spring that it wanted Hexion out of its MA with Huntsman.  Once Apollo made that decision, it had not the slightest compunction about causing Hexion to violate its contractual covenants.

Since Apollo’s decision to dishonor the MA, virtually every action taken by Hexion has been the direct opposite of what it was required to do under the MA.  Hexion agreed to use its “reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate” the Financing and the Merger.  JX-1 §§ 5.12(a), 5.13(a).  Hexion also agreed to refrain from taking any action that could reasonably be expected to materially impair, delay or prevent the consummation of the Financing for the Merger.  JX-1 § 5.12(b).  These covenants are very clear.  They provide a strong directive to Hexion that it must act in a way that would make the Financing and the Merger happen.

But Hexion followed Apollo’s directions even though they entailed the wholesale disregard and violation of its contractual obligations.  Plaintiffs have manufactured a solvency issue, even though solvency is not a condition to Hexion’s obligation to close.  Rather than honor Hexion’s covenants and try to work with Huntsman to address any legitimate solvency concerns, Plaintiffs have in bad faith sought to use alleged solvency issues to destroy the Financing.

Both Apollo’s pre-litigation projections and Huntsman’s projections establish solvency, even without resort to the many steps that could be taken to enhance it.  The only solvency-related condition under the Commitment Letter (“CL”) is the delivery of a solvency certificate from Hexion’s or Huntsman’s CFO or a solvency opinion from a reputable third-party valuation firm.  JX-219 at D-2.  Huntsman has advised Hexion that at the time of closing it will be able to deliver to Credit Suisse and Deutsche Bank (the “Banks”) both a solvency opinion from a reputable valuation firm, American Appraisal Associates, and a solvency certificate from its CFO.  Tr. 1561 (Esplin); DX-3054.

As Plaintiffs know, other than on grounds of bad faith and fraud, the Banks are not permitted to look beyond the four corners of the certificate or opinion and argue that they are not required to fund because of a solvency issue.  Nor had the Banks expressed any intent to dishonor a solvency certificate before Apollo sent them a clear signal that it wanted to destroy the Financing.  Indeed, Deutsche Bank was already in the process of syndicating the loan.

Just as meritless is Plaintiffs’ claim of a material adverse effect (“MAE”) on Huntsman whose business now is the same as it was when the MA was signed in July 2007.  The strong parts of the business are still strong, and the challenged parts of the business are working to overcome the challenges.  See Section V, infra.

Plaintiffs’ efforts to abort the Merger are not limited by legal obligations or truth:  a surprise, unprovoked lawsuit; surreptitious manufacture of an unprecedented “insolvency opinion” for delivery to Banks; rejection of offers of supplemental financing; and a press release announcing their plan to terminate in order to discourage other offers of financing.  The Court saw the gross overreaching in which Plaintiffs indulged in their litigation-crafted efforts to “prove” insolvency.  Plaintiffs’ concoction of $390 million in pension contributions and the dramatic and arbitrary changes to the projections in their pre-litigation versus post-litigation business models are but two of many examples.  Another is Plaintiffs’ willingness to inflate costs by advising Hexion after this suit was filed that it was “required” to pay Apollo a $100 million management fee at closing.  PX-603; Carter Dep. 16.

With arrogant cynicism, Plaintiffs believe they can manipulate a court into allowing them to escape their covenants on spurious grounds.  Justice will not permit it.

STATEMENT OF FACTS

On July 12, 2007, after a highly competitive bidding contest, Apollo arranged for its portfolio company, Hexion, to acquire Huntsman at a price of $28 per share to create the “bellwether specialty chemical company.”  Huntsman was so attractive to Apollo in July 2007 that Apollo bid against itself and accepted a merger agreement with no financing out, no exception to Hexion’s obligations to use “reasonable best efforts” to complete the Financing and the merger, and no right to terminate the contract without payment of a significant penalty absent a narrowly defined MAE.  JX-1.  Apollo remained bullish on the acquisition of Huntsman through at least March 2008, when it recommended to Apollo Fund Advisory Committees an interfund transfer and represented that the combination of Huntsman and Hexion (the “Combined Entity”) had an enterprise value of $15.685 billion.  DX-2188 at APL05024114.  In the following months, however, Plaintiffs abandoned their original, long-term view of the strategic value of Huntsman and decided to abort the transaction.  To accomplish their end, Plaintiffs concocted a theory that Huntsman’s value has been permanently impaired as a result of disappointing first quarter 2008 financial results and the Combined Entity would be insolvent at closing.  See Pretrial Br. 5-7.

The evidence at trial demonstrated that Plaintiffs’ insolvency theory is insupportable and that Hexion’s pursuit of this theory has caused it to knowingly and intentionally breach its obligation to use reasonable best efforts to do all things necessary, advisable, and proper to consummate the Financing and the Merger.  While Plaintiffs claim they did not determine that the Combined Entity would be insolvent until June 18, the events that occurred on that date were the culmination of a carefully-crafted plan that Plaintiffs developed with their counsel on May 9, 2008.  While Plaintiffs continue to assert privilege over many of the facts surrounding this meeting, Huntsman has uncovered enough details to prove that it was at that meeting Plaintiffs embarked on a plan to knowingly and intentionally breach the MA.  This plan is detailed below.

A.                                    Apollo Decides To Abort the MA at a May 9, 2008 Meeting with Wachtell.

For its own financial reasons Apollo set in motion its plan to get Hexion out of the MA on May 9, 2008.  Apollo witnesses claimed they first became concerned about an MAE after receiving Huntsman’s first quarter 2008 results, which were below expectations, and learning that Huntsman’s net debt had increased to $4.2 billion.  Kleinman Dep. 166, 245; Harris Dep. 378; PX-915.  After receiving these results on April 22, 2008, Apollo incorporated them into its “latest model.”  Tr. 247-48 (Zaken); PX-439; DX-2369 at APL00075969.  The new model, circulated on April 26, 2008, reflected an increase in Huntsman’s net debt on the sources and uses table, and contained lowered EBITDA projections for Huntsman over the period 2008-2013.  DX-2369 at APL00075973.  It also contemplated that Apollo would contribute either senior notes or $414 million in equity.(1)  DX-2369 at APL00075973.  Importantly, as reflected in the cover email, the April 26 model revealed a solvent Combined Entity with a “[p]eak revolver draw in ‘09 at $1.4bn” and free cash flow that was “a little greater” than prior models. DX-2369 at APL00075970.

In early May, at the request of its counsel, Apollo produced a new analysis of the expected financial performance of the Combined Entity, Huntsman, and Hexion as well as Apollo’s expected return.  DX-2495; DX-3061. This analysis contained models labeled Scenario 1, Scenario 2, and Run Rate.  DX-2495 at APL05500029, APL05500044, APL05500059.  The Run Rate scenario simply annualized Huntsman’s first quarter results. Tr. 269 (Zaken).  It did not reflect an expected case.  Scenarios 1 and 2 contained the same EBITDA projections, although for no identified reason they were lower than the April 26 projections. Tr. 255-57 (Zaken).

Similar to the April 26 model, Scenario 1 assumed an equity contribution of $445 million, and a positive revolver availability. DX-2495 at APL05500029.  Scenario 2 assumed no upfront equity commitment. Instead, it assumed $350 million in synergies and utilized a handful of the $1 billion worth of alternatives reflected on the “Potential Opportunities” slide, which included reducing capital expenditures, accessing trapped cash, accelerating the antitrust divestitures, rolling debt as opposed to refinancing, optimizing local borrowing, and deferring

(1) The small equity contribution was consistent with Apollo’s prior discussions with the Banks.  From the start, the Financing contemplated a $170 million equity contribution from Apollo.  Pretrial Br. 28.  In September 2007, Apollo’s Zaken told the Banks that a $308 million equity contribution was not a problem because it “was relatively small in the context of $15 billion of commitments.” Tr. 783 (Price).

pre-payments.(2)  Id. at APL05500044, APL05500012.  Although Scenario 2 liquidity is tighter than Scenario 1, Scenario 2 does not “bust” the revolver.  Id. at APL05500044.

While Zaken testified that Apollo “wanted to find a way to close the transaction” (Tr. 246), Apollo did not prepare a model that combined some or all of the Potential Opportunities with an equity infusion from Apollo or potential help from Huntsman.  Had Apollo modeled such assumptions, the model would have reflected a healthy Combined Entity.  The truth is that Apollo did not want to close the transaction.  These models were prepared to evaluate “whether the Huntsman business might have experienced a [MAE],” and they were discussed with Wachtell at the May 9 meeting.  Tr. 255-56 (Zaken).

After Apollo’s meeting with Wachtell, Apollo was “concerned about [an MAE] as well as solvency leaving the meeting.” Tr. 269 (Zaken).  How a law firm infused solvency into the equation is not explained, and Zaken’s testimony that Apollo “wanted to close the deal” and would be “excited” about the prospect of putting in equity or taking other measures to do so cannot be reconciled with subsequent events.  Indeed, it appears the real issue was that Apollo no longer found the merger sufficiently attractive.  The May 9 forecast rate of return for the primary Scenario 1 model (11.17% - 18.56% after five years) is substantially lower than either (i) the rates of return forecast in Apollo’s June 2007 investment memorandum (27.0% to 31.9% through 2012) or (ii) the rates of return Apollo normally expected (“We have consistently produced . . . a 40% gross IRR and a 28% net IRR [after Apollo fees deducted] . . . .”  DX-24959 at APL05500027; DX-2052 at APL05010939; DX-2370 at 164.

B.                                    Plaintiffs and Their Counsel Procure Their Insolvency Opinion.

Within a week of the May 9 meeting, Wachtell retained a litigation consulting team from Duff & Phelps (“D&P”) to assist it in its efforts.  Tr. 803-05 (Wisler).  Abundant

(2) The cost-saving measures included things that Hexion and Huntsman witnesses testified they either were doing or would do under similar circumstances.  See, e.g., Tr. 973-974 (Morrison); DX-3014 at APL05028916-18 (cost-saving measures planned after 2Q08 include reducing capex and working capital and divesting assets). Esplin Dep. 245–246 (potential cost-saving measures would include reducing capex and working capital and pursuing asset sales).

contemporaneous evidence, including internal notes and emails, demonstrates D&P was hired to enable Hexion to “get out” of the MA by helping “support the notion” that there was insufficient capital to close.  See generally Pretrial Br. 9-11.

In an effort to avoid these facts, Plaintiffs have argued and adduced testimony that (i) Wisler’s insolvency opinion was independent and not impacted by the litigation consulting team’s work and (ii) there was nothing they could have done to change the fact that the Combined Entity is insolvent.  Both arguments are belied by the facts.

1.                                      Wisler Was Not Independent of the D&P Litigation Team and His Opinion Was Predicated on Its Work.

Wisler attempted to paint the picture at trial that he was unaware of any potential litigation and that his team reached its own conclusions independent of Pfieffer’s litigation consulting team.  Tr. 805, 809, 812.  While there is certainly no question that Plaintiffs and D&P tried to create an impression of independence by isolating Wisler until the litigation consulting team had done its work so that Wisler would not be “tainted” (see Pretrial Br. 9-11; Tr. 882-83 (Wisler); DX-2768; DX-2274), the evidence shows this was artifice and Wisler was aware of it.

First, it was Wisler’s idea to get Pfeiffer and his litigation team involved at the outset.  Tr. 805 (Wisler).  His own emails indicate he knew “his ability to participate” in the project in May was limited by the “potential litigation,” and that this limitation was lifted by June 2.  DX-2278 at DUFF017901; Tr. 885 (Wisler).  When confronted with this email, Wisler attempted to distance himself from it, testifying that he “didn’t understand what . . . ‘potential litigation’” meant. Tr. 875, 877-78.  But Wisler could not dispute sending the email, talking with Plaintiffs’ trial counsel Marc Wolinsky on May 15, or meeting with Wolinsky on May 20.  Nor could he dispute that he submitted his opinion materials to Wolinsky for comment prior to the June 18 board meeting.  Tr. 897-98; DX-2714 at DUFF026394.

Second, Wisler’s “opinion” team was hardly distinct from Pfeiffer’s “litigation consulting” team.  The modeling work for both teams was handled by the same person, Andrew Sharpee.  Wisler Dep. 204-06; DX-2806.  Wisler also conceded at trial that Pfeiffer’s litigation team remained involved in the project through the board meeting.  Tr. 900; DX-3033 at

DUFF018479. Shortly after Wisler’s team began its work, Wachtell summoned Pfeiffer to educate its litigators about the “weak spots in the Apollo model, and how you see the other side coming at us in litigation.”  DX-3037 at DUFF034488; Tr. 901-02 (Wisler).  Following this meeting, Apollo sent both D&P teams the June 13 model inflating the pension funding assumptions.  Tr. 913-914; JX-598.  It is therefore beyond dispute that Wisler’s team worked closely with Pfeiffer’s team and used the same inaccurate and misleading projections as inputs.

2.                                      Plaintiffs Withheld Relevant Information and Supplied D&P with Artificially Skewed Models, Projections, and Estimates.

To ensure that D&P reached the desired result, Apollo and Wachtell withheld its most recent models and projections and instead supplied D&P with a model and projections that were specifically for D&P and were drastic departures from Apollo’s most recent models.

a.                                       Plaintiffs Provided D&P Artificially Deflated EBITDA Projections.

Apollo provided the first updated model to D&P on May 23.  It contrasted sharply with the models prepared by Apollo in February, April, and even as late as May – just days before D&P was hired.

In February 2008, Apollo had sent VRC and Murray Devine a model for the purposes of obtaining fairness opinions.  This model projected $11.298 billion in total EBITDA for the 5-year period from 2008 to 2012.  DX-2257 at DUFF026858.

On April 26, four days after receiving Huntsman’s first quarter 2008 results(3) (PX-439 at APL00154087) Apollo reduced its forecast for Huntsman’s EBITDA by an average of $51 million per year, or 4.4%, as compared to its February model.  DX-2369 at APL00075973.  Apollo again reduced its projections for purposes of its May 9 meeting with counsel. The May 9 projections further reduced Huntsman EBITDA by an average of $27 million per year, or 2.6%, as compared to Apollo’s April 26 model.  DX-2495 at APL05500029.  Like the February model,

(3) Apollo received the unaudited first quarter results in the March flash report on April 22.  There were minute changes in the first quarter numbers between the March flash report and the official first quarter results.  Compare PX-439 at APL00154087 with PX-966 at Ex. 99.1.

both the April 26 and May 9 models reflected a Combined Entity with ample revolver availability.

D&P was never shown these models.  Tr. 922 (Wisler).  These models contained higher EBITDA projections than Apollo provided to D&P and estimated synergies from the transaction of as much as $500 million.  See DDemX-7; DX-2495 at APL05500027.  At trial, Wisler attempted to skirt this issue, but ultimately conceded that had he known about these earlier models he would have wanted to ask Zaken such things as “what did they contain, for what purpose were they created, and of course where were they in the terms of the drafting process?  Was it version one?  Version 90?  Facts and circumstances.”  Tr. 921-22, 925-26.

Apollo needed to further “revise” its projections to obtain the desired result.  The May 23 model Apollo provided to D&P contained EBITDA projections that were drastically lower than Apollo’s May 9 model.  In the space of two weeks Apollo reduced its EBITDA projections for Huntsman by 12% for 2008 and by average of 20% for 2009-2013.  Compare DX-2258 at DUFF034382 with DX-2495 at APL05500029.  These reductions are reflected in the following chart:

Huntsman EBITDA (Pre-Synergies)

(dollars in millions)	2008	2009	2010	2011	2012	2013	Avg ’09 - ‘13
Apollo May 9 Models
Scenarios 1& 2 (1)	$910	$968	$1,074	$1,153	$1,245	$1,285	$1,145.0

Models Sent to D&P
May 23 Case (2)	814	831	894	958	1,026	1,075	956.8

Deltas
Scenarios 1& 2 delta to May 23 Case	96	137	180	195	219	210	188.2
Delta as % May 23 Case	12%	16%	20%	20%	21%	20%	20%

In addition to reducing Huntsman’s projected EBITDA, Apollo also reduced Hexion’s EBITDA by $80 million in 2008 and an even $65 million for 2009-2013 as compared to the May 9 model.  As a result, Apollo was able to shrink the Combined Entity’s EBITDA by an average of 14% for the years 2009-2013 as compared to its May 9 projections:

Combined Company PF Adj. EBITDA (Including Synergies and After Divestitures)

(dollars in millions)	2008	2009	2010	2011	2012	2013	Avg ’09 - ‘13
Apollo May 9 Models
Scenarios 1 & 2 (1)	$1,890	$1,953	$2,111	$2,237	$2,372	$2,457	$2,226.0

Models Sent to D&P
May 23 Case (2)	1,715	1,743	1,851	1,957	2,067	2,161	1,955.8

Deltas
Scenarios 1 & 2 delta to May 23 Case	175	210	260	280	305	296	270.2
Delta as % May 23 Case	10%	12%	14%	14%	15%	14%	14%

The EBITDA projections in the May 23 model represented a 31% decrease as compared to the projections Apollo gave to the Banks in July 2007, which Morrison testified were the most accurate.  Tr. 127-28.  Only 13% of that decrease was made in the ten months prior to May 9.  The remaining 18% was made in the two weeks between May 9 and May 23.  However, while Apollo was busy reducing Huntsman’s projections, it neglected to reduce projected capital expenditures.  The May 23 model contains the same capital expenditure projections as the May 9 model and greater capital expenditure projections than the model given to the Banks.  These facts undermines the validity of the May 23 model.

To justify the drastic EBITDA reductions in the May 23 model, Plaintiffs claim that in May they received new information from Huntsman.  PX-1503; PDemX-3; Tr. 270-71 (Zaken).  But this argument only highlights the absurdity of Apollo’s May 23 projections.  Most of the information Plaintiffs claim to have received relates to Huntsman’s past performance.  PX-1503; Tr. 363-67 (Zaken).  None of the information concerns Huntsman’s expected financial performance beyond 2008.  PX-1503.  The only new information was the April 2008 flash report, which contained only Huntsman’s April 2008 results.  While those results were below forecast, it is a gigantic—and erroneous—leap to extrapolate an $11.2 million EBITDA miss in one month to a $1 billion decrease in Huntsman’s EBITDA over a five-and-a-half year period.  PX-415 at HXNDP00893; compare DX-2258 at DUFF034382 with DX-2495 at APL05500029.

Not surprisingly, Apollo’s maneuvering caused the revolver to “bust” in 2009 and served as the basis for the June 18 model upon which D&P relied in delivering its insolvency opinion.  Tr. 836-37 (Wisler); DX-2535.  In fact, the June 18 model Wisler relied upon contains Combined Entity EBITDA projections for the years 2009-2012 that are $23 million lower on average than the May 23 model.  DX-2535 at HXNDP001293.

b.                                       Plaintiffs Provided D&P Other Assumptions Skewed Toward Insolvency.

To bring about the desired result, Plaintiffs instructed D&P to use a variety of improper assumptions about fees and expenses allegedly due at closing, upfront pension funding, and anticipated synergies.  See Pretrial Br. 33-40.  One of the most egregious examples was the whopping $102 million fee Apollo tacked on for the first time during the first week of August 2008.  Ironically, at the same time, Hexion was requesting that Apollo to defer its annual fee of $2-3 million.  DX-3024; Tr. 115-16 (Morrison). Morrison Dep. 263.

i.                                         Plaintiffs Overstated the Upfront Pension Funding Obligation.

For their estimates of upfront pension funding, Plaintiffs relied exclusively on the opinions of their hired experts.  Significantly, however, none of them actually spoke with either the U.K. or U.S. pension regulators.  Moreover, each relied on a model created by Apollo that showed the Combined Entity would be insolvent at closing.  Tr. 1824-25 (Jones); Rosenberg Dep. 147-51; Jones Dep. 104.  Finally, to ensure that the experts did not stray off course, Wachtell worked closely with them to edit (and in some cases draft) the opinions they provided to D&P.  See Pretrial Br. 34-38.

Plaintiffs’ litigation expert on U.S. pension liability, Laura Rosenberg, opined to D&P that the Combined Entity would owe $200 million in pension liabilities at closing.  PX-730.  At the same time Rosenberg was preparing her opinion, however, the PBGC was attempting to negotiate a low-burden resolution with Hexion.  On May 30, 2008, Chris Gran, Hexion and Huntsman’s primary contact at the PBGC, contacted Hexion Treasurer George Knight to discuss the transaction.  In that conversation, Gran “suggested 4 alternatives for [the Combined Entity] to consider to alleviate [the PBGC’s] concerns.” DX-2708.  Of those four alternatives, not one envisioned day-one funding or immediate cash injections into the pension plans.  Tr. 1268-1269 (Carter); Rosenberg Dep. 397.  Rather than allowing Hexion to work with Gran to negotiate the minimum possible concession, Wachtell began working with Rosenberg to ghostwrite a story about PBGC funding demands that had no connection to reality.

The difference between Hexion’s actual discussions with the PBGC and Wachtell’s and Rosenberg’s imagined discussions with the PBGC is stark.  On June 10, 2008, only three hours after Rosenberg circulated her first draft, Wachtell’s Elaine Golin responded with their thoughts tracked as changes.  DX-2685 at FCI00002304.  One Wachtell insert suggests that, “Based on the . . . information presently available to PBGC, .. . . PBGC would request a funding package of [buckets] – totaling [$200 million].”  DX-2685 at FCI00002306 (emphasis added and brackets in original).  Despite the very recent communication from Chris Gran containing no request for upfront funding, Rosenberg inserted Wachtell’s exact language into her opinion. DX-2687 at FCI00000196.  In a later paragraph documenting its “thoughts,” Wachtell made known its “bottom line” for the Rosenberg analysis: “[Explain how termination works: bottom line is court ordered lien/judgment for $200 M]. . . . it is unlikely that the PBGC would accept anything other than [the full $200M] in cash at closing.”  DX-2685 at FCI00002307 (emphasis added and brackets in original).

On June 18, 2008, Rosenberg tendered the final version of her opinion letter to the Hexion board.  Rosenberg Dep. 305.  Meeting Wachtell’s “bottom line,” the Rosenberg opinion claims that, in this transaction, the PBGC will demand $200 million or will file a lawsuit seeking to terminate the pension plans.  DX-2705 at 8.  Plaintiffs offered no evidence at trial to support Rosenberg’s baseless assertions and no explanation for the disconnect between Rosenberg’s opinion and Hexion’s actual discussions with the PBGC.(4)

(4) At trial, John Spencer, former PBGC director of the Department of Insurance Supervision and Compliance, strongly disagreed with Rosenberg, referencing the PBGC’s stated policy of tailoring financially feasible settlements appropriate to individual transactions.  Tr. 1465; DX-3045 at 2.  Spencer testified there was no basis to believe that the PBGC would initiate an involuntary termination proceeding or threaten such proceedings to demand an additional $200M funding prior to close.  Tr. 1459-61.  According to Spencer, “the [PBGC] would be satisfied with protections that fall far short of fully funding the termination liability prior to the close of the Proposed Transaction, and, potentially, protections that do not involve any funding prior to close.” DX-3045 at 5.

Plaintiffs dealt with their U.K. pensions expert, Richard Jones from Punter Southall, in a similar manner.  Hexion CFO Bill Carter testified that Hexion had originally retained PwC to provide advice on U.K. pension-funding expectations.  Tr. 1256-57.  In Jones’ report, he acknowledges that the key question in determining the level of funding the trustees may require is to assess the effect of the transaction on the covenant.  DX-2376 at 13.  In late May 2008, PwC drafted letters to the U.K. trustees asserting that the resulting structure will have little minimal impact on the covenant.  DX-2250 at PCW0001757-58.  Shortly thereafter, Plaintiffs dropped PwC and replaced them with Punter Southall.  Tr. 1257 (Carter).  Carter never provided a credible explanation for the late switch.(5)

Wachtell informed Jones at the very beginning that he was likely to play a role in subsequent litigation.  Tr. 1824-25 (Jones).  Wachtell told him that “if [] analysis showed that the transaction couldn’t be completed due to solvency issues, then the nature of the litigation would be to get out of the transaction; to not have it complete.”  Jones Dep. 107 (emphasis added).  Wachtell then supplied Jones with an Apollo model showing insolvency.  Tr. 1810, 1824-25 (Jones).

Like Rosenberg, Jones never spoke with the trustees or anyone at Huntsman. Tr. 1796-97, 1812 (Jones).  Jones’s sole contacts were Wachtell’s Golin and Apollo’s David Sambur (with whom Jones spoke only twice).  Jones Dep. 125-126, Tr. 1814.  He did not consult PwC or Huntsman.  Tr. 1796-97.  This limited contact excluded many parties who might have clarified Jones’s analysis—a salient consideration given that, according to Jones himself, his conclusions are largely driven by “uncertainties” surrounding the transaction.(6)  When Jones prepared a draft

(5) At trial, Carter asserted concerns about conflicts at PwC.  Tr. 1259-60.  However, Carter admitted that there was no conflict cognizable under U.K. law.  Tr. 1314-15.  Moreover, Carter had discussed the matter with, and obtained satisfactory assurances from, the PwC partner involved.  Tr. 1259-1260.

(6) In detailing the “uncertainties,” Jones alleged that group guaranties might lose value (DX-2303 at PSL-VE00000045; DX-2376 at 34; Tr. 1822-1823), but he acknowledged that any such guaranty could be replaced by Apollo.  Tr. 1819-20.  As another “uncertainty,” Jones cited to inter-company loans that he claimed may have to be unwound if the Combined Entity became insolvent.  Tr. 1824.  However, Jones readily admitted that he had never seen the loan agreements—agreements that could easily be shown to the trustees or pension regulators to quiet concerns held by either entity—and he made no inquiry of Huntsman to gain certainty over these or other questions he had.  Tr. 1824.

of his opinion stating that, “[t]he only way to know for certain what would be acceptable to the Trustees and the Pension Regulator in a clearance application would be to enter negotiations with the Trustees and make a formal clearance application to the Pensions Regulator” (PX-1121 at WLRK000131888), Wachtell deleted that sentence from his report.  PX-1118.

Not surprisingly, Jones concluded there would be an immense day-one funding obligation based on a “self-sufficiency measure.”  Jones conceded, however, that the only way to know what would be required was to open negotiations with the trustees, but Hexion never did that.  Tr. 1800-01; Jones dep. 218-19; 236.  Huntsman’s Mark Cordingly, who was a trustee of Huntsman’s U.K. pension schemes from 2002 to 2006 and an active negotiator with pension trustees and the U.K. Regulator (Cordingly Dep. 152, 155, 182, 195-196), testified that based on his experience the Combined Entity would have no day-one pension funding liability.  Cordingly Dep. 38.  Aside from Jones’s tainted and unsupported conclusion, Plaintiffs never offered any factual evidence to the contrary.  Hexion’s CFO Bill Carter admitted at trial that Hexion’s reasonable best efforts obligation requires that Hexion’s objective be to secure the lowest pension number possible.  Tr. 1263.  Plaintiffs’ efforts to artificially inflate the pension funding for the Combined Entity directly contravene that obligation.

ii.                                     Hexion Underestimated Achievable Synergies.

By limiting the estimate of annual synergies to $250 million, Plaintiffs caused D&P to underestimate the enterprise value of the Combined Entity by approximately $150 million per year.  Hexion’s CEO Craig Morrison testified that the $250 million synergy estimate was “aggressive” (Tr. 38 (Morrison)), but Plaintiffs’ own synergy analysis describes this amount as “conservative,” states that “there are at least $250 million of incremental synergies from the Hexion/Huntsman combination,” and suggests that Hexion believed $450 to $600 million in synergy cost savings “could be achieved.”  PX-180 at 2.

Plaintiffs’ $250 million synergy estimate is substantially below the range of savings reasonably expected to be achieved from a merger of two specialty chemical companies.  For the recently announced $9 billion acquisition of Rohm & Haas, Dow Chemical announced “[a]t least $800 million in annual pre-tax synergies” phased in over two years, or approximately 9% of Rohm & Haas’ revenues.  DX-2568 at ROTH00924.  Hexion’s “minimum commitment” of $250 million is only slightly more than 2% of Huntsman’s $10.4 billion in revenues, yet Hexion itself realized $175 million in annual synergies from its own formation in 2005.(7)  PX-180 at HXN_DP_01282; DX-2191 at HXN05012009.  Ted Rouse of Bain testified that if the integration teams met the average external benchmark range, $140 million in additional synergies were available.  Tr. 587-89; DX-2441 at BAIN-HEX0001570.  Yet after paying Bain millions of dollars to improve upon Plaintiffs’ initial estimate of $250 million in synergies, Hexion has never acknowledged any improvement in that figure.  Tr. 581-83 (Rouse).

The trial evidence supports an estimate of at least $400 million in achievable synergy savings.  DDemX-39 (summarizing documents supporting synergy estimate).  At the integration kick-off meeting, Morrison, Bain, and the integration leads presented slides stating that $400 million was “achievable” and the “target” and “major focus” for synergy savings.  DX-2191 at HXN05011993, 05012047, 05012069.  By May 2008, Morrison told Don Stanutz and David Parkin that the $250 million amount “would be exceeded.”  Parkin Dep. 86; Stanutz Dep. 20, 219.(8)  Although Morrison claimed he only targeted $400 million to achieve $250 million in synergies (Tr. 41), this low expectation was never agreed to or accepted by Huntsman.(9)

(7) Morrison also underestimated the synergies achievable at Hexion.  The company initially announced expected synergies of $75 million from the formation of Hexion in 2005 (Morrison Dep. 75), but by March 2008, Morrison told an audience of Hexion and Huntsman employees that Hexion expected to achieve nearly $175 million in synergy savings, or more than double the amount initially announced.  DX-2191 at HXN05012009; Morrison Dep. 31-32.

(8) Plaintiffs’ Pretrial Brief suggests that Stanutz’s notes support Morrison’s estimate of $250 million in annual synergies.  Pls. Pretrial Br. 20.  In fact, Stanutz testified that the notes reflect the amount “thrown out” by Morrison as Hexion’s and Apollo’s “minimum expectations” at a meeting in November 2007 before Bain was engaged.  Stanutz Dep. 215.  Stanutz further testified that both he and Morrison “thought the combined company could achieve 400 million of synergies.”  Stanutz Dep. 20.

(9) Morrison testified that no one from Huntsman suggested a higher amount should be used for budgeting and planning purposes (Tr. 41-42), but in a February 29, 2008 email, just one week before the integration kick-off meeting, Peter Huntsman told Morrison:  “I am concerned about a $400MM savings going out through the company without proper clarification.  Again, no problem with the number, we just need to be careful that these sort of targets are carefully explained.  Unless we explain all of the components, many people think, $400MM divided by $50,000 per person equals 8,000 people gone.”  DX-3044 at HXN00034171 (emphasis added).

Because Hexion’s minimum estimate of $250 million underestimates achievable synergies and does not include additional synergies that Bain had not yet examined, D&P’s assumption of $250 million in synergy savings is flawed.

c.                                       D&P Failed To Consider Alternative Measures.

Both Hexion and Huntsman recognized that in the event of tight liquidity neither company would continue to operate in the same way.  As Morrison testified, there are always “levers to pull” to improve liquidity.  Tr. 80-81, 105-06, 115-16.  In its May 9 analysis Apollo itself identified a laundry list of “Potential Opportunities” to improve the Combined Entity’s liquidity.  DX-2495 at APL05500012.

Although Apollo furnished its list of potential opportunities to D&P, Wisler ignored them in his June 18 report.  JX-598.  He sought to excuse that failure by claiming that he got the impression from Zaken that they were merely part of a “brainstorming” session and none of the alternatives were viable.   Tr. 920; Wisler Dep. 398-99.  But this is contrary to reality.  As demonstrated by DX-3014 and Morrison’s own testimony, Hexion is currently engaged in an effort to improve its own liquidity by $150 million over the next three quarters by seizing many of the same “Potential Opportunities,” including reducing capital expenditures, improving working capital, exploring financings and asset sales, accessing trapped cash, and other measures.  Tr. 80-81 (Morrison).  Huntsman has also adopted similar measures from time to time to improve liquidity.  Esplin Dep. at 370; Tr. 1643-44 (Esplin).  As Huntsman CFO Esplin testified, had Plaintiffs approached Huntsman about their alleged concerns in May, Huntsman could have done a number of things to help in this regard.  Tr. 1648-49.  But getting Huntsman’s help would not have suited Apollo’s objective.

3.                                      D&P Failed To Talk to Huntsman.

In its opinion and report to the Hexion board D&P listed as a “Qualification” or “Limiting Condition” to its opinion the fact that it did not have “direct access to Huntsman management.”  JX-597 at DUFF019259; JX-598 at DUFF019228.  Rather than admit the obvious—that talking to Huntsman would have revealed what Plaintiffs were planning—Plaintiffs’ witnesses invented one excuse after another.

Both Wisler, the “independent” valuation expert, and Plaintiffs’ witnesses testified that the idea of talking to Huntsman simply never came up.  Kleinman Dep. 213-14; Morrison Dep. 201-02; Wisler Dep. 141-42.  Wisler went so far as to testify that he was not sure he would have talked with Huntsman management if Plaintiffs had allowed him to do so.  Tr. 907 (Wisler).  Nevertheless, he conceded that he could have learned more “accurate and updated information” about Huntsman’s contingent liabilities, and further conceded that PwC, Hexion’s original U.K. pension consultant, had requested to speak with Huntsman.  Tr. 908-911; DX-2821 at DUFF033085.  In addition, Wisler could have learned Huntsman management’s latest views about future projections, the impact of rising energy prices, foreign exchange rates, restructuring plans, plant outages, and other important events.  The importance of such information is of course why lack of direct access to Huntsman’s management had to be deemed a “Limiting Condition” to D&P’s opinion.  Moreover, as discussed below, such a discussion would also have revealed that the projections supplied to him by Hexion were artificially deflated.

Of course, in reality Plaintiffs did not want D&P to learn any of this from Huntsman because their goal was to “get out” of the transaction rather than work toward consummating it.  In addition, “Hexion believed that Huntsman would initiate litigation in Texas upon learning of Hexion’s concerns about the solvency of the combined company (as of course Huntsman did).”  Pls. Pretrial Br. 32.  The more interesting question, which goes to the credibility of Plaintiffs’ witnesses, is why they all went to such lengths to deny that fact.

C.                                    The Publication of the D&P Opinion Was Designed To Frustrate Consummation of the Merger.

When Hexion issued its June 18, 2008 press release announcing this lawsuit and the D&P insolvency opinion, it was in fact seeking to terminate the transaction.  Tr. 91 (Morrison).  Plaintiffs knew the likely consequences of their actions and intended to bring them about.  For example, Plaintiffs knew the D&P opinion and litigation filing would “kill the financing.”  Tr. 85 (Morrison).  They knew it would impair their ability to get a fair price for the epoxy assets being divested.  Pretrial Br. 15-16.  Key Banc’s Schneir testified it sent a clear message to those bidding for assets being divested that “Hexion wants out and will reach any resolution to get [it].”  Schneir Dep. 243.  Finally, they knew that it would ensure that any effort to seek alternate financing for the Merger would fail.  See Pretrial Br. 14-19.  Indeed, the whole point of the D&P opinion was to furnish a basis for not consummating the transaction.  As Craig Morrison admitted:  “We are seeking to terminate it.”  DX-2384 (emphasis added).

ARGUMENT

I.                                         PLAINTIFFS BEAR THE BURDEN OF PROOF ON ALL OF THEIR CLAIMS.

Plaintiffs, as the parties “seeking to avoid performance of a contract,” bear the burden of showing that Hexion’s performance is excused.  See In re IBP, Inc. S’holders Litig., 789 A.2d 14, 53 (Del. Ch. 2001); see also Energy Partners, Ltd. v. Stone Energy Corp., No. Civ. A. 2402-N, 2374-N, 2006 WL 2947483, at *6 n.55 (Del. Ch. Oct. 11, 2006) (“[A] plaintiff in a declaratory judgment action should always have the burden of going forward.’”) (quoting Rhone-Poulenc v. GAF Chem., No. 12,848, 1993 Del. Ch. LEXIS 59, at *7 (Del. Ch. Apr. 6, 1993)).  Plaintiffs acknowledge that they bear this burden.  Pls. Pretrial Br. 46 (citing Rhone-Poulenc, 1993 Del. Ch. LEXIS 59, at *6 (“The usual rule is that the burden of persuasion in a civil action rests upon him who makes the allegations.”)).  To the extent that Rhone-Poulenc discusses an exception to this rule, as Plaintiffs argue, it only applies when established case-law affirmatively requires burden shifting, such as when a party is on both sides of a transaction and must demonstrate the intrinsic fairness of the transaction.  Rhone-Poulenc, 1993 Del. Ch. LEXIS 59, at *7-8.  That limited exception does not apply here.

Plaintiffs thus bear the burden of proving that Hexion is entitled to scuttle its deal with Huntsman based on a supposed solvency concern.  See, e.g., Energy Partners, 2006 WL 2947483, at *6 n.55; Rhone-Poulenc, 1993 Del. Ch. LEXIS 59, at *6.  Because solvency is not a condition of the MA and because Huntsman is not a party to the CL, Plaintiffs’ argument that Huntsman bears the burden of establishing solvency has no merit.(10)

Plaintiffs, as the parties seeking to avoid their obligations based on the alleged occurrence of an MAE, also bear the burden of proof and persuasion on this issue. See Frontier Oil Corp. v. Holly Corp., No. Civ. A. 20502, 2005 WL 1039027, at *34-35 (Del. Ch. Apr. 29, 2005); Hollinger Int’l, Inc. v. Black, 844 A.2d 1022, 1090 (Del. Ch. 2004), aff’d, 872 A.2d 559 (Del. 2005); In re IBP, 789 A.2d at 53.  And, as in Rhone-Poulenc, Plaintiffs bear the burden of proving that they have acted in good faith.  1993 Del. Ch. LEXIS 59, at *8 (declaratory judgment plaintiff has burden of showing its actions under contract were taken in good faith).

On its affirmative claims for relief, Huntsman bears the burden of proving that Hexion has committed a breach of one or more of the covenants and obligations under the MA.  Interim Healthcare, Inc. v. Spherion Corp., 884 A.2d 513, 548 (Del. Super. Ct. 2005), aff’d, 886 A.2d 1278 (De. 2006).  If Huntsman carries that burden of proving a breach or threatened breach, § 8.11 of the MA expressly entitles Huntsman to “obtain” both (i) “a decree or order of specific performance to enforce the observance and performance of such covenant or obligation,” and (ii) “an injunction restraining such breach or threatened breach.”  See Gildor v. Optical Solutions, Inc., C. A. No. 1416-N, 2006 Del. Ch. LEXIS 110, at *39 (Del. Ch. June 5, 2006) (ordering specific performance where parties agreement provided for such relief as a matter of contract right).  Additionally, if Huntsman establishes that one or more of Hexion’s breaches of the

(10) Plaintiffs inappropriately rely on Mellon Bank N.A. v. Aetna Business Credit, 619 F.2d 1001, 1007-08 (3d Cir. 1980), to try to shift their solvency burden.  Pls. Pretrial Br. 47.  The plaintiff in Mellon bore the burden of proving solvency because the parties’ contractual promises were expressly conditioned on solvency.  619 F.2d at 1008 n.4.  The MA at issue in this case is not conditioned on solvency.  Instead, as discussed below, the CL contains a condition based on the delivery of a solvency certificate or opinion.  Huntsman’s counterclaim does not require or even ask the court to determine whether such a certificate or opinion of solvency can be delivered at closing, much less that the Combined Entity will be solvent.  Solvency therefore is relevant to Plaintiffs’ claims only insofar as Hexion seeks to avoid its contractual obligations.  Plaintiffs therefore bear the burden of proof on the issue.  See In re IBP, 789 A.2d at 53.

covenants under the MA was knowing and intentional, Huntsman will be entitled to pursue an award of damages pursuant to § 7.2(b) of the MA in the event that the Merger is not consummated.  See Letter from Vice Chancellor Lamb to parties, dated August 5, 2008; Ruling of the Court, dated July 9, 2008, Hearing Tr. 4.

II.                                     PLAINTIFFS’ SOLVENCY CLAIMS PROVIDE NO BASIS FOR HEXION TO GET OUT OF THE MERGER AGREEMENT.

There is no legal or contractual basis for Plaintiffs to raise the issue of solvency against Huntsman.  There is no better example of Hexion’s repeated and continuous violation of its obligation to use reasonable best efforts to consummate the Financing and the Merger than its determined efforts to “get out” of the MA by creating a solvency question.  Plaintiffs cannot legitimately claim that solvency is even an issue under the MA.  It is not.  See Pretrial Br. 20.  Plaintiffs’ solvency claims against Huntsman are an attempt to prevent the fulfillment of the conditions of the CL and use that as a way to get out of the MA.  This attempt must fail because their solvency argument fails at every step.

•                  First, there is no financing “out” in the MA for Hexion.  Hexion represented and warranted to Huntsman that it had sufficient financing for the transaction, and covenanted to use reasonable best efforts to consummate the Financing and the Merger.  JX-1 §§ 3.2(e), 5.12(a), 5.13(a).

•                  Second, there is no insolvency “out” in the MA for Hexion.

•                  Third, to the extent there is any issue related to solvency, Hexion is required to exercise its reasonable best efforts to fix it.  JX-1 §§ 5.12(a), 5.13(a).  Hexion specifically violated these covenants when it secretly procured and then publicized the improper and unprecedented “insolvency opinion” from D&P, which was designed to prevent or disparage a solvency opinion from a third-party expert or a certificate from Huntsman’s CFO (a right Huntsman specifically bargained for in the contract negotiations).  Tr. 421-23 (Nussbaum); PX-216.

•                  Fourth, even if there were a problem with solvency or delivery of a solvency certificate, and even if the Banks might try to use that as a basis for excusing their obligations under the CL, that is not Hexion’s issue to raise.  Hexion’s obligation is to address whatever problem exists and get the Banks to fulfill their obligations under the CL, even to the point of suing them.  JX-1 § 7.4.  Hexion has sued Huntsman instead.

•                  Fifth, Plaintiffs ask this Court to decide against Hexion now a potential future dispute with the Banks regarding their obligation to fund.  This is premature and improper, and the request itself is yet another knowing and intentional breach.

•      Sixth, this Court should reject Plaintiffs’ arguments because solvency per se is not an issue under the CL, which contains no solvency condition, representation, or warranty.  The relevant condition is the delivery of a solvency certificate or opinion.

•      Seventh, Hexion has not done what it is required under the MA to enhance solvency to consummate the Merger and Financing.  Among other things, Hexion has rejected an offer of equity and has attempted to frustrate the provision of  “free money” to backstop the Merger.  Until Hexion does what it is contractually obligated to do, it is improper for it to ask this Court to decide the issue of solvency.

•      Finally, Plaintiffs’ claim of insolvency is wrong on the merits. The unprecedented D&P insolvency opinion proves nothing besides Plaintiffs’ manipulations and Hexion’s breach of its contractual duties to Huntsman.  The “funding gap” is manufactured by Plaintiffs and their complaisant experts, as are their attacks on Huntsman’s projections.  There is every reason to believe that the Combined Entity will be solvent.

A.            Once a Compliant Solvency Certificate or Opinion Is Delivered, the Condition to the Banks’ Obligation To Fund Is Met.

The Banks’ obligation to fund pursuant to the CL is not conditioned on the merged company in fact being proven solvent in litigation.  Nor is it conditioned on a warranty from Hexion that the merged company will be solvent, as are many commitment letters.  Rather, it is conditioned on the receipt of a certificate from the CFO of Hexion, or from the CFO of Huntsman, or an opinion from an independent valuation firm:

The [Banks] shall have received (i) customary and reasonably satisfactory legal opinions, corporate documents, and certificates (including a certificate from the chief financial officer of [Hexion] or the chief financial officer of [Huntsman] or an opinion of a reputable valuation firm with respect to solvency (on a consolidated basis) of [Hexion] and its subsidiaries on the Closing Date after giving effect to the Transactions) (all such opinions, documents and certificates mutually agreed to be in form and substance customary for recent financings of this type with portfolio companies controlled by affiliates or funds managed by [Apollo]).

JX-218 at Ex. D ¶ 6.  As demonstrated at trial, this “solvency” certificate or opinion is a relatively simple form that states the conclusion that the merged company will be solvent.  JX-021; Tr. 760-62 (Price). This condition will be satisfied when such a certificate or opinion is delivered in good faith at closing.(11)  Nothing more will be required.  New York law – which governs the CL – neither requires nor permits review by a court or the Banks of anything beyond the four corners of the certificate or opinion.

That a condition precedent to funding under a CL can be satisfied by the production of a certificate from one of the two CFOs or an opinion from an independent valuation expert is not at all remarkable.  Certificates or expert opinions are commonly used in financing and banking transactions and often serve as a condition precedent to payment or funding in a variety of contexts.  For example, architects and engineers frequently provide certificates or opinions related to construction contracts, while oil inspectors provide certificates or opinions related to the delivery of oil.  See, e.g., Ardsley Constr. Co. v. Port Auth. of N.Y., 429 N.E.2d 414, 415 (N.Y. 1981) (engineer); Tufano Contracting Corp. v. Port of N.Y. & N.J. Auth., 18 A.D. 2d 1001, 1001 (1963) (same), aff’d, 1992 N.E. 2d 270 (N.Y. 1963); Amoco Oil Co. v. H. Grunewald & Co., 592 F.2d 745, 747 (4th Cir. 1979) (oil inspector) (applying New York law).

Permitting parties to establish by contract who will evaluate conclusively whether a particular condition has been satisfied promotes efficiency in commercial transactions in at least two ways.  First, it permits parties to allocate the rights, burdens, and expenses associated with making such an evaluation.  Second, it permits the parties to limit judicial review when they agree an issue should be resolved by professionals and with delivery of a certificate rather than by a prolonged dispute between the parties in court.  Courts will not “look behind” certificates or opinions that serve as conditions precedent to payment under a contract in the absence of bad faith, fraud, or palpable mistake appearing on the face of the certificate:

[W]hen a certificate is given it is conclusive upon the parties, and, in the absence of proof of corruption, bad faith, or misconduct on the part of the person designated, or palpable mistake appearing on the face of the certificate, neither party can be allowed to prove that such designated person decided wrongly as to the law or facts.

(11) In Chase Manhattan Bank v. Motorola, Inc., 184 F. Supp. 2d 384, 393-94 (S.D.N.Y. 2002), the court applied a “good faith” standard in determining whether a certificate was valid and concluded that it was not made in good faith because it was fraudulent.

O’Brien v. Mayor, 15 N.Y.S. 520, 524 (N.Y. Cir. Ct. 1891), aff’d, 19 N.Y.S. (N.Y. Term 1892).  If the certificate or opinion complies with those requirements, the condition precedent is satisfied and the contract must be performed. Id.; see also H.M. Hughes v. Sapphire Realty Co., 181 N.E. 2d 405, 405-06 (N.Y. 1962) (condition precedent requiring architect certificate was satisfied by delivery of certificate); Bullard v. Morgan H. Grace Co., 210 A.D. 476, 477 (N.Y. App. Div. 1924), 240 N.Y. 388 (N.Y. 1925) (condition precedent requiring inspection certificate from Argentine government as to quality of butter was satisfied by delivery of certificate).  In this case, although it is not a party to the CL, Huntsman specifically bargained with Hexion for the right to satisfy the CL funding condition with the delivery of a certificate from the Huntsman CFO.  It did so specifically to avoid the risk that Hexion would delay or prevent the deal from closing by refusing to deliver such a certificate.

Decisions involving payments under letters of credit are the same.  Like the CL, a letter of credit is a “commitment on the part of the issuing bank that it will pay a draft presented to it” as long as the conditions precedent to payment are satisfied.  United Bank Ltd. v. Cambridge Sporting Goods Corp., 360 N.E.2d 943, 948 (N.Y. 1976); see also 3Com Corp. v. Banco de Brasil, S.A., 2 F. Supp. 2d 452, 456 (S.D.N.Y. 1998) (bank has “duty” to pay under letter of credit upon submission of documents).  A bank is required to make a payment under a letter of credit upon the “presentation of documents” that are “genuine and conform in terms to the requirements of the letter of credit.”  Sztejn v. J. Henry Schroder Banking Corp., 31 N.Y.S.2d 631, 633-34 (N.Y. Sup. Ct. 1941).  These documents often take the form of certificates.  Blonder & Co., Inc. v. Citibank, N.A., 808 N.Y.S. 2d 214 (N.Y. App. Div. 2006) (payment on letter of credit conditioned upon receipt of “inspection certificate”).  Unless otherwise provided in the language of the letter of credit, banks are not “obliged or even allowed to go behind” the certificates to determine whether the goods actually conform unless the circumstances suggest fraud.  Sztejn, 31 N.Y.S.2d at 633; see also Blonder, 808 N.Y.S. 2d 214 (review of “inspection certificate” limited to four corners of certificate).

The trial evidence and testimony established that:  (i) Huntsman’s CFO Kimo Esplin is prepared to deliver a solvency certificate, and he can do so in good faith (Tr. 1561-62 (Esplin)); (ii) American Appraisal Associates expects to be able to deliver a solvency opinion to the Banks at closing (id.); and (iii) both Banks are prepared to fund the deal once a certificate or opinion meeting the requirements of the CL is delivered.  Tr. 719 (Price); Epley Dep. 146.

B.            The Combined Company Will Be Solvent, and Plaintiffs Have Not Proved Otherwise.

Even though the solvency or insolvency of the Combined Entity is not a ground for Hexion to avoid its obligations under the MA, the evidence at trial demonstrated that the Combined Entity would be solvent.

1.             Plaintiffs’ Insolvency Claims Are Part of Plaintiffs’ Bad-Faith Campaign To “Get Out” of the Merger Agreement.

Although D&P suggested that it might simply state that it was not in a position to issue an opinion of solvency, Wachtell and Apollo directed D&P to issue an opinion stating that the company was insolvent based on the three traditional solvency tests.  Pfeiffer Dep. 230.  This is unprecedented.  D&P admitted that it had never prepared, much less delivered, an “insolvency opinion” outside the context of litigation.  Pretrial Br. 12-13.  In the normal course, if a valuation firm entertained serious doubts about solvency, the transaction would be restructured or the valuation firm would simply advise its client that the firm could not deliver a solvency opinion if asked to do so.  Tr. 810-11 (Wisler).  So what, exactly, is the legitimate purpose of an insolvency opinion?  There isn’t one.  The only possible reason why Hexion would want an insolvency opinion would be to persuade others – the Banks, the markets, the Court – that the Financing should not go forward and the Merger should not take place.  Given Hexion’s contractual obligations, this was plainly an improper purpose.

2.             There Should Be No Funding Gap at Closing.

The analysis of Huntsman and David Resnick prove that Plaintiffs’ supposed funding gap is based on a sources and uses table that is riddled with basic miscalculations and extreme assumptions.  The necessary adjustments to Plaintiffs’ latest sources and uses assumptions are detailed in Resnick’s expert reports (DX-2964 at 9-15; DX-2963 at 3), his trial testimony (Tr. 1663-68), and Huntsman’s demonstrative exhibits (DDemX-31).

Approximately $250 million of the alleged funding gap is based on an overstatement of Huntsman’s debt at closing.  Plaintiffs’ model estimates $4.451 billion for Huntsman’s debt at closing.  PX—973.  Huntsman believes that number will be closer to $4.2 billion, which is close to the $4.005 billion assumed in Apollo’s deal model.  Tr. 1589-92, 1650 (Esplin).

Another $700 million of the alleged funding gap is comprised of the $390 million pension funding assumption that Plaintiffs slipped into the model at the last minute, Apollo’s $102 million fee that was not even added until after this litigation was filed, and Plaintiffs’ refusal to close simultaneously with the closing of this transaction the divestitures required to secure antitrust approval as they easily could.  DX-2299; DX-3040; Tr. 913-15, 960-63 (Wisler), 1281 (Carter), 1663-68 (Resnick); Schlanger Dep. 103.  As discussed above, the pension funding assumptions are baseless.  They are based on the litigation opinions of pension consultants who have not even bothered to negotiate with any relevant authorities.  Tr. 1252, 1254 (Carter), 1812-13 (Jones).  They are fabrications lobbed in for the purpose of adding insulation to Plaintiffs’ model.  Apollo’s $102 million fee is of the same ilk.  Whatever the contractual underpinnings for this fee, Apollo’s insistence on full payment at closing illustrates the lengths to which Apollo will go to avoid this deal.(12)  Even Plaintiffs appear to recognize the absurdity of Apollo’s claiming a fee in order to render the Combined Entity insolvent.  Notably the fee was not disclosed in D&P’s June 18 model (PX-973) or in Hexion’s July 1, 2008 letter that purported to explain D&P’s calculation of fees and expenses.  DX-2815 at HXN05013824.

Moreover, in stark contrast to Plaintiffs’ persistent drive to torpedo the transaction on solvency grounds, Huntsman shareholders have taken concrete steps to support consummation of the transaction by offering $500 million in an equity-like investment known as a contingent value right (“CVR”) and separately agreeing to a $416 million “backstop” payment to any equity

(12) Morrison’s testimony suggests that the fee is waivable or deferrable, perhaps at the option of the Hexion Board but at least with Apollo’s approval.  DX-3024; Tr. 115-117 (Morrison).

offering.  DX-3054.  While Hexion improperly rejected the CVRs in a matter of hours, it has conditionally accepted the $416 million “backstop” payment.  DX-2384, DX-3055.

3.             Huntsman’s July 2008 Projections Are Reasonable.

Plaintiffs’ claim of insolvency turns largely on acceptance of the highly pessimistic projections of Huntsman EBITDA Plaintiffs provided to D&P.  Nevertheless, at trial Plaintiffs offered no evidence to justify the assumptions underlying those projections.  By contrast, Huntsman demonstrated by extensive evidence that its updated EBITDA projections were reasonable.  Resnick’s analysis shows that, based on Huntsman’s updated projections, the combined entity is clearly solvent.

a.             The Evidence At Trial Validated the Reasonableness of Huntsman’s Projections.

On June 18, 2008, Hexion announced that it had filed this lawsuit alleging, based on the D&P opinion, that, after giving effect to the merger, the Combined Entity would be insolvent and that, as a result, Hexion would be unable to obtain its financing for the merger.  When Hexion finally provided Huntsman with the analysis underlying the D&P insolvency opinion on June 30, it was immediately apparent that Hexion had manufactured artificially low projections of Huntsman’s future earnings.  Tr. 1537, 1555 (Esplin).  See Pretrial Br. 41-42.

To update its own projections, Huntsman then had each of its divisions prepare new EBITDA projections for their respective businesses for the balance of the year 2008 and for the following five years.  See DX-2341-43, DX-3026, DX-3028; Tr. 1537-39 (Esplin).  Huntsman’s corporate officers then assembled the divisions’ individual projections into a company-wide projection.  See DX-3056; Tr. 1539-40 (Esplin).

In their Pretrial Brief, Plaintiffs disparage Huntsman’s July 25, 2008 projections as “garbage-in, garbage-out” and “hockey stick.”  Pls. Pretrial Br. 50, 51.  Asserting that to meet its $1.12 billion forecast for 2009 Huntsman would be required to earn 31% more than its current forecast for 2008, Plaintiffs argue that this would require “a dramatic turnaround in the business.”  Id. at 43.  But the evidence at trial showed that such an increase is very achievable.

b.             2008 Was An Extraordinary Year.

The premise implicit in Plaintiffs’ criticism is that 2008 constitutes a representative benchmark.  However, 2008 was anything but a normal year.  Although the best third party opinion available to Huntsman forecast the price of oil in 2008 to average $63.37 per barrel, the actual price in 2008 escalated to the unprecedented level of over $140 per barrel.  DX-3034 at 13; DDemX-16; Tr. 1015-16 (Huntsman).  While Huntsman does not buy oil, derivatives of oil are critical feedstocks for Huntsman’s products.  Tr. 1546-47 (Esplin).  Although the same source forecast the price of natural gas in 2008 to average $7.70 per MMBtu, that price rose to almost $14 per MMBtu.  DX-3034 at 13; Tr. 1017 (Huntsman); DDemX-17.  Natural gas is a critical component of Huntsman’s energy costs.  Tr. 1547 (Esplin)  While Huntsman moved quickly to increase its prices to keep up with rapidly escalating raw materials cost increases, the effects of its price increases tended to lag behind the accelerating raw material price increases.  Tr. 1018 (Huntsman); Tr. 1543 (Esplin).

In addition, the value of the U.S. dollar declined relative to the euro, the British pound and the Swiss franc.  Tr. 1019 (Huntsman), 1545 (Esplin).  Because approximately 50% of Huntsman’s fixed costs are in Europe, this also reduced Huntsman’s earnings to below projections.  Tr. 1544-45 (Esplin).  Not only did it increase the dollar amount of its indirect costs, but also it made imported products from the United States more competitive in European markets.  Tr. 1024 (Huntsman).  As a result of these factors and softness in certain end-use markets, Huntsman’s projected EBITDA for the full year 2008 will be the lowest in the last four years.  DX-3043 at 21.  But for these adverse macroeconomic factors, however, Huntsman would be on track today toward achieving its budgeted $1.187 billion EBITDA for 2008.(13)  Tr. 1545-46 (Esplin).

Recent developments in 2008, however, indicate that the commodity price and exchange rate shocks that characterized the first half of 2008 are reversing themselves and Huntsman will

(13) Unanticipated raw materials cost increases also adversely impacted Hexion’s financial results.  Tr. 111 (Morrison).  Hexion’s CEO conceded at trial that it was an industry-wide problem affecting all users of such raw materials.  Tr. 114 (Morrison).

encounter a more normalized environment in 2009.  Tr. 1546 (Esplin).  First, across its various businesses Huntsman’s efforts to increase its prices seem to be succeeding.  Id.  Second, the price of oil has declined from its July high to about $100 per barrel.  Id.  The price of natural gas has similarly dropped below $8 per MMBtu.  Tr. 1547 (Esplin).  Finally, the value of the euro has declined from over $1.55 to $1.42.  Tr. 1548 (Esplin).

c.             Huntsman’s Witnesses Demonstrated the Reasonableness of the Assumptions Underlying Its Projections.

Plaintiffs retained as “rebuttal experts” William Tittle, David McCoy, and John Schofield to criticize the reasonableness of Huntsman’s EBITDA forecasts for the Polyurethanes (PU), Pigments, and Textile Effects (TE) divisions respectively.  Because their depositions so exposed the errors in their criticisms, Plaintiffs did not offer their testimony at trial.  Nevertheless, because Plaintiffs’ expert Telly Zachariades purported to rely on these “rebuttal reports” for his conclusions about Huntsman’s projections, Huntsman presented at trial the testimony of the presidents of Huntsman’s PU, TE, and Pigments divisions, who not only vouched for the integrity of their respective divisions’ forecasts but also explained why Plaintiffs’ experts’ criticisms of Huntsman’s July 2008 forecast were wrong.  In addition, Huntsman’s CFO, Kimo Esplin, showed the Court a specific build-up of how Huntsman’s 2009 EBITDA forecast could be achieved.

i.              Polyurethanes

Tony Hankins explained that the July 2008 forecast was a “very accurate and realistic assessment” of the future prospects of PU.  Tr. 1124.  In the first half of 2008, the PU division earned 49% of its forecasted 2008 EBITDA, and exceeded its July 2008 EBITDA forecast by $4 million. Tr. 1124-25.  Setting aside the presently unknown effects of Hurricanes Gustav and Ike—which have effected the entire industry (Tr. 1120-21, 1125-26 (Hankins))—PU is on track to meet its 2008 EBITDA forecast.  PU has successfully implemented substantial price increases in America, Europe, and Asia without losing customers and while regaining in Q3 2008 the lost volume temporarily sacrificed in Europe as a result of the price increases. Tr. 1119-21, 1127 (Harris).

PU’s 2009 EBITDA forecast of $621 million—about $50 million more than PU’s 2008 forecast—is likewise reasonable and achievable for three key reasons.  Tr. 1132 (Hankins).  First, EBITDA is expected to increase by $27 million because of PU’s installation of new technology in its Geismar, Louisiana MDI plant to reduce cost and increase the production of specialty product.  Tr. 1133 (Hankins).  Second, EBITDA should increase by another $10 million because PU’s MDI plant in China is now operating at full capacity, eliminating the transportation cost associated with exporting MDI from Geismar to China.  Tr. 1133 (Hankins).  Third, the remaining increase in EBITDA is expected to come from the MDI growth projects being implemented by PU around the world. Tr. 1133.  MDI growth has averaged more than 7% over the last fifteen to twenty years, and growth is expected to increase because high energy costs and the concomitant need for conservation and insulation will increase the demand for MDI, “the most effective insula[te] in the world today.”  Tr. 1114, 1116 (Hankins).(14)

ii.            Pigments

Simon Turner testified that Pigments’ July 2008 EBITDA forecast is also reasonable and achievable.  Tr. 1354-56 (Turner).  Pigments projects that it will earn EBITDA of $44 million in 2008 and $97 million in 2009, levels well below Pigments’ average EBITDA over the last four years of $120 million.  Tr. 1354 (Turner).  Pigments has exceeded its July and August 2008 EBITDA forecast and, with a month to go, has already met its Q3 2008 forecast.  Tr. 1378-79 (Turner).  Turner explained that Pigments’ 2008 EBITDA forecast is premised on achieving a

(14) Prior to trial, Zachariades, relying on William Tittle, attacked the supply and demand assumptions underlying PU’s anticipated performance.  Tittle claimed that Huntsman had over-estimated MDI demand and under-estimated future supply expansions that would depress margins below that forecasted by Huntsman.  After Huntsman’s Pretrial Brief exposed the obvious errors committed by Tittle, and his admitted lack of foundation for his opinions (see Pretrial Br. 63-65; Tr. 1172-74), Plaintiffs distanced themselves from Tittle at trial. Compare Tr. 488-93 (Zachariades testified at his deposition that Tittle was the only PU expert he relied on); with Tr. 546 (Plaintiffs now claim that Tittle’s opinions do not have to be “a hundred percent on the money”).  Distance from Tittle is understandable since he testified that neither the Court nor Zachariades should rely on his estimate of future PU supply. Tittle Dep. 202.

year-end average price of $2,600/te.  Pigments has already increased its year-end 2007 prices by about $300/te and is only $150/te away from achieving its targeted 2008 year-end pricing.  Tr. 1348 (Turner).  Likewise, forecasted prices for 2009 are very attainable; they are only $150/te more than 2008 year-end prices.  Tr. 1349 (Turner).  Pigments’ forecast utilizes a “very prudent. .. . growth assumption,” for example, only 4% growth in Asia.  Tr. 1355 (Turner).  Additionally, Pigments has been “extremely prudent” in its forecast of direct costs, by assuming a lower than historical variable contribution margin.  Tr. 1346-47, 1350, 1355 (Turner).  Finally, Project Titan—involving the closure of one of Pigments’ high-cost plants and the expansion of one of its lower-cost plants—is expected to contribute about $65 million to EBITDA alone.  Tr. 1355-56 (Turner).(15)

iii.           Textile Effects

Paul Hulme testified that TE’s projections do not rely on any  “hockey stick” assumption that revenue will increase beyond historical levels.  Tr. 1214.  To the contrary, the business has historically delivered $1 billion of revenue per year with a 48% contribution margin (the difference between the revenue generated and the direct costs of manufacturing the product).  Tr. 1194.  The July 2008 projections forecast only modest revenue growth in line with world-wide GDP growth.  Tr. 1214 (Hulme); DX-2342 at 4.

Instead, the improvement in EBITDA from $37 million in 2008 to $92 million in 2009 derives from Huntsman’s ability to cut indirect costs and selling, general and administrative

(15) Plaintiffs’ pigments expert, David McCoy of TZMI, claimed that Pigments’ July 2008 forecast was “unreasonably optimistic” because Pigments (1) could not increase prices by more than 13% through 2009; (2) under estimated its future sulfuric acid and feedstock costs; and (3) had an inherent cost disadvantage from using the sulfate production process for TiO2.  McCoy was proven wrong on all counts.  First, since July 2007, Pigments increased its global average prices by 16%. See surpa at 28.  Second, Pigments’ July 2008 forecast actually estimated higher costs for sulfuric acid and feedstock ores than McCoy predicted. Tr. 1351-53 (Turner).  Had Pigments used McCoy’s forecasted acid costs, for example, its EBITDA would have been higher in 2009 and 2010 by $38 million and $24 million respectively.  Tr. 1352 (Turner).  Third, McCoy’s own pre-litigation publications cautioned that over-generalizations should not be made about the cost-effectiveness of the sulfate production process compared to the chloride production process; notably, TZMI’s 2007 cost report comparing the relative costs of all global pigment producers found Huntsman to be the second lowest cost producer. See Pretrial Br. 75-76.

expenses, factors that are largely under Huntsman’s control.  Tr. 1214-16 (Hulme).  After acquiring its TE business two years ago from Ciba at a bargain basement price, Huntsman immediately began restructuring the business.  Tr. 1197-98 (Hulme).  Although some of the benefits of the restructuring have not materialized until the second half of 2008 and raw material costs and adverse exchange rate movements have obscured the gains the business has already made (Tr. 1206-08 (Hulme)), the first two phases (Columbus I and II) of the restructuring have been completed and will deliver $32.7 million in annual savings in 2008.  Tr. 1203 (Hulme).  In 2009, the rate of annual savings from restructuring already put in place will rise to $54 million.  Tr. 1203 (Hulme).  The third phase of the restructuring (Columbus III) will deliver additional savings.  Tr. 1204-05 (Hulme).  Hulme’s impressive track record of restructuring other chemical businesses (Tr. 1182-87 (Hulme)) shows that he will likely succeed in restructuring TE as well.  As the recent headwinds in raw material prices and foreign exchange rates reverse and the recent trend of successful price increases by Huntsman and its global competitors continues to take hold (Tr. 1211-12 (Hulme)), TE should be in an excellent position to fully enjoy the benefits of the restructuring and meet (if not exceed) its projections.  Tr. 1216-17 (Hulme).

Zachariades asserts that TE will not succeed in carrying out its restructuring plan and that its two global competitors, Dystar and Clariant, are ahead in their restructuring efforts.  But both of those claims lack factual support.  Zachariades, who has no background in the textile effects industry, did no independent analysis to support his conclusions, but relied entirely on the rebuttal report of John Schofield, a retired Clariant executive.  Tr. 440, 483, 504-05, 518-22 (Zachariades).  But Schofield offered no credible support for Zachariades’s conclusion that TE’s Columbus restructuring plan had failed.(16)  Nor could Schofield provide any support for

(16) Schofield did not even bother to review the Columbus restructuring plan and its quarterly progress reports, choosing instead to rely on summaries.  Schofield Dep. 127-28, 137-38.  It is not possible to evaluate the Columbus plan without studying the detailed Columbus book.  Tr. 1198-1200 (Hulme); DX-2944.  Schofield’s lack of familiarity with the Columbus plan was shocking.  For example, Schofield was unaware of TE’s announcement in May 2008 that it will move its headquarters from Europe to Asia later this year.  Schofield Dep. 157; Yau Dep. 42-43 (discussing move of TE headquarters to Asia); DX-2942 (announcing move to TE employees).  In short, Schofield purported to criticize a plan that he never read, much less understood.

Zachariades’s assertion that Clariant and Dystar were ahead of TE in shifting manufacturing and technical support resources to Asia.(17)  Similarly, Schofield could not provide any facts to support Zachariades’s summary assertion that Huntsman will be unsuccessful in pushing through price increases to recoup rising raw material costs.  Schofield Dep. 129-37.  Huntsman’s testimony (Tr. 1209 (Hulme), Vermeer Dep. 17, Yau Dep. 24-25) concerning TE’s recent success in pursuing price increases is confirmed by the press releases from Dystar and Clariant detailing their own price increases and other market reports. DX-2350 (Dystar); DX-2946 (Clariant); DX-2954; DX-2603.

iv.                                    Huntsman’s CFO.

At trial Huntsman’s CFO, Kimo Esplin, showed the Court how Huntsman could reasonably achieve the $250 million increase in EBITDA Huntsman has forecast for 2009.  Tr. 1548-54 (Esplin).  First, in 2008 and early 2009 Huntsman will have completed several significant capital projects, including the addition of a new lower-cost Pigments manufacturing facility at its Greatham plant, a new low-cost maleic anhydride plant, and a new specialty chemicals line at its Geismar PU plant.  Tr. 1549-51 (Esplin).  The output of these new facilities will provide Huntsman additional sales and EBITDA in 2009 that did not exist in 2008.  Id.  In addition, in 2008 Huntsman suffered an unplanned outage at its Port Neches plant, which cost the company approximately $26 million in lost EBITDA in 2008.  Tr. 1550 (Esplin).  That plant is now back online and operating well.  See Pretrial Br. 67.  Esplin estimated that these capital projects would yield approximately $110 million additional EBITDA in 2009.  Tr. 1549-51; Esplin 1.

(17) Schofield freely admitted that he did not know how the current or historical headcounts, manufacturing bases, cost cutting, foreign currency impact or pricing in North America, Western Europe and Asia for the three companies compared.  Schofield Dep. 60, 75-76, 77-78, 88, 99-100, 101, 145-147, 201-03, 218, 240-44, 247-48.  Ultimately, Schofield had to admit that he did not know which competitor was further along in restructuring or shifting assets to Asia.  Schofield Dep. 249. Contrary to Schofield’s hypothesis, the industry research that Schofield cited indicates that Huntsman appears to be ahead of Clariant and Dystar.  DX-2857, CEH Marketing Research Report, Dyes (March 2008) at 105-114 (Clariant and Dystar retain more Western European dye production facilities); DX-2859, SRI Consulting, Textile Chemicals (July 2007) at 94 (discussing Dystar’s acquisitions of Rotta Group and Boehme Group in Western Europe and Huntsman’s plans to “expand significantly in Asia”).

Second, Huntsman has accomplished or has underway restructuring activities that will reduce its costs in 2009.  These include the closure of its St. Fons, France TE plant, its Columbus III restructuring program for its TE division, and further cost reductions in its Pigments business.  Tr. 1551-52 (Esplin).  Esplin estimated that these restructuring activities would add approximately $58 million to Huntsman’s 2009 EBITDA.  Tr. 1552; Esplin 1.

Third, Huntsman launched in Q3 2008 price increase initiatives in its PU, Pigments, TE, and Performance Products divisions.  Tr. 1552 (Esplin).  Obviously, Huntsman has not enjoyed the benefit of these new price increases for much of 2008, but the additional revenue should be available for the year 2009.  Esplin estimated the favorable impact of these increases on 2009 EBITDA at approximately $215 million.  Tr. 1552; Esplin 1.

Finally, reductions in raw material costs from assumed levels could substantially increase Huntsman’s profitability in 2009.  Tr. 1552-54 (Esplin).  In its July 2008 projections, Huntsman assumed, for example, that the cost of crude oil in 2009 would average $114 per barrel.  Tr. 1553 (Esplin).  The NYMEX futures price for 2009 crude oil was recently about $104 per barrel.  Every $10 decrease in the price of crude oil benefits Huntsman by about $140 million per year in the cost of its three largest raw materials alone.  Tr. 1553 (Esplin).  Similarly, in its July 25, 2008 projections, Huntsman assumed that the cost of natural gas for 2009 would be $11.41 per MMBtu.  The NYMEX futures price for natural gas was recently about $8.31 per MMBtu.  Tr. 1553-54 (Esplin).  Every $1 decrease in the cost of natural gas in North America benefits Huntsman by approximately $12 million.  Tr. 1553-54 (Esplin).  These reductions in raw materials costs alone could improve Huntsman’s 2009 EBITDA by $177 million over the 2008 level.  Esplin 1.

As Esplin explained, the potential value of all of these improvements over conditions that existed in the first half of 2008 exceeds $550 million.  Tr. 1554 (Esplin).  Moreover, none of these include any growth in Huntsman’s business other than the capital projects, and Huntsman’s PU business alone grows at about 7% per year.  Id.  Accordingly, the projected $250 million increase in Huntsman’s EBITDA for 2009 is very achievable.  Tr. 1555 (Esplin).  Indeed,

Huntsman’s 2009 EBITDA forecast of $1.12 billion is very close to Huntsman’s original forecast for 2008, which Esplin testified Huntsman would have achieved but for the adverse effects of unanticipated raw materials cost increases and foreign currency change rates.(18)  Tr. 1548-49.

4.                                      To Achieve Their Goal of Insolvency, Apollo and Hexion Reduced Their Earlier Estimates of Huntsman’s Future EBITDA to Unreasonably Low Levels.

Under other circumstances, it might be possible to objectively assess the reasonableness of Apollo and Hexion’s projections of Huntsman EBITDA.  In this case, however, any assessment of those projections must take into account the substantial evidence that Apollo and Hexion manipulated the projections to ensure that D&P would be able to render an insolvency opinion. See supra pp. 5-15.

At trial Plaintiffs presented no evidence—other than the conclusion of Zachariades—to support the reasonableness of their projections of Huntsman EBITDA.  Tr. 441 (Zachariades).  Plaintiffs’ projections of Huntsman EBITDA are about $2.5 billion lower than Huntsman’s over the five-year period.  Tr. 1555 (Esplin).  For 2009 Plaintiffs’ projection of $808.7 million in Huntsman EBITDA is not only lower than what Huntsman forecasts for 2008, but also lower than what Huntsman actually achieved in every year since 2003.  DX-3043 at 21.

As it turned out, Zachariades had no basis for concluding that Plaintiffs’ projections of Huntsman EBITDA were reasonable.  For critical assumptions underlying PU’s projected EBITDA, which comprises 51% of Huntsman EBITDA, Zachariades, who has no prior experience with the business, relied upon Plaintiffs’ expert, William Tittle (Tr. 488-93 (Zachariades); Zachariades Dep. 113, 118, 291, 305-06), who has all but confessed to being unreliable.  See Pretrial Br. 63-65.  Huntsman’s CFO Esplin showed the Court that Plaintiffs had erroneously reduced PU’s projected EBITDA by $150 million per year by assuming a growth rate of only 4% when Huntsman’s MDI business has historically grown at the rate of about 7.5% per year.  Tr. 1555-56.

(18) Huntsman’s CEO pointed out that Huntsman’s tonnage sales in 2008 were on target and its dollar revenues about $1 billion greater than forecast.  Tr. 1013 (Huntsman).

For Performance Products, another business in which Zachariades has no prior experience (Zachariades Dep. 24-5), Zachariades did not analyze the assumptions underlying Plaintiffs’ projections other than to muse about future demand for surfactants and past reliability at one of Huntsman’s plants.  Tr. 497-500; Zachariades Dep. 318-20.  Esplin showed that Plaintiffs underestimated Performance Products’ projected EBITDA by about $100 million per year by omitting the additional income expected from licensing maleic anhydride technology and new fixed-margin ethylene glycol tolling contracts.  Tr. 1557.  Even Zachariades conceded that Plaintiffs’ projections for Advanced Materials EBITDA looked “a little conservative.”  Zachariades Dep. 284.

Similarly, Zachariades made no attempt to assess TE’s restructuring plans, relative costs, or volume growth, the driving forces behind TE’s projections.  Tr. 519-22 (Zachariades).  In fact, Plaintiffs’ projections gave Huntsman no credit whatsoever for having reduced its TE costs through its restructuring programs.  Tr. 1557-58 (Esplin).  And for Pigments, whose future is driven by direct costs and pricing, Zachariades performed no relative cost analysis, reviewed no cost contracts, and made no effort to analyze future prices.  Tr. 507-17 (Zachariades).  Moreover Plaintiffs’ Pigments projections have not taken into account the $65 million in annual EBITDA to be contributed by shifting production from a high-cost European plant to Huntsman’s new lower-cost Greatham facility.(19)  Tr. 1557 (Esplin).  No wonder Professor Zmijewski concluded: “Mr. Zachariades did not provide sufficient analysis, and sometimes didn’t provide any analysis of the underlying assumptions for [Plaintiffs’] forecasts, and therefore has little, in many cases no foundation for the underlying assumptions and therefore no foundation for his opinion.”  Tr. 1424 (Zmijewski).

(19) Esplin also demonstrated that Plaintiffs substantially increased Huntsman’s assumed working capital by arbitrarily inflating Huntsman’s accounts receivable.  Although Huntsman’s actual experience is that its accounts receivable represent 53 days of outstanding sales, Plaintiffs’ accounts receivable calculation translates into 58-62 days of outstanding sales, for which there is no rational basis.  This has the effect of decreasing Huntsman’s liquidity by at least $161 million. Tr. 1558-59 (Esplin); Esplin Demo 2.

5.                                      Huntsman’s Inability To Meet Its Prior Projections Due to Unanticipated Raw Materials Cost Increases Does Not Undermine the Credibility of Its July 25, 2008 Projections.

Finally, Plaintiffs contend that the Banks would be justified in rejecting Huntsman’s July 25, 2008 projections because Huntsman has missed its prior forecasts.(20)  Pls. Pretrial Br. 50-51 & n.18.  At trial Huntsman explained that unanticipated raw materials cost increases and foreign currency exchange rates accounted for the variance in 2008.  Tr. 1542-46 (Esplin).  Raw materials cost increases also accounted for Huntsman’s inability to meet its forecasts in the prior two years.  Tr. 1560-61 (Esplin).  At trial Hexion’s CEO admitted he could not fault anyone who does not successfully predict raw materials costs.  Tr. 114 (Morrison).  He testified that forecasting future raw materials costs is almost impossible.  Hexion itself does not attempt to forecast future raw materials costs, even by reference to the best available third-party forecasts, but arbitrarily forecasts they will remain flat.  Tr. 113-14 (Morrison).  Hexion has missed its own forecast this year because of the inaccuracy of that approach.  Tr. 111 (Morrison).  Thus Huntsman’s inability to meet its forecast in years where raw materials costs have increased unexpectedly does not undermine the credibility of its forecasting in normal years.  Moreover, Huntsman’s own banks have loaned Huntsman over $4.3 billion (DX-3043 at 12), which is better proof of Huntsman’s credibility with banks than Plaintiffs’ speculation.

6.                                      The Combined Entity Will Be Solvent at Closing.

The traditional standards for solvency determinations are not in dispute here.  D&P cited the tests—the balance sheet, cash flow, and capital adequacy tests—in its June 18 Hexion Board presentation, and Resnick testified that he uses the same tests in his practice.  JX-598 at DUFF019277; Tr. 1658, 1662 (Resnick).  The inputs for, and proper application of, the tests are very much in dispute.

(20) As further support for its claim that Huntsman’s forecasts are unreliable, Plaintiffs have seized on Esplin’s use of the term “50/50,” which Plaintiffs contend means there is only a 50% chance of making budget.  Pls. Pretrial Br. 30-32.  At trial, however, Esplin explained that what he meant by the term is a budget neither too aggressive nor too conservative, but rather right down the middle.  In a normal distribution curve, it would be the most probable outcome.  Tr. 1536, 1611-12 (Esplin).  Aiming for the most probable outcome would not make a forecast unreliable.

a.                                       Balance Sheet Test.

The crux of D&P’s June 18 insolvency analysis under the balance sheet test is its enterprise valuation of $11.35 billion.  JX-598 at DUFF019282.  On its face, that valuation is highly suspect, given Plaintiffs’ valuation only a few months earlier of $15.685 billion.  DX-3031 at APL05024114.  More than any other single number D&P derived from the model Plaintiffs crafted in June for D&P’s use, the $11.35 billion enterprise value—a plummet of over $4 billion from Plaintiffs’ own valuation a few months earlier—drives D&P’s insolvency opinion.

In large measure, the source of this discrepancy is D&P’s acceptance of Plaintiffs’ newly minted and highly pessimistic projections for Huntsman.  Given the limits on what was shared with Wisler’s opinion team in June, his team may have been in the dark about how radically Plaintiffs had haircut their previous Huntsman projections.  But even given the carefully circumscribed information available to Wisler’s team about Plaintiffs’ prior projections, a crucial objective of D&P’s due diligence should have been obtaining full information about the current prospects for Huntsman’s business over the long term.  In particular, did Huntsman management, the people most knowledgeable about Huntsman’s operations and finances, agree with Plaintiffs’ drastic downward revisions?

On this crucial question Wisler decided simply to bury his head in the sand.  He denied any interest in talking to Huntsman management.  Tr. 907.  Remarkably, at trial he even disavowed his own presentation to the Hexion Board, which had more forthrightly acknowledged that the lack of direct access to Huntsman management was a limitation and qualification to his insolvency opinion.  Tr. 904-06.

Resnick’s analysis reflects a fundamentally different perspective.  At his initial meeting with Huntsman management in early July, Resnick listened to their preliminary reactions to the recently-disclosed D&P back-up materials, but of course reserved judgment.  Tr. 1660-61.  He frankly acknowledged the need to turn a critical eye to Huntsman’s projections and test management’s ability to defend them.  Tr. 1661-62.  Resnick did so, and he also checked Huntsman’s record on meeting its projections before 2008, finding that Huntsman had missed its

2003-2007 projections by about 8 to 10 percent.  Tr. 1688-90.  Moreover, Resnick diligenced the combined company model based on Huntsman’s projections by comparing the model’s output with that of models developed by Apollo and the Banks; his analysis showed the Huntsman model for the combined company to be in the middle of the pack.  Tr. 1691-93; DDemX-26.  In short, Resnick’s access to the most knowledgeable source of information about Huntsman’s future performance, a source about which Wisler professed not even a glimmer of curiosity, provided a solid foundation for Resnick’s solvency analysis.

In addition to accepting a limitation that foreclosed the possibility of a truly balanced and independent evaluation of Huntsman, Wisler made a number of choices designed to depress value under the three enterprise valuation methods he used.

First, Wisler’s use of comparable company stock prices to derive a valuation multiple over EBITDA (the “public company” valuation method) failed to account for stock prices over time, relying instead on stock prices on a single day in June (and one day in July for his expert report).  JX-598 at DUFF019285; PX-718 at Ex. 5, p. 15.  The resulting valuation multiple of approximately 7 times EBITDA significantly undervalues the combined company.  The approach typically employed by investment bankers looks at stock prices and resulting EBITDA multiplies over a longer period to arrive at a longer-term measure of value; using that more inclusive method, the valuation multiple under the public company method would be 8.9 times EBITDA.  Tr. 1680-82 (Resnick); PX-813.(21)

Second, with respect to the precedent transaction method of enterprise valuation, Wisler’s choice of purportedly comparable transactions is seriously flawed, once again producing a depressed enterprise valuation.  Tr. 1682-86 (Resnick).  Wisler relied on a number of transactions involving commodity chemicals companies, which trade at lower EBITDA multiple values than the specialty chemicals companies that are comparable to the combined company.  Tr. 1682 (Resnick).  Using a corrected and updated set of comparable transactions, Resnick

(21) Because he was not asked to perform his analysis from scratch, Resnick did not employ this longer-term multiple and conservatively used the same lower single-point multiple that Wisler used.  Tr. 1680-81 (Resnick); DX-2963 at 18, 38.

derived a valuation multiple of 10 times EBITDA—well above the 7 to 8 times multiple Wisler used for the Hexion Board presentation and his expert report (JX-598 at DUFF019288-89; DX-2964 at 13, 18), yet well below the 12.4 times EBITDA multiple from Dow’s agreement to acquire Rohm & Haas in July.  Tr. 1682-86 (Resnick).

Third, Wisler’s discounted cash flow (“DCF”) valuation was most affected by Plaintiffs’ manipulation of Huntsman projections, because the cash flows Wisler discounted depended heavily on the model Plaintiffs furnished to D&P.  Here, Wisler’s lack of interest in the views of Huntsman’s management was matched by choices that inflated the discount rate and thus deflated enterprise value.  Tr. 1693-96 (Resnick).

Not satisfied with the case for insolvency he purported to make to the Hexion Board on June 18, Wisler advanced a new so-called “market analysis” for estimating enterprise value in his August 1 report.  PX-718 at Ex. 5, pp. 21-30.  Wisler’s “market” method takes advantage of the drop in Huntsman’s stock price after Plaintiffs’ public pronouncements and lawsuit on June 18, a bootstrapping operation if there ever was one.  The attempt should be rejected not only as a display of chutzpah, but also because it is nonstandard and unreliable.  Tr. 1700-01, 1750-53 (Resnick); DX-2963 at 9-11.  At best, Wisler’s exercise indicates that Apollo hoped to make handsome returns paying $28 per share for Huntsman.  Tr. 932-94 (Wisler).  Similarly, Wisler’s embrace of equity analyst reports about Huntsman to support his litigation opinions is disingenuous; such reports were available when he presented his opinion to the Hexion Board, but he ignored them.  In fact, the pre-June 18 equity analyst reports Wisler cites in his August 1 report contain Huntsman EBITDA projections for 2009-2010 considerably higher than those in the model Wisler used to support his Hexion Board presentation.  Tr. 1777-79, DDemX-22.

At trial, Resnick, an experienced investment banker who (unlike Wisler) has testified many times on solvency issues, explained valuation methodologies and supported his $15.4 billion enterprise value.  Tr. 903-04 (Wisler), 1659, 1677-99 (Resnick).  In a last-ditch attempt to rebut Resnick’s enterprise valuation during his cross-examination, Plaintiffs were forced to abandon D&P and rely on lawyer-constructed manipulations of the traditional methodologies

D&P itself followed.  Plaintiffs’ counsel offered up two exhibits, PX-1531 and PX-815, that purported to calculate negative net asset values under the balance sheet test with three critical changes to what Wisler presented to the Hexion Board and in this Court.  Tr. 1730-31, 1738-39 (Resnick).  Specifically, in his insolvency presentation and expert report, Wisler, as is customary, (1) used a DCF methodology as an input to his enterprise valuation (albeit one based on Plaintiffs’ low-ball projections), (2) included multiples based on 2009 EBITDA in his valuation multiple analyses, and (3) valued synergies separately rather than include them in the EBITDA used with his valuation multiples.  JX-598 at DUFF019283 (DCF), DUFF019289 (2009 multiples), DUFF019282 (separate synergies valuation); PX-718 at Ex. 5, pp. 14 (DCF), 18 (2009 multiples), 13 (separate synergies valuation).  In PX-1531 and PX-815, however, Plaintiffs’ counsel threw each of these D&P-endorsed methods overboard to contrive negative net asset value scenarios.  PX-1531 (no DCF valuation or 2009 multiples); PX-815 (use of low multiple with EBITDA including synergies).  The exhibits, which Plaintiffs unsurprisingly did not attempt to introduce through Wisler, are of no probative value.

The other major contributor to Wisler’s June 18 insolvency conclusion under the balance sheet test was his adoption of Plaintiffs’ synergies estimates.  Wisler valued the expected synergies from the merger separately in his balance sheet test, a method Resnick endorsed as well.  Tr. 824, 833 (Wisler); 1670, 1737 (Resnick).  The annual synergy estimate Wisler adopted and valued, however, was the amount ($250 million annually) uniformly viewed as the minimum, most conservative estimate—until Plaintiffs set about to scuttle the merger.  In his diligence, Resnick surveyed the information available before Plaintiffs changed course, and he found ample support for the synergy projections used in his solvency analysis.(22)  Tr. 1672-75;

(22) While Plaintiffs tried to make much at trial of a snippet from Parkin’s deposition testimony that he was asked to “scrub” his initial synergy estimates, Parkin’s complete deposition testimony explains what he meant.  Parkin Dep. 154-57.  Parkin testified that he “pressure tested” his synergies estimate by averaging the low and high values he originally estimated, looked at the target line bases, and determined whether there were synergies that might be realized sooner.  Parkin Dep. 156-57.  Parkin reviewed the Bain database of synergy data, conferred with Huntsman team leaders to get their best synergy estimates, and used his substantial prior experience to formulate a reasonable estimate of what synergies Bain, Hexion, and Huntsman would have developed at the end of the integration process.  Parkin Dep. 132-33, 145.

DDemX-39; see also PX-180.  In any event, even if one accepted the floor estimate for synergies around which Plaintiffs and D&P “circled the wagons” in June (Tr. 1676-77 (Resnick)), the combined company passes the balance sheet test.(23)

b.             Cash Flow and Capital Adequacy Tests.

For the cash flow and capital adequacy tests of solvency, the extremely pessimistic projections for Huntsman in the model Plaintiffs constructed for D&P produced, as expected, inadequate liquidity for the combined company.  See Pretrial Br. 42.  At his deposition, Wisler denied having an opinion on what level of cash flows and revolver availability would be adequate, or on whether the model used by Resnick showed adequate liquidity.  Tr. 862-64, 869-60 (Wisler); Wisler Dep. 380-81, 396.  At trial, Wisler simply adopted the testimony of a single Huntsman division president, Don Stanutz, on required liquidity, despite Stanutz’s lack of responsibility for Huntsman’s financial management and the contrary opinions of Huntsman’s CFO and Treasurer.  Tr. 936 (Wisler); Esplin Dep. 370; Douglas Dep. 114-15.  Resnick consulted with Huntsman’s finance team and, after making the appropriate adjustments to Wisler’s work, concluded that the combined company’s cash flows passed the cash flow and capital adequacy tests that Wisler purported to apply.  Tr. 1702-07 (Resnick).(24)

Plaintiffs make much of the preliminary LBO model Huntsman’s financial staff prepared on July 1, 2008, which shows a small funding gap and tight liquidity.  PX-666.  Esplin explained at trial that the model was created in the space of a few hours between the time on June 30 when Hexion finally provided Huntsman with the analysis underlying the D&P opinion and the scheduled July 1 Huntsman board meeting.  The purpose of the exercise was to evaluate the

(23) See DDemX-35 ($3,722 million less the $1,596 million difference in PV of Synergies between Wisler and Resnick equals $2,126 million in Net Asset Value).

(24) This opinion was fully disclosed in Resnick’s expert reports and at his deposition.  DX-2964 at 4, 26-29; Resnick Dep. 213-15.  Resnick’s sensitivity, or downside, scenario appropriately tests capital adequacy by, as Wisler suggested, adopting a “set of operating stresses” (Tr. 802 (Wisler)) and assessing their impact on liquidity.  Tr. 1707-10 (Resnick); DDemX-25.  Wisler’s criticism of Resnick’s downside case makes the fundamental error of assuming capital expenditures would not be reduced in a low-growth, low-margin operating environment.  Tr. 1707-09.  Applying to Resnick’s base case the much larger downside haircut Deutsche Bank applied to its much higher base case is plainly inappropriate.  Tr. 1774-77; DDemX-26.

D&P analysis.  To that end, Huntsman obtained from Merrill Lynch a template that replicated the D&P model and populated it with different numbers that it obtained from a quick survey of its division managers.  Tr. 1599, 1647-48 (Esplin); Douglas Dep. 75-76, 81-82.  From that preliminary analysis Huntsman employees were able to identify a number of “glaring errors” in the D&P analysis, which they felt severely undermined its credibility.  Based on their limited diligence the morning of July 1, Huntsman management concluded it was likely that the combined entity would be solvent and that further analysis would confirm that.  Tr. 1108-09 (Huntsman), 1606, 1647-49 (Esplin); Heskett Dep. 203-04; Esplin Dep. 315-16; 319-20.  Following the July 1 board meeting, of course, Huntsman prepared a thorough set of updated projections.  See supra Part II.B.3.  Based on its additional and more carefully considered work, Huntsman revised the LBO model, and subsequent iterations show the combined entity to be comfortably solvent.  E.g. DX-3053; Douglas Dep. 131-33.

As Resnick explained, an assessment of capital adequacy must also consider actions that will enhance liquidity, because management will not “sit on their hands” if they think liquidity may become tight.  Tr. 1710-14; DDemX-42.  His opinions regarding liquidity-enhancing options are supported by evidence from Huntsman, as well as Apollo and Hexion, and by recent shareholder initiatives.  See supra p. 4.

Resnick’s thorough and careful analysis demonstrates that Plaintiffs’ insolvency gambit grossly overreached.  Resnick was not asked to render a from-scratch solvency analysis, because a technical solvency issue is not properly before the Court.  He was asked only to evaluate and adjust Wisler’s work to shed light on Plaintiffs’ tactics.  Based on traditional techniques and a solid, fully diligenced base, the spectre of insolvency Plaintiffs concocted vanishes.(25)

(25) Although perhaps a minor point, the suggestion that Huntsman misled Resnick about the role of Towers Perrin in Huntsman’s U.S. pension work is particularly unwarranted.  Tr. 1715-21 (Resnick cross).  In a passage from the Cordingly deposition that counsel did not read to Resnick, Cordingly confirmed that Towers Perrin was working on the PBGC pension credit issue Resnick cited in his report.  Cordingly Dep. 172-73; DX-2964 at 10.

7.             Contrary to Plaintiffs’ Argument, Market-Based Projections and Valuations Are Not Superior to Management Projections.

Plaintiffs contend that “market price” valuations of the combined company should be accorded greater weight than valuations created on the basis of Huntsman’s internal projections and further that Huntsman’s internal projections should be disregarded as “too aggressive.”  Pls. Pretrial Br. 49, 51.  These contentions fly in the face of Delaware’s stated preference for management projections prepared in the ordinary course of business.  A party can deviate from such projections only when it can demonstrate “legitimate reasons” for doing so.  In re Emerging Comm., Inc., C. A. No. 16415, 2004 Del. Ch. LEXIS 70, at *54-5 (Del. Ch. May 3, 2004); Prescott Group Small Cap, L.P. v. Coleman Co., C. A. No. 17802, 2004 Del. Ch. LEXIS 131, at *76-7 (Del. Ch. Sept. 8, 2004); Taylor v. Am. Specialty Retailing, No. 19239, 2003 Del. Ch. LEXIS 75, *7 (Del. Ch. July 25, 2003) (rejecting valuation based on assumptions “more pessimistic” than management’s).

None of the three cases cited by Plaintiffs support a contrary conclusion.  All three involved situations in which a court was conducting a retrospective analysis. In re Iridium Operating L.L.C., 373 B.R. 283 (Bankr. S.D.N.Y. 2007); VFB L.L.C. v. Campbell Soup Co., 482 F.3d 624, 631 (3d Cir. 2007); In re Hechinger Investment Co., 327 B.R. 537 (D. Del. 2005). Consistent with the principles stated above, in those circumstances a court might consider market evidence to be more reliable than “values created with the benefit of hindsight for the purpose of litigation.”  Hechinger, 327 B.R. at 548.

Moreover, even Plaintiffs own cases recognize that market data is only one data point.  In re Iridium, 373 B.R. at 347.  Another one – indeed the “starting point” for a solvency analysis – is management projections.  Id. (quotation omitted).  Since Huntsman’s management “has the best first-hand knowledge of a company’s operations,” its projections should be preferred over the projections of third parties, including market participants and Plaintiffs’ expert.  Doft & Co. v. Travelocity.com Inc., C. A. No. 19734, 2004 WL 1152338, at *5 (Del. Ch. May 20, 2004).

III.                            WITH APOLLO, HEXION HAS REPEATEDLY COMMITTED NUMEROUS KNOWING AND INTENTIONAL BREACHES OF THE MERGER AGREEMENT.

A.            The Plain Language of the Merger Agreement Requires Hexion To Use Its Reasonable Best Efforts To Consummate the Merger and the Financing.

Plaintiffs have made the question whether Hexion used “reasonable best efforts” to consummate the Financing and the Merger easy for the Court to decide.  They admit that Hexion has done nothing to obtain supplemental financing or equity or to address in any way the issues giving rise to Plaintiffs’ claimed solvency concerns.  Even worse, Plaintiffs rejected out of hand offers of additional financing, and only grudgingly and conditionally accepted an offer of over $416 million in “free money.”  DX-3032; Tr. 1030-32 (Huntsman).  Doing nothing – and repulsing efforts of others to do something – obviously cannot satisfy Hexion’s broad obligations to use its reasonable best efforts to consummate the Financing and the Merger pursuant to §§ 5.12(a) and 5.13(a) of the MA.  Hexion has knowingly and intentionally breached these covenants.

Plaintiffs’ only defense is that Hexion is not required to use any efforts because Hexion’s obligations with respect to financing are encompassed fully and exclusively in § 5.12 and relate only to the “Financing,” i.e., the financing provided pursuant to the CL with Credit Suisse and Deutsche Bank.  See JX-1 § 3.2(e) at 27.(26) Plaintiffs argue that, whatever the circumstances, Hexion’s sole obligation is to seek “Alternate Financing” pursuant to § 5.12(c) if the Financing “becomes unavailable.”  Pls. Pretrial Br. 67. In other words, Plaintiffs’ claimed justification for Hexion’s refusal to use reasonable best efforts rests on a perverse interpretation of the MA that construes a narrow provision (§ 5.12(c)) broadly, and two broad provisions (§§ 5.12(a) and 5.13(a)) narrowly.  This position is untenable.

(26) Any suggestion that all financing obligations of Hexion are set forth in § 5.12 because the heading of the section is “Financing” is frivolous.  Section 8.4(d) of the MA states that headings “shall be disregarded in construing the language contained therein.”  JX-1 at 63.  In addition, the heading could just as easily be read as referring only to the defined term “Financing.”

1.             Section 5.12(a).

Hexion’s obligation in § 5.12(a) to use reasonable best efforts to consummate the Financing is absolute and unqualified:

[Hexion] shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in the Commitment Letter including (i) using reasonable best efforts to (x) satisfy on a timely basis all terms, covenants and conditions set forth in the Commitment Letter…and (z) consummate the Financing at or prior to Closing; and (ii) seeking to enforce its rights under the Commitment Letter.

JX-1 at 48-49.

This section contains no “except” or other qualifying language, and Plaintiffs cannot plausibly argue in favor of a restrictive interpretation of the words “all actions” and “all things.”  Section 5.12(a) in plain and unambiguous terms requires Hexion to use its reasonable best efforts to take all actions and do all things necessary, proper, or advisable to consummate the Financing and, specifically, to satisfy the conditions in the CL.

Hexion has knowingly and intentionally, and repeatedly and continuously, violated this covenant.  Indeed, Plaintiffs have focused their efforts on trying to prevent the consummation of the Financing.  Rather than taking steps to enhance solvency and facilitate the delivery of a solvency certificate to the Banks, Hexion has tried to make the combined entity appear insolvent.  To address any claimed solvency issues, Hexion should have consulted with Huntsman to address any potential issues, taken steps within its own business, and, if necessary, sought out and obtained supplemental financing or equity.  But rather than comply in good faith with its affirmative obligation to make these reasonable best efforts to consummate the Financing, Hexion has done the exact opposite.

2.             Section 5.13(a).

Hexion agreed in § 5.13(a) to use reasonable best efforts to take all actions and do all things necessary, proper, or advisable to consummate the Merger:

Except to the extent that the parties’ obligations are specifically set forth elsewhere in this Article V, upon the terms and subject to the conditions set forth in this Agreement (including Section 4.2), each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the Financing including [listed actions].

JX-1 at 49-50 (emphasis added).

Plaintiffs try to use the phrase in § 5.13(a), “Except to the extent that the parties’ obligations are specifically set forth elsewhere in this Article V,” as an all-purpose escape hatch from Hexion’s reasonable best efforts obligation.  It is not; indeed, in some instances this clause makes it clear that all efforts, not just reasonable best efforts, are required.  See, e.g., JX-1 § 5.4 (“hell or high water” covenant to obtain antitrust approval, requiring Hexion to “take any and all action necessary”).  The “except” language does not appear in or apply to the best efforts obligation of § 5.12(a) at all, but even as to § 5.13(a) it does not work in the way Plaintiffs claim.  The “except” clause is narrow, not broad, and it provides for an exception to the broad reasonable best efforts obligation in § 5.13(a) only to the extent that the parties’ obligations are specifically set forth elsewhere in Article V.

Section 5.12(c) simply states that if the Financing becomes unavailable, Hexion is required to seek Alternate Financing.  But that is all it covers.  Plaintiffs therefore cannot claim that § 5.12(c) preempts the field with respect to Hexion’s obligations more generally to obtain whatever financing or equity may be necessary to consummate the Merger or argue that § 5.12(c) governs in situations where the Financing has not become unavailable.

In any case § 5.12(c) does not apply in this case because the Financing has not become unavailable.  The CL has not been terminated or modified in a manner materially adverse to Hexion, and the Banks have stated that they will fund if a compliant solvency certificate is delivered.  Tr. 719 (Price); Epley Dep. 146.  Plaintiffs interpret the “becomes unavailable” language to mean “might become unavailable” or “reasonably believed to be unavailable in the future,” but that is not what § 5.12(c) says.  A useful contrast is provided in the preceding subsection, which provides that Hexion must notify Huntsman when a party “intends” or “believes” certain things.  JX-1 § 5.12(b).(27)

(27) These include when “(ii) any financing source that is a party to the Commitment Letter notifies Parent that such source no longer intends to provide financing to Parent on the terms set forth therein, or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Commitment Letter on the terms described therein.”  JX-1 § 5.12(b).

But even if the Financing had become unavailable, that would still not excuse Hexion’s refusal of the offered equity.  Nussbaum testified that Alternate Financing “would need to be financing on terms no less favorable to Hexion for the transaction to work and, by definition, that would mean debt.”  Tr. 405.  But § 5.12(b) does not use the word “debt.”  New equity would have a lower coupon than the existing debt financing (Hexion does not pay dividends), there would be no burdensome covenants, and there would be no final maturity for the new equity.  All of these factors would lead any rational company to conclude that the terms of equity were no less favorable than existing debt financing.  That Plaintiffs argue otherwise only serves to demonstrate their reflexive confusion of Apollo’s interests with Hexion’s.  Raising equity or equity equivalents, such as the CVRs offered by several Huntsman shareholders, in order to enhance solvency or help close a purported funding gap at Closing is clearly something Hexion is obligated to do.  This is particularly true since the issuance of new shares would not harm Hexion itself.  Enterasys Networks, Inc. v. Gulf Ins. Co., 364 F. Supp. 2d 28, 31 (D.N.H. 2005) (to the extent issuance of equity is a “loss,” it is experienced by shareholders rather than the corporation).

Nor can Plaintiffs argue that the obligation of both parties in § 5.13(a) to use reasonable best efforts to do “all things” and take “all actions” to consummate the Merger and the Financing encompasses only matters similar to those listed after the word “including” in that section.  But the words “all things” and “all actions,” and the rest of the text of the reasonable best efforts clauses are not ambiguous, and it is not necessary to refer to other language to ascertain their meaning.  Any resort by Plaintiffs to canons of construction would be improper because they are generally applied only where a word is capable of many meanings and, generally, should “not be used to create uncertainty in an otherwise unambiguous term.”  Richard A. Lord, Williston on Contracts § 32:6 (4th ed. 2008).  More specifically, ejusdem generis does not apply because the clause precedes rather than follows the enumerated items and the term to be interpreted is not a general term such as “and the like.”  See In re State, 708 A.2d 983, 988 (Del. 1998); In re Katrina Canal Breaches Litig., 495 F.3d 191, 219 (5th Cir. 2007).  An argument based on a variation of the maxim expressio unius est exclusio alterius(28) lends no support to Plaintiffs’ cause, as the use of the word “including” in the provision demonstrates the parties’ clear intent not to limit or define the clause by the enumerated items.  St. Paul Mercury Ins. Co. v. Lexington Ins. Co., 78 F.3d 202 (5th Cir. 1996); see also JX-1 § 8.4(d) (“including” as used in MA means “including without limitation”).

3.             The Negotiating History of the Merger Agreement Is Irrelevant, But Actually Supports Huntsman’s Reading of the Contract.

Plaintiffs introduced extrinsic evidence regarding the negotiating history of the MA in an effort to bolster their improper reading of its plain terms.  Because the terms of the MA are plain, extrinsic evidence is not relevant and should not be considered by the Court.  Regardless, the extrinsic evidence favors Huntsman’s interpretation of the contract.

Delaware courts “adhere[] to an objective theory of contracts, under which a court does not resort to extrinsic evidence ‘to interpret the intent of the parties, to vary the terms of the contract or to create an ambiguity’ when the contract terms are unambiguous.”  Seidensticker v. Gasparilla Inn, Inc., C.A. No. 2555-CC, 2007 WL 4054473, at *1 (Del. Ch. Nov. 8, 2007).  Where “contract language is clear and unambiguous, the parties’ intent is ascertained by giving the language its ordinary and usual meaning” and parol evidence is not permitted.  Northwestern Nat. Ins. Co. v. Esmark, Inc., 672 A.2d 41, 43 (Del. 1996).  Where a reviewing court determines that the operative language of a contract is not ambiguous, it must, “as a matter of law, ‘determine[] the legal operation of the contract – its effect upon the rights and duties of the parties.’”  Segovia v. Equities First Holdings, LLC, C.A. No. 06C-09-149-JRS, 2008 WL 2251218, at *8 (Del. Ch. May 30, 2008) (citing Corbin on Contracts § 24.3 (1998)).  Here,

(28) The canon expressio unius est exclusio alterius has been translated as “the expression of one thing is the exclusion of the other.”  See, e.g., Palese v. Del. St. Lottery Office, C.A. No. 1546-N, 2006 WL 1875915, at *3 (Del. Ch. June 29, 2006).  Delaware courts considering the maxim in regard to contract interpretation have generally found it to be inapplicable.  See, e.g., Legacy v. Lorillard Tobacco Co., 831 A.2d 335, 345 (Del. Ch. 2003); Delmarva Health Plan, Inc. v. Aceto, 750 A.2d 1213, 1216 (Del. Ch. 1999).  The Delmarva court noted that this canon is “more commonly applied in the statutory, rather than contractual, interpretative process[,]” that “[g]reat caution is required in [its] application[,]” and that “some authorities consider it to be unreliable[.]”  Id. at 1216 n.12, 1217 n.23.

Plaintiffs have already acknowledged that “the terms of the contract are clear and thus extrinsic evidence is not required.”  Pls. Pretrial Br. 60.

In any event, the negotiating history does not favor Plaintiffs.  Nussbaum testified that the initial “Bid Form (Financial Sponsor Version)” draft of the MA circulated by Huntsman’s counsel to several potential bidders in early June 2007 contained provisions referencing both a Debt Financing Commitment Letter and an Equity Financing Commitment Letter.  PX-98 § 3.2(e) at 25-26.  Apollo did not delete or change that provision in the mark-up it returned on June 12, 2007 (PX-125 § 3.2(e) at 26), because it understood that the Banks might require an equity commitment.  Tr. 424-25 (Nussbaum).  Apollo later asked Huntsman to delete it because Apollo determined that the Banks would not require an equity commitment, and Huntsman was advised that the debt financing under the CL would provide more than adequate financing to consummate the transaction.  Tr. 425 (Nussbaum); PX-149 § 3.2(e) at 28.  Nussbaum recalled no discussion on the question whether Hexion would or would not be required to seek supplemental financing or would have the right to reject equity.  Tr. 407, 430.

Plaintiffs try to attach great significance to the deletion of the provision for an equity commitment, but Nussbaum was closer to the mark when he characterized it as “kind of boilerplate in any financial sponsor deal.”  Nussbaum Dep. 95.  Because Apollo chose to acquire Huntsman through Hexion rather than a newly formed shell company – or Newco – established for purposes of the acquisition, there was less concern about ensuring that the acquiring company had substance via an equity commitment or sponsor guarantee. There is thus nothing in the negotiating history that shows the parties intended to relieve Hexion of the responsibility to seek supplemental financing or equity if necessary, proper, or advisable to fulfill its obligation to use reasonable best efforts to consummate the Financing and the Merger.  Given the broad language of reasonable best efforts obligations in §§ 5.12(a) and 5.13(a), the deletion of the language regarding an equity commitment and sponsor guarantee does not suggest that Hexion would be under no obligation in any circumstances to seek additional or supplemental financing.(29)

(29) On the contrary, the negotiating history shows that the parties did not intend that Hexion would be relieved of any liability beyond the $325 million Termination Fee in the case of a “Debt Financing Receipt Failure.”  In a June 20, 2007 marked-up draft (PX-152 at S&S002207), Apollo proposed such an amendment to § 8.11, and it was rejected.  The drafting history thus indicates that the parties understood that Hexion’s financing obligations were not limited to the Financing.

The drafting history of § 5.13(a) also belies any assertion that it was intended to apply only to matters similar to those listed in the “including . . .” clause.  The first draft of 5.13(a) did not have the “including” clause, but simply stated a broad obligation to do “all things” and take “all actions” to consummate the Merger.  PX-98 § 5.13(a) at 45.  The “including” clause with specific items was proposed by Apollo.  PX-125 § 5.13(a) at 49.  The fact that Apollo proposed that certain specific actions be defined and specifically limited as they are in § 5.13(a) does not derogate from the breadth of the basic obligation set forth in that section from the beginning.

B.            Hexion’s Numerous Breaches of the Merger Agreement.

The trial evidence showed numerous knowing and intentional breaches of the MA by Hexion, repeated over a period of months, at the direction of and with the participation of Apollo.

1.             Consummation of the Merger and the Financing.

Hexion has knowingly and intentionally breached its obligations under § 5.12(a) and § 5.13(a) to use its reasonable best efforts to consummate the Financing and the Merger.(30) As the trial record demonstrates, Hexion has used its most vigorous efforts to do just the opposite: to undermine the Financing and to “get out” of the Merger.  These actions were designed to defeat the common goal of the parties to close the MA and directly contravene Hexion’s obligations.  See Pegasystems, Inc. v. Carrekar Corp., C.A. No. 19043-NC, 2001 WL 1192208, at *9 (Del. Ch. Oct. 1, 2001) (defendant breached its duty to use “best efforts” to market plaintiff’s products

(30) Hexion’s obligation of “best efforts” requires “more than good faith” and requires that Hexion “pursue all reasonable methods,” Kroboth v. Brent, 215 A.D.2d 813, 814 (N.Y. App. Div. 1995) and “as its essence,” requires that the obligor exercise diligence.  2 E. Allen Farnsworth, Farnsworth on Contracts § 7.17c, (3d ed. 2004).  Moreover, where the obligation is of best efforts towards a common goal – as is true here – “it is not open to the promissor to take account solely of its own interest to the exclusion of that of the promisee.”  2 Farnsworth, supra, at § 7.17c; Bloor v. Falstaff Brewing Corp., 601 F.2d 609, 614-15 (2d Cir. 1979) (finding that defendant’s failure to give “fair consideration” to the interests of its counterparty violated its duty to use best efforts).  Thinking only of its own interest, to the exclusion of Huntsman’s, is precisely what Hexion did.  See Morrison Dep. 234-38 (explaining that Hexion acted only in the interests of its shareholders).

if it marketed competing products). In addition to the affirmative efforts to destroy the transaction, Plaintiffs have foregone opportunities to solve any real problems that might exist.

These breaches have included:

•                  Secretly manufacturing an unprecedented insolvency opinion rather than discussing with its merger partner the concerns it had regarding solvency..

•                  Seeking to destroy the Financing by telling the banks that the Combined Entity will be insolvent.

•                  Failing to satisfy the conditions of the CL.

•                  Failing to seek any form of supplemental debt or equity financing.

•                  Failing to obtain antitrust clearance.

•                  Filing this preemptive lawsuit.

•                  Announcing in the July 18, 2008 Press Release that they intended “to terminate” the MA.  DX-2384; see also Tr. 90-91 (Morrison).

•                  Refusing CVR and financing proposal.  See generally Pretrial Br. 7-19.

Hexion attempts to excuse its actions by invoking its Board’s fiduciary duties.  Plaintiffs appear to argue that the Board was entitled to take actions to frustrate the Merger because it would be disadvantageous for Hexion.  Pls. Pretrial Br. 63-64.  But a reasonable best efforts obligation applies even if it has turned out that the contract is not favorable for a party. See Pfizer Inc. v. PCHS Health Sys. Inc., 234 A.D.2d 18, 19  (N.Y. App. Div. 1996) (defendant bound to its best efforts obligations to promote plaintiff’s products “even if the agreement . . . has become disadvantageous to defendant”).  Plaintiffs cite Martin v. Monumental Life Ins. Co., 240 F.3d 223, 234-35 (3d Cir. 2001), as holding that a best efforts clause did not require a party “to make repeated unprofitable marketing expenditures” in selling life insurance.  Pls. Pretrial Br. 63-64.  But Plaintiffs distort the case.  Martin did not involve refusing to sell insurance, but rather how to sell it.  Here, the object of the MA is clear.  Plaintiffs have made no efforts to consummate the Merger, much less used their reasonable best efforts to take all actions necessary, proper, or advisable to bring it about.

Plaintiffs also cite cases where clauses were invalidated because they conflicted with a board’s fiduciary duties. Paramount Comm, Inc. v. QVC Network, Inc., 637 A.2d 34, 51 (Del.

1993); Quickturn Design Sys. v. Shapiro, 721 A.2d 1281, 1292 (Del. 1998); Great W. Prods. Co-op. v. Great W. United Corp., 613 P.2d 873, 878 (Col. 1980).  Pls. Pretrial Br. 64.  These cases do not support Plaintiffs’ argument.  Here, there is no issue of the Board’s restricting its ability to seek out and evaluate alternatives to maximize shareholder value (Paramount), or of the Board’s being restricted in the recommendation it could provide to shareholders whether to approve a transaction (Great W. Prods.).  Quickturn is even less relevant because it did not involve a contract with a third party at all, but a poison pill that the court held improperly circumscribed the board’s statutory power to manage the company.  Hexion’s Board long ago made the decision to bind the company to the obligations to a third party set forth in the MA. There is no issue here about whether the Board was restricted in seeking out or evaluating alternatives, or making recommendations on shareholder actions.  The Board might believe that the MA is no longer favorable for Hexion, but Hexion must still perform the contract or face the consequences for breach.

Even if performance of its obligations under the MA did result in a breach of fiduciary duty by Hexion’s Board, that would not excuse Hexion from its contractual obligations.  The Court in Halifax Fund, L.P. v. Response USA, Inc., C.A. No. 15553, 1997 WL 33173241, at *1-2 (Del. Ch. May 13, 1997), explicitly rejected such an argument. Plaintiffs were preferred stockholders with an unconditional right to convert their preferred shares to common shares, which the company had suspended.  Id. at *2.  In response to the preferred stockholders’ claim for breach of contract, the company argued that it was justified because it had an overriding duty to act in the best interests of the common stockholders.  Id. at *3-4.  The Court rejected this, holding that “[t]here is no fiduciary duty that excuses management [or directors] causing the corporation to breach its fundamental contractual obligations,” and any argument to the contrary is “palpably wrong as a matter of law, and merits swift summary rejection in the strongest possible terms.”  Id.

Similarly, in Corwin v. DeTrey, C.A. No. 6808, 1989 Del. Ch. LEXIS 166, at *5-7 (Del. Ch. Dec. 1, 1989), the court held that a board’s action in complying with actions required under a reasonable best efforts clause could not sustain a claim for breach of fiduciary duty.  Corwin involved a claim by stockholders that directors breached their fiduciary duties by not avoiding a merger agreement that contained an inadequate and unfair merger price.  Id. at *3.  The stockholders argued that the directors could have avoided the merger agreement by not obtaining the requisite financing and allowing the merger agreement to lapse on the termination date.  Id. at *6.  The court rejected this argument, observing that although the merger agreement contained a termination date, the party that chose to terminate had a corresponding duty to use best efforts to obtain financing prior to the termination date.  Id.  The company could not avoid the merger agreement by refusing to obtain financing because that would constitute an actionable breach of the best efforts provision of the merger agreement.  Id.  As the court held, “the directors of the selling corporation are not free to terminate an otherwise binding merger agreement just because they are fiduciaries and circumstances have changed.”  Id. at 4.

2.                                      Other Covenants Pertaining to the Financing.

Pursuant to § 5.12 of the MA, Hexion undertook a number of covenants that Hexion knowingly and intentionally breached in order to “get out” of the MA.

a.                                       Covenant To Satisfy Conditions to Commitment Letter.

Pursuant to § 5.12(a) of the MA, Hexion covenanted to “use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in the CL, including (i) using reasonable best efforts to (x) satisfy on a timely basis all terms, covenants and conditions set forth in the Commitment Letter . . . .”  JX-1 at 48.  The CL has very few conditions, one which is the delivery at closing of a solvency certificate from the CFO of Hexion or Huntsman or a solvency opinion from a reputable valuation firm.  Rather than use reasonable best efforts to obtain a solvency certificate or opinion, the trial record demonstrates that Hexion has used its best possible efforts to undermine such a certificate or opinion.  There can be no question that Hexion has knowingly and intentionally breached the covenant of § 5.13(a).  See Pretrial Br. 23-28.  In addition to those listed above, these breaches have included:

•                  Failing to work with Huntsman to address the alleged solvency issue.  Tr. 81 (Morrison); see also supra p. 15.

•                  Impairing Hexion’s ability to successfully negotiate with pension authorities and to obtain fair prices for divestitures by publicly announcing supposed solvency concerns and its intention to terminate the transaction.  See supra pp. 10-13.

•                  Failing to take steps to enhance solvency and to take advantage of opportunities identified by Plaintiffs in their May 9 materials.  DX-2495 at APL05500012; see also supra pp. 4-5.

•                  Refusing to defer the $100 million transaction fee allegedly owed to Apollo at closing.  Tr. 179-80 (Carter).

Hexion tries to justify its procurement of the D&P insolvency opinion by arguing that it acted “in furtherance of a specific obligation in another contract provision (§ 5.12(b))” to give Huntsman notice “if at any time . . . for any reason [Hexion] no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Commitment Letter on the terms described therein.”  Pls. Pretrial Br. 62.  This argument is specious.  Section 5.12(b) requires that notice be given of certain facts.  It does not require Hexion to create information or facts in order to give notice of them to Huntsman, sue Huntsman, issue detrimental press releases, or give meretricious “insolvency opinions” to the Banks without seeking to solve the problems or discuss them with Huntsman.

b.                                       Covenant To Keep Huntsman Informed.

Pursuant to § 5.12(b), Hexion covenanted that it would “keep [Huntsman] informed with respect to all material activity concerning the status of the Financing contemplated by the Commitment Letter and shall give [Huntsman] prompt notice of any material adverse change with respect to such Financing.”  “Without limiting the foregoing,” Hexion covenanted “to notify [Huntsman] promptly, and in any event within two Business Days, if at any time . . . for any reason [Hexion] no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Commitment Letter on the terms described therein.”  Hexion’s breaches of this covenant include:

•                  Hexion never informed Huntsman about discussions between Apollo and the Banks regarding a funding gap that existed as soon as Apollo increased its offer from $27.25 to $28 per share.  Supra 3.

•                  Hexion never informed Huntsman that Apollo had discussed with Credit Suisse a possible equity commitment as the credit markets weakened in 2008.  Tr.  769 (Price).

•                  Hexion never advised Huntsman of its supposed concerns regarding solvency and its plan to obtain the D&P insolvency opinion even though it and Apollo continued to meet with Huntsman under the pretense of integration planning.  Tr. 80, 82 (Morrison); Tr. 321-2, 354-6 (Zaken).

Plaintiffs claim that Hexion was not required to inform Huntsman of its alleged concerns about solvency and its engagement of D&P prior to June 18, when it filed suit against Huntsman to get out of the Merger, because it was not until that date that Hexion “no longer believed in good faith that it could obtain the financing.” Hexion insists that § 5.12(b) obligated Hexion only to inform Huntsman of its activities once it no longer believed in good faith that the Financing would be available.  Pls. Pretrial Br. 65.  Hexion appears to base this claim on its interpretation of the second sentence in § 5.12(b), which required Hexion to notify Huntsman within two business days “if for any reason [Hexion] no longer believes in good faith that it will be able to obtain all or any potion of the Financing . . . .”

But Huntsman is not saying that Hexion had a duty to inform Huntsman of an event that never occurred.  Hexion never formed a good faith belief that it would not be able to obtain the Financing (except to the extent that Hexion might have formed a belief that Apollo would never permit it to obtain the Financing).  More relevant is the first sentence of § 5.12(b), which requires Hexion to keep Huntsman informed “with respect to all material activity concerning the status of the Financing contemplated by the Commitment Letter.” The engagement of D&P to “examine” solvency was clearly “material activity concerning the status of the Financing.”  If it had been legitimate, Huntsman would have been asked to participate to see if any concerns could be resolved.

Hexion’s failure to involve Huntsman in the analytical process further breached its good faith and contractual obligation to use its reasonable best efforts to facilitate consummation of the MA by cooperating with Huntsman.  See Pretrial Br. 25, 28-30; see also Great Western, 613 P.2d at 878; see also Bloor v. Falstaff Brewing Corp., 601 F.2d 609, 614–15 (2d Cir. 1979) (a

defendant’s failure to give “fair consideration” to the interest of its counterparty violated its duty to use “best efforts”).

c.                                       Covenant To Refrain from Impairing the Financing.

In § 5.12(b), Hexion covenanted that it “shall not, and shall not permit any of its Affiliates to, without the prior written consent of [Huntsman], take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to materially impair, delay or prevent consummation of the Financing contemplated by the Commitment Letter . . .”  Hexion’s CEO, Craig Morrison, testified at trial that Hexion’s procurement and disclosure of D&P’s insolvency opinion could be expected to impair or prevent the Financing.  Tr. 85.

Plaintiffs contend that the procurement of the D&P opinion did not violate § 5.12(a) because the Hexion Board had a fiduciary duty to inform itself.  Pls. Pretrial Br. 63. But there is no evidence that the Board procured the D&P opinion in order to “inform itself.”  Rather, it was done at the instance of Apollo and its litigation counsel to frustrate the Financing and the Merger and to pursue litigation against Huntsman.  That a hypothetical board in similar circumstances might have consulted with a valuation expert has no relevance to the conduct of the Hexion Board here.

Plaintiffs argue that Hexion was contractually bound under the CL to provide the insolvency opinion to the Banks because it was obliged to “keep the banks informed.”  Pls. Pretrial Br. 63.  Again, this argument founders on the assumption that Hexion was acting in good faith, which it was not.  Hexion had no duty under the CL to provide the Banks with a manipulated insolvency opinion procured without honoring its covenant to consult and cooperate with Huntsman for the purpose of fulfilling Apollo’s direction to Hexion to get out of the MA.  Furthermore, Plaintiffs cite no provision of the CL (including none in the “Conditions Precedent” in Exhibit D thereto) to support their argument that a failure to provide information pursuant to § 4 in the manner that it did would give the Banks an “out” under the CL.

3.                                      Public Announcements.

Hexion knowingly and intentionally breached § 5.8 of the MA when it issued its press release regarding the D&P insolvency opinion without consulting Huntsman.  Indeed, Hexion’s CEO had a telephone conversation with Peter Huntsman on June 18, just before the press release, and never advised him of it.  Tr. 79-80 (Morrison).  Hexion’s breach of this covenant was blatant and willful.

4.                                      Antitrust Clearance.

Section 5.4 of the MA includes a “hell or high water” covenant that requires Hexion to “take any and all action necessary” to obtain antitrust approval for the merger (§ 5.4(b)), and prohibits Hexion from taking “any action with the intent to or that could reasonably be expected to hinder or delay the obtaining of” antitrust clearance (§ 5.4(c)).  JX-1 at 41-43; Nussbaum Dep. 56-57.  Hexion has been deliberately dilatory.  Specifically, as of the last day of trial, only 16 days from the Termination Date, Hexion has not even certified compliance with the FTC, much less obtained antitrust clearance.  Tr. 1834, 1846-47 (Rich).

5.                                      The Implied Covenant of Good Faith and Fair Dealing.

Even if it were assumed (arguendo) that Hexion had a technical defense to any of the foregoing breaches, the trial record plainly reflects that Hexion has knowingly and intentionally devoted its most rigorous efforts to defeat rather than fulfill the purpose of the MA.  A more plain breach of the covenant of good faith and fair dealing is difficult to imagine.

Plaintiffs’ efforts to escape the consequences of those breaches are unavailing.  Plaintiffs argue that the MA exempts from the damages cap only “knowing and intentional” breaches of covenants, but not the implied “obligation” of good faith and fair dealing.  Pls. Pretrial Br. 72.  Plaintiffs avoid the word “covenant” in describing this claim, instead labeling it an “obligation” six times in the course of their half-page discussion of this issue.  Of course, the covenant of good faith and fair dealing is indeed a “covenant,” and holding Hexion liable for knowing and intentional breaches of it is perfectly consistent with Plaintiffs’ stated rationale for agreeing to uncapped damages for breaches related to matters within Hexion’s control.  Tr. 414 (Nussbaum).

A liability limitation, such as the damages cap in the MA, cannot protect a party where its actions involved fraud or bad faith.  J.A. Jones Constr. Co. v. City of Dover, 372 A.2d 540, 545 (Del. 1977) (“[e]ven if a contract purports to give a general exoneration from ‘damages,’ it will not protect a party from a claim involving its own fraud or bad faith”); Aventis Environmental Science USA LP v. Scotts Co., 383 F. Supp. 2d 488, 508 (S.D.N.Y. 2005) (“[c]onsistent with  . . . the general contract principle recognized by Delaware courts that a party may not protect itself from liability for fraudulent actions or bad faith, the ‘sole remedy’ provision [of the contract] does not preclude [plaintiff’s] claim based upon breach of good faith from going forward”).(31)

6.                                      Hexion’s Breaches Were Knowing and Intentional.

If any of Hexion’s breaches of its various covenants under the MA were “knowing and intentional,” Huntsman is entitled to pursue (in a bifurcated proceeding) uncapped monetary damages pursuant to § 7.2(b) of the MA.  Based on the trial record, there can be no question that Hexion has knowingly and intentionally breached a number of its covenants under the MA.

Hexion does not dispute that its various covenants under Article V of the MA are plain and unambiguous.  Accordingly, if the Court finds (as Huntsman expects) that Hexion has breached one or more of these covenants, Hexion cannot be heard to claim that it did not know it was doing so.  Nor should Hexion be heard to claim that it did not intend to do so.  It is well-settled law that a person “must be presumed to intend the natural and probable consequences of any acts committed by him.”  Leech v. Husbands, 152 A. 729, 734 (Del. Super. Ct. 1930); see also, e.g., Woodward & Dickerson, Inc. v. Yoo Hoo Beverage Co., 502 F. Supp. 395, 401 (E.D. Penn. 1980) (“[S]ince intent is seldom susceptible to direct proof insofar as it relates to a person’s state of mind, the law presumes that one intends the natural and probable consequences of one’s acts.”).

When an agreement unambiguously requires or prohibits certain actions, and a party knowingly and intentionally does the prohibited actions or fails to take the required actions, the

(31) None of the factually inapposite cases in Plaintiffs’ pretrial brief (Pls. Pretrial Br. 72 n.40) support their arguments that the implied covenant of good faith and fair dealing undermines the parties’ deal or is not exempted from the damages cap in the MA.

natural and probable consequence is a breach of that agreement.  In those circumstances, a court may presume that the party intended to breach the agreement.  See, e.g., Watson v. Miears, 772 F.2d 433, 436 (8th Cir. 1985) (finding that although a party had asserted that he believed (albeit incorrectly) that he had been relieved of his obligations under a contract, he had “deliberately and intentionally breached the contract” by clearly acting contrary to his unambiguous contractual obligations).  Moreover, a breach of contract need not be willful or malicious to be knowing and intentional.  See In re Peterson, 332 B.R. 678, 682 (Bankr. D. Del. 2005).

Hexion knew it had entered into a MA and that it was bound by that MA.  Hexion is a highly sophisticated party with knowledgeable advisors.  As set forth in the previous section, Hexion deliberately and purposefully took actions that violate clear, unambiguous contractual obligations.  The Court can and should infer that the resulting breach is “knowing and intentional.” In their pretrial brief, Plaintiffs assert that for Huntsman to prove that Hexion’s breach was “knowing,” Huntsman would need to show that Hexion had actual knowledge that its actions would breach the Agreement.  Pls. Pretrial Br. 68.  They also maintain that for their breach to be “intentional,” Huntsman would need show that Hexion acted with the objective of breaching.  Pls. Pretrial Br. 69.  First, none of Plaintiffs’ authorities actually support these propositions. Second, the evidence at trial demonstrated that, even under Plaintiffs’ characterization, Hexion’s deliberate and purposeful actions in violation of its unambiguous obligations are a “knowing and intentional” breach of its covenants.  Third, Plaintiffs have shrouded in secrecy any direct evidence of their knowledge or intent to breach the MA’s covenants, repeatedly invoking the attorney-client privilege for their communications with counsel.  See Carter Dep. 145, 212-213; Hennings Dep. 173, 313, 316-17; Schlanger Dep. 9; Zaken Dep. 328-30; Nussbaum Dep. 38-39, 209-10, 212-13, 231, 241-43.  Plaintiffs have therefore waived any argument that they relied on the erroneous advice of their counsel regarding the meaning of the MA.(32)

(32) See Edward Lowe Indus., Inc. v. Oil-Dri Corp. of Am., No. 94 C 7568, 1995 WL 609231, at *5–*6 (N.D. Ill. Oct. 13, 1995) ("by maintaining its privilege throughout fact discovery, even in opposition to [plaintiff's] motion to compel, defendants elected to waive their advice of counsel defense").  See also Tackett v. State Farm Fire & Cas. Ins. Co., 653 A.2d 254, 259 (Del. 1995) ("Where [ ] an insurer makes factual assertions in defense of a claim which incorporate, expressly or implicitly, the advice and judgment of its counsel, it cannot deny an opposing party 'an opportunity to uncover the foundation for those assertions in order to contradict them'") (quoting Friction Div. Prods. v. E.I. duPont de Nemours, 117 F.R.D. 535, 538 (D. Del. 1987)); Livingstone v. North Belle Vernon Borough, 91 F.3d 515, 537 (3d Cir. 1996) (“The attorney-client privilege is waived for any relevant communication if the client asserts as a material issue in a proceeding that: (a) the client acted upon the advice of a lawyer or that the advice was otherwise relevant to the legal significance of the client's conduct”) (quoting Restatement of the Law Governing Lawyers § 130(1) (Final Draft No. 1, 1996)).

Plaintiffs clearly “knew” that Hexion was in breach of its covenant to keep Huntsman informed of material activity regarding the Financing and that the delivery of the D&P insolvency opinion did not just “impair, delay or prevent consummation of the Financing” (§ 5.12(b)), it was intended to kill it.  Morrison testified as well to actions that he clearly understood were breaches of the MA.  Tr. 81-84, 94-96.  And, if the Court requires further evidence of “intent,” that was clearly provided by Zaken’s testimony and Plaintiffs’ brief, which conceded that the reason Plaintiffs failed to abide by the MA’s covenants was the fear of being sued in Texas.  Tr. 278; Pls. Pretrial Br. 32. Under any standard, Plaintiffs’ acts were knowing and intentional.

IV.                                HUNTSMAN HAS NOT SUFFERED AN MAE UNDER THE MERGER AGREEMENT.

Plaintiffs failed to carry their burden of making a “strong showing” that there has been a material adverse change in Huntsman’s financial condition, business, or results of operations.  In re IBP Shareholders Litig., 789 A.2d 14, 68 (Del. Ch. 2001).  The trial underscored that Plaintiffs’ MAE claim—like their “insolvency” claim—is nothing more than an attempt to “get out” of a deal they no longer want.  But the MAE clause in the MA does not provide an “out” for Plaintiffs to avoid buying Huntsman because they now believe they overpaid for the company.

A.                                    The MAE Provision Requires That Huntsman’s Post-Merger Agreement Performance Be Measured Against Its Historical Performance.

The benchmark for measuring an MAE focuses on how actual performance compares to historical performance, not future projections.  With direct application here, in finding no MAE, the IBP court stated that: “Although IBP may not be performing as well as it and Tyson had hoped, IBP’s business appears to be in sound enough shape to deliver results of operations in line with the company’s recent historical performance.” IBP, 789 A.2d at 71 (emphasis added).  Consistent with IBP, for two distinct reasons the terms of the MA dictate that the proper benchmark for measuring an MAE is Huntsman’s historical performance rather than its projected performance.

First, Hexion expressly disclaimed any reliance on projections, forecasts, or other estimates of future results of operations or future financial condition of Huntsman when it agreed that except for the representations and warranties made by the Company [Huntsman] that are expressly set forth in § 3.1 of this Agreement[,] neither the Company nor any other Person has made and shall not be deemed to have made any representation or warranty of any kind.  Without limiting the generality of the foregoing, each of Parent [Hexion] and Merger Sub agrees that neither the Company, any holder of the Company’s securities nor any of their respective affiliates or Representatives, makes or has made any representation or warranty to Parent, Merged Sub or any of their representatives or Affiliates with respect to: (i) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries . . . .

JX-1 § 5.11(b)(i) (emphasis added).  Hexion thus assumed the risk that Huntsman’s actual performance would miss its forecasted projections.  Plaintiffs’ argument that an MAE has occurred based on comparisons between forecasts and Huntsman’s actual performance, or between forecasts over time, or even between measures derived from forecasts like stock price or value over time, is an effort to write into the MA a provision that is not there – i.e., a de facto warranty by Huntsman that projections of future results of operations or financial condition, made at the time of signing, would prove to be accurate.

Goodman Mfg. Co. v. Raytheon Co., No. 98 Civ. 2774 (LAP), 1999 WL 681382, at *13-14 (S.D.N.Y. Aug. 31, 1999) (Preska, J.), concerned a merger agreement that also disclaimed any representations or warranties.  There, the court declined to find an MAE, rejecting plaintiff’s argument that “financial condition,” “business,” or “assets” necessarily includes a business’ “future prospects.”  Plaintiffs argued—like Plaintiffs here—that “there is no reasonable meaning of a material adverse change in ‘business’ or its ‘financial condition’ that does not involve a business’ future prospects.” Id. at *14.  The court, however, held that “[a]s for plaintiff’s theory that ‘future prospects’ must be included in the definition of ‘financial condition,’ ‘business,’ or ‘assets,’ the parties failed to include such a meaning in the Agreement, and I decline the invitation to insert it by judicial construction.” Id.; accord Pacheco v. Cambridge Tech. Partners (Mass.), Inc., 85 F. Supp. 2d 69, 76-77 (D. Mass. 2000) (where express agreement does not warrant future prospects, court should not insert such provision into MAE clause by judicial construction).  As in Goodman, if the parties had intended to define an MAE as a change over time in Huntsman’s projections, financial analysts’ projections of Huntsman, stock price, target stock prices, or even the enterprise value of Huntsman, they would have defined MAE to be a change in the value of the business, or a change in the projected financial condition or projected results of operations of Huntsman.  But they did not.

Second, § 3.1(a)(ii) defines an MAE as any change materially adverse to the “financial condition, business, or results of operations of the Company and its Subsidiaries, taken as a whole .. . . .” JX-1 § 3.1(a)(ii).  The terms “financial condition, business, or results of operations” are commonly used words in financial reporting that refer to historical performance, not projections. Tr. 1386 (Zmijewski).(33)  For instance, in their 2006 Annual Reports on Form 10-K, both Huntsman and Hexion have a “Business” section describing the commercial activity of their companies. Tr. 1388 (Zmijewski); DX-2594 (Huntsman 2006 10-K) at 1; DX-2593 (Hexion 2006 10-K) at 3.  Both also have a section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that examines their current balance sheet and profitability and compares that performance to prior years.  Tr. 1387-88 (Zmijewski); DX-2594 at 64-99; DX-2593 at 25-42.  This discussion, an SEC requirement, is generally consistent among companies.  Tr. 1389 (Zmijewski).

(33) The common use of these financial reporting terms indicates what metric must be used to measure whether an MAE has occurred.  Results of operations are measured by overall profitability, which is most accurately measured by EBITDA.  Tr. 1389 (Zmijewski); Zachariades Dep. 43.  Financial condition is reflected on the balance sheet and is analyzed by examining the amount of debt of the company as well as the ratio of debt to equity.  Tr. 1389-90 (Zmijewski).  These metrics effectively measure the financial condition, business, and results of operations of a company.  Tr. 1420-21 (Zmijewski).

Significantly, when discussing changes in the financial condition, business, or results of operations in public filings, companies compare their recent performance to prior performance and not to projections. See, e.g., DX-2594 at 64-65; Tr. 1386-89 (Zmijewski).  Although the 10-K has a discussion about the company’s outlook, that too is discussed in the context of prior performance.  DX-2594 at 65.  Thus, consistent with their meaning in financial reporting, a change in “financial condition, business, or results of operations” must be determined in this instance by comparing Huntsman’s recent performance to its prior performance.

B.                                    Plaintiffs’ MAE Contentions Are Inconsistent With the Terms of the Merger Agreement.

In a dispositive failure of proof, Plaintiffs made no effort to compare Huntsman’s performance since the date the MA was executed to its prior performance.  Tr. 525 (Zachariades).  Instead, Plaintiffs premise their MAE contentions on Huntsman’s missed forecasts, revised projections, and alleged value decline since July 2007 even though the MA and controlling case law do not recognize those changes as a basis for an MAE.

First, Plaintiffs argue that an MAE has occurred because Huntsman’s financial performance and condition following signing has been substantially worse than Huntsman and others projected immediately prior to signing.  Tr. 442-43, 539 (Zachariades); Zachariades Dep. 90-93, 171.  As a matter of logic, a failure to meet projections, however, is not an indication of the future earnings of a company.  Settled case law recognizes the fallacy of this contention by dictating the use of a benchmark of pre-merger performance rather than pre-merger projections to measure MAE.  Moreover, Plaintiffs have provided no analysis about whether the reduction in Huntsman’s projections was material.  Tr. 442-43, 539 (Zachariades); Zachariades Dep. 90-93, 99-100, 171.

Plaintiffs next claim that Huntsman’s downward revisions of its forecasts since the MA indicate diminished earnings power and the occurrence of an MAE.  However, Plaintiffs’ own expert finds such revisions to be understandable in a period of rising raw material costs and a weakening dollar. Tr. 526-27 (Zachariades).

Plaintiffs’ final MAE argument arises from their purported disappointment in the current value of Huntsman as compared to its value at the time of the MA.(34)  As support, Plaintiffs contend that Huntsman’s investment banker, Merrill Lynch, performed an analysis showing a reduction in Huntsman’s stock price that “in effect admitted that the deal is no longer ‘fair’ from a buyer’s perspective.” Pls. Pretrial Br. at 76.(35)  This contention also fails to prove an MAE.  The MA does not define an MAE to include a material change in “value.”  Further, “value” is not an appropriate metric to measure an MAE because it is a measure of projected performance.(36)  Tr. 1422-23 (Zmijewski); Zachariades Dep. 32-37.  Thus, to compare Huntsman’s value today against its value at the date of the MA is to inappropriately compare estimates of Huntsman’s future performance today against the view of its future performance then.(37)  Zachariades Dep. 34.  Projections of future performance from the time of the MA cannot, under the terms of the MA, be relied upon to form the benchmark from which to measure a deterioration in actual performance whether measured in cash flow, EBITDA, EBITDA margin, debt, equity, stock price, earnings per share, or any other financial measure.  And it makes no difference whether the alleged benchmarks are projections prepared by Huntsman, Plaintiffs, or a third-party investment analyst.  In each instance, to make that comparison is indirectly to penalize Huntsman for failing to achieve a projected future level of performance that Huntsman did not warrant, on

(34) Both Plaintiffs’ change in performance analysis and value analysis are performed only in the context of a comparison to other companies.  In the definition of MAE, the determination of whether there has been an MAE is a question that is not based on a comparison to others.  It is only the carve-outs that require such a comparison. This is another failure in Plaintiffs’ proof of MAE.

(35) Patrick Ramsey of Merrill Lynch testified that the analysis that Plaintiffs rely upon as a confession of MAE is not an MAE analysis. Tr. 649-50.  In fact, Merrill Lynch never formed the opinion that Huntsman had suffered an MAE.  Tr. 660.

(36) Considering Plaintiffs’ pattern of ignoring the appropriate benchmark prescribed in the Merger Agreement by performing a value analysis, it is not surprising that Zachariades ignored the terms “financial condition” and “results of operations” in forming his opinion.  Tr. 531-32 (Zachariades).

(37) Zachariades uses Plaintiffs’ projections for Huntsman as of July 2007 and as of July 2008 as the bookends for his DCF analysis underlying his opinion that Huntsman has declined in value since the MA. Tr. 479-80.  He did not, however, perform a valuation analysis using Huntsman’s more reasonable July 2008 projections.  His valuation analysis is further undermined by his lack of analysis of the assumptions underlying Plaintiffs’ July 2007 projections and his vaporous analysis of the assumptions underlying Plaintiffs’ July 2008 projections. See supra at 27-30, 33-34.

which Hexion explicitly disclaimed reliance, and which case law rejects as the basis for finding an MAE.  Equally fatal to their claim, Plaintiffs do not determine if Huntsman’s decline in performance or decline in value is material.  Tr. 447, 473-75 (Zachariades).  In any event, stock prices can be volatile and, as recent events have demonstrated, can swing rapidly for reasons unrelated to business performance.  Furthermore, in his analysis of the change in Huntsman’s stock price since the MA was signed, Professor Zmijewski confirms that Huntsman’s decline is not significantly different from the change in stock price of other chemical companies over the same period.  Tr. 1421-22 (Zmijewski).

C.                                    Huntsman Has Not Experienced an MAE Because Its Financial Performance Since the Merger Agreement Is Consistent With Its Prior Performance.

Huntsman’s financial performance since the signing of the MA is entirely consistent with its prior financial performance (DX-3035), which demonstrates that there has been no adverse, long-lasting change to its future earning potential and thus, no MAE.  See IBP, 789 A.2d at 71.(38)  Over the last year, energy costs have soared to unprecedented levels.  Every $10 increase in crude oil costs Huntsman about $140 million in EBITDA; similarly, every $1 increase in natural gas costs Huntsman about $24 million in EBITDA.  Tr. 1017 (Huntsman); Tr. 1547-48 (Esplin).  Despite these significant headwinds, Huntsman’s Q2 2008 financial performance is 11% better than its Q1 2008 performance. Tr. 1020 (Huntsman).  Huntsman’s EBITDA for July 2008 was just over $80 million, approximately $4 million better than forecast and only a little more than a

(38) To the strategic buyer – like Plaintiffs here – the important thing is whether the company has undergone a fundamental change “that is consequential to the company’s earnings power over a commercially reasonable period, which one would think would be measured in years rather than months.”  Id. at 67; see also Esplanade Oil & Gas, Inc. v. Templeton Energy Income Corp., 889 F.2d 621, 624 (5th Cir. 1989) (29.5% drop in spot price for oil was not an MAE and that buyer could not use “market fluctuations” to escape an “economically unwise business decision”); Consolidated Edison, Inc. v. Northeast Utils., 249 F. Supp. 2d 387, 408 (S.D.N.Y. 2003) rev’d on other grounds at 426 F.3d 524 (2d Cir. 2005) (‘“It is not the role of the courts to relieve sophisticated parties from detailed, bargained-for contractual provisions that allocate risks between them, and to provide extra-contractual rights or obligations for one side or the other.’”) (quoting DynCorp. v. GTE Corp., 215 F. Supp. 2d 308, 322 (S.D.N.Y. 2002)); Pittsburgh Coke & Chem. Co. v. Bollo, 421 F. Supp. 908, 930 (E.D.N.Y. 1976) (“technological and economic changes in the aviation industry” generally caused a loss of business the target had hoped to get, but such “extrinsic developments” did not constitute a material change, even where there was no industry carve-out in the MA), aff’d, 560 F.2d 1089 (2d Cir. 1977).

$1 million worse than it was in July 2007 when the MA was signed.  Tr. 1020-21 (Huntsman).  In every case, excluding the impact of raw material costs and foreign currency effects, Huntsman’s businesses are better off today than they were at the time of the MA. Tr. 1025-26 (Huntsman).

1.                                      Huntsman Has Not Suffered and Is Not Reasonably Expected To Suffer a Material Change In Its Financial Condition, Business, or Results of Operation.

Huntsman’s financial economist expert, Professor Mark Zmijewski, confirmed analytically that Huntsman has not suffered a material change in its “financial condition, business, or results of operation.”  Professor Zmijewski found that the post-signing declines in Huntsman’s adjusted EBITDA are not unusual relative to the historical variability in Huntsman’s annual adjusted EBITDA and do not constitute an MAE. Tr. 1398-99.  The year-over-year changes in Huntsman’s adjusted EBITDA for fiscal years 2007 and 2008(E) are approximately in the middle of historical percentage changes for Huntsman’s adjusted EBITDA during the eight year period from 1999-2006.  Tr. 1398-99 (Zmijewski).  In other words, the percentage changes for fiscal 2007 and fiscal 2008(E), compared to the average percentage change in 1999-2006, are not statistically distinguishable.(39)  Id.  Likewise, Huntsman’s decline in adjusted EBITDA between the twelve months reported since the MA and the twelve months prior to the MA is not demonstrably different from the historical variability in Huntsman’s annual adjusted EBITDA.(40) Tr. 1399 (Zmijewski).  The percentage change in EBITDA is not statistically distinguishable from the mean change in EBITDA over the prior periods.  Id.

Not only has Huntsman not suffered an MAE, Professor Zmijewski established that it is not reasonably anticipated that there will be a material change in Huntsman’s financial condition,

(39) Professor Zmijewski relied on two statistical tests to determine whether Huntsman’s performance since the MA has been statistically different from its prior performance.  The results of the tests indicate that there is no statistically significant difference between the change in Huntsman’s performance since the MA as compared to its performance before the MA.  Tr. 1398-99.

(40) The closest Plaintiffs get to addressing this argument is to compare some portion of the period analyzed by Professor Zmijewski, like the first half of 2008, to the same period in the prior year.  However, Plaintiffs make no effort to determine whether the change in performance in these periods is material in light of prior changes in performance. Tr. 525 (Zachariades).

business, or results of operations as compared to its past performance.  Tr. 1384, 1407-08.  Forecasts by Huntsman’s management show that Huntsman expects to generate $1.1 billion of EBITDA in 2009.  Tr. 1401-02 (Zmijewski).  But for the adverse effects of unanticipated raw material cost increases and foreign currency exchange rates, Huntsman would be on track to achieving its $1.187 billion EBITDA budget for 2008.  Tr. 1540-46 (Esplin); DX-1048 at 13.  Likewise, even the independent financial analysts on which Plaintiffs rely have concluded that Huntsman’s 2009 performance is expected to be consistent with its prior performance. Tr. 1402 (Zmijewski) (the median EBITDA estimated for Huntsman by analysts for 2008 is $924 million, well within the range of Huntsman’s prior adjusted EBITDA).  This same analysis confirms that any change in Huntsman’s performance since the MA is not durationally significant.(41)  DX-3022 at 27-28 (Zmijewski Report).

2.                                      Huntsman’s Current Financial Condition Does Not Constitute an MAE.

Plaintiffs also contend that an MAE exists because Huntsman’s net debt level since signing has not decreased by approximately $1 billion as was projected at signing.  Plaintiffs contend that because Huntsman has not reduced its debt to the level projected at the time of the MA, Huntsman has, in essence, “increased” its net debt.  Tr. 22 (Morrison); Zachariades Dep. 336-37.  Thus, once again, Plaintiffs are attempting to inappropriately base an MAE on Huntsman’s failure to achieve a future financial condition projected at the time of the MA.  When appropriately measured, Huntsman has not suffered a material change in its financial condition since the MA was signed.  Net debt has actually increased by only $197 million since July 2007, and all of that increase can be explained by general economic or market conditions and the costs of the merger (Tr. 1403-04 (Zmijewski)), conditions expressly carved-out from the definition of MAE.(42) See infra Part IV.D.  Additionally, since the quarter before the MA was

(41) Zachariades performed no test to determine whether any change in Huntsman’s performance is durationally significant.  Tr. 541 (Zachariades).

(42) Changes in foreign exchange rates, the quintessential general economic condition, account for $178 million of the $197 million increase in Huntsman’s net debt.  Further, merger costs account for approximately $119 million of the increase. Tr. 1405 (Zmijewski).  Under the MA, changes to Huntsman resulting from general economic conditions, the pendency of the merger, and compliance with the terms of the MA are carved-out from the definition of an MAE. JX-1 § 3.1(a)(ii)(A), (D) & (F); see infra Part IV.D.  The pendency of the merger and Huntsman’s compliance with the terms of MA also had a significant impact on Huntsman.  For example, Huntsman had had difficulty filling hundreds of open positions within the company and has experienced margin erosion because some of Huntsman’s customers moved business to a secondary source of supply due to the uncertainty about Huntsman’s future.  Tr. 1011-13 (Huntsman).

signed, Huntsman’s net debt-to-asset ratios has stayed within a range of .47 to .49, indicating essentially no change in Huntsman’s financial condition.  Tr. 1406-07 (Zmijewski).

D.                                    Even If Plaintiffs Could Prove That Huntsman’s Financial Performance Has Materially Deteriorated Since Signing, Plaintiffs Have Not Established That Huntsman Has Performed Disproportionally Worse Than Others in the Chemical Industry.

Even if Plaintiffs had proved that Huntsman suffered an MAE—which they did not—they still would not prevail on their MAE claim.  The definition of an MAE is restricted by additional limitations (referred to as “carve-outs”) that “in no event shall any of the following constitute a Company Material Adverse Effect:

(A) any occurrence, condition, change, event, or effect resulting from or relating to changes in general economic or financial market conditions, except in the event, and only to the extent, that such occurrence, condition, change, event or effect has had a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the chemical industry;

(B) any occurrence, condition, change, event, or effect that affects the chemical industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the chemical industry generally), except in the event, and only to the extent, that such occurrence, condition, change, event or effect has had a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the chemical industry;

(D) any occurrence, condition, change, event, or effect resulting from or relating to the announcement or pendency of the Transactions . . . .;” and

(F) any occurrence, condition, change, event, or effect resulting from compliance by the Company and its Subsidiaries with the terms of this Agreement. . . .”

JX-1, § 3.1(a)(ii)(A), (B), (D) & (F) (emphasis added).

The carve-outs to the MAE provision mean that an MAE cannot be based on changes in general economic and market conditions or changes in the chemical industry, such as increases in the cost of energy and raw materials.  In order for such changes to be relevant to the MAE analysis, they first must have had a disproportionate effect on Huntsman, taken as a whole, as compared to other Persons engaged in the chemical industry; any change that affects Huntsman and other chemical companies alike cannot constitute an MAE.  Second, and most importantly, the “only to the extent” language requires Hexion to identify and quantify that part of the change—for example, unanticipated raw material cost increases—that has the required disproportionate impact on Huntsman relative to other Persons in the chemical industry.  The remaining part of the change that also affects others in the chemical industry cannot be counted toward an MAE.  See Pretrial Br. 59-60.

1.                                      Plaintiffs’ Failure of Proof.

Plaintiffs have wholly failed to prove that the MAE carve-outs do not apply.  Plaintiffs (1) failed to actually isolate the impact of general economic conditions and intra-industry conditions on either Huntsman or the benchmark companies, or quantify what portion of the change in any of the benchmark companies is due to general economic and market conditions or chemical industry conditions; (2) failed to use a meaningful set of benchmark companies; (3) failed to analyze metrics that compare recent performance to prior performance; and (4) manipulated the data used in their analyses.  Any of these is a fatal failing.

a.                                       Plaintiffs Have Not Isolated the Amount by Which Huntsman Has Been Disproportionately Impacted by General Economic Conditions or Chemical Industry Conditions.

Plaintiffs have not even attempted to quantify what portion of the change in Huntsman’s performance is due to general economic and market conditions or chemical industry conditions.  Tr. 505, 524-25, 542 (Zachariades); Zachariades Dep. 173-74, 466.  Likewise, they have not quantified what portion of the change in any of the benchmark companies is due to general economic and market conditions or chemical industry conditions.  Tr. 541 (Zachariades).  Thus, Plaintiffs cannot identify any amount of change in general economic or market conditions or chemical industry conditions that Huntsman experienced that is disproportionate to other Persons in the chemical industry.  Plaintiffs, therefore, failed to prove an MAE under the express terms of the MA.

Plaintiffs argue that Huntsman has been “disproportionately” affected by general economic and chemical industry conditions merely because Huntsman’s financial performance since the MA has been below the “mean” and “median” performance of comparable companies.  Tr. 540-41 (Zachariades).  While this argument does not even begin to address Plaintiffs’ failure to identify and quantify the amount of any change in economic or chemical industry conditions disproportionate to Huntsman, it suffers from other flaws as well.  Logically, “below mean” or “below median” cannot be the MAE benchmark for disproportional performance because, by definition, one-half of all companies in any industry are “below mean” or “below median” at any point in time.  Significantly, Zachariades performed no analysis to determine whether Huntsman’s performance is statistically different from the performance of the mean or median of companies in the benchmarks given the distribution of their performance.  Instead, Zachariades makes conclusions based on results that appear “obvious” to him.  Tr. 540-41 (Zachariades).

b.                                       Plaintiffs Do Not Use an Appropriate Set of Benchmark Companies To Compare Against Huntsman.

In addition to failing to quantify the extent of the alleged changes disproportionate to Huntsman, Plaintiffs’ analysis of whether Huntsman has been disproportionately affected by general economic and chemical industry conditions is also flawed because it does not compare Huntsman’s performance against a comparable group of “other Persons engaged in the chemical industry.”  Notably, the MAE carve-outs do not refer to all other persons engaged in the chemical industry, or the average person in the chemical industry, or even simply the chemical industry.  Logically, the phrase “other Persons engaged in the chemical industry,” found in the MAE provision, must refer to persons who themselves, when faced with similar conditions, would experience similar changes – i.e., similarly situated companies – because the question is whether those changes affecting all such persons disproportionately affected Huntsman.  The benchmark companies selected for comparison must provide meaningful insight, including similar exposure to general economic conditions and chemical industry conditions.  This is consistent with Nussbaum’s deposition testimony that explained that the prior draft’s reference to

“other Persons engaged in the chemical industry in the same regions and segments” was replaced with “other Persons in the chemical industry” “to compare [Huntsman] to comparable companies that would be of comparable structure.” Tr. 433-35 (emphasis added).

Zachariades relied primarily on two different sets of companies for his benchmarks, neither of which, he admits, was chosen to represent a group of companies comparable to Huntsman.  Tr. 529 (Zachariades).  Zachariades primarily relies on the Bloomberg World Chemical Index (“BBWCI”) (composed of 162 chemical companies) and the Chemical Week 75 (“CW75”).  Tr. 528 (Zachariades).  These lists include companies whose products are primarily industrial gases, fertilizers, or commodities like plastics or chlorine, and even oil companies which profit from increases in the price of oil; the lists thus bear little or no relationship to Huntsman, a specialty chemical company.  See Pretrial Br. 59-62.

c.                                       Plaintiffs Used Inappropriate Metrics for Their Comparison.

Zachariades compared Huntsman’s performance to other chemical companies using a variety of metrics, including indexed EBITDA, indexed EBITDA margin,(43) indexed EBITDA growth, indexed projected EBITDA performance, indexed projected EBITDA margin performance, analyst EBITDA projection revisions, and analyst EBITDA margin projection revisions.  PX-719 at 14 (Zachariades Report).  Zachariades summarized his results in a chart he calls the “stoplights.”  Tr. 450-51, 538-39 (Zachariades); PX-719 at 17 (Zachariades Report).  But none of these metrics considered Huntsman’s historical performance prior to the MA as the benchmark for comparison.  Tr. 538-39 (Zachariades).

d.                                       Plaintiffs Manipulated Their Comparison Analysis.

Zachariades also manipulated the data he used to compare Huntsman’s performance to the performance of others in the chemical industry.  In every one of the tests Zachariades performed comparing indexed EBITDA, EBITDA margin, or EBITDA growth, he used data from Capital IQ for all of the benchmark companies except Huntsman.  Tr. 1417-18

(43) EBITDA margin is not an appropriate measure of profitability because it is only one portion of EBITDA.  Tr. 1402-03 (Zmijewski).

(Zmijewski).  Zachariades ignored the Capital IQ data for Huntsman and instead used internal Huntsman data.  Id.  Capital IQ calculates EBITDA consistently among the companies from which it gathers data and calculates EBITDA differently than Huntsman calculates EBITDA.(44)  Tr. 1418-19 (Zmijewski).  Because Plaintiffs did not use consistent data or correct for the differences in the data they used, their resulting comparative analysis is meaningless.(45)

2.                                      When Measured Correctly, Huntsman Has Neither Performed Disproportionately Worse Than Other Chemical Companies or Declined in Value Disproportionately.

When Huntsman’s financial performance, appropriately measured by EBITDA, is compared to the performance of a group of comparable companies – those that have products that compete with Huntsman on the basis of chemical content or product performance(46) – the financial performance of Huntsman, taken as a whole, is not disproportionately different.  Tr. 1410-12, 1415-16 (Zmijewski).  The decline in Huntsman’s EBITDA – measured for the last twelve-months ending Q2 2008 compared to the twelve months ending Q2 2007 – is well within the range of performance of other chemical companies in the group using consistent data from Capital IQ.(47)  Huntsman’s performance falls in the 43rd percentile of the distribution of all peer companies and its difference from the mean and median, considering the distribution of results,

(44) As Huntsman points out in its 10-K, its use of EBITDA is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation.  DX-2594 at 69.

(45) As was demonstrated in PX-1523, the difference between using consistent and inconsistent data can be significant.  There, Plaintiffs claim to have “corrected” an error in data generated by Capital IQ in Q4 2006 by replacing Capital IQ’s data with Huntsman’s calculation of EBITDA.  However, there is no indication that the data is incorrect rather than being a product of Capital IQ’s consistent calculation of EBITDA. Trial Tr. 1442-44 (Zmijewski).

(46) It is reasonable to compare Huntsman against chemical companies that compete with it on the basis of chemical content and product performance because “that’s the way the chemical industry is structured.  It’s structured on the basis of commodity chemical companies that compete on the basis of product content, and specialty chemical companies that compete on the basis of product performance.” Stern Dep. 396.

(47) Professor Zmijewski relied on two statistical tests to determine whether the change in Huntsman’s performance has been statistically different from the change in performance of the benchmark chemical companies.  The results of the tests indicate that there is no statistically significant difference between Huntsman’s change in performance and the change in performance of the companies relied on by Zachariades.

is not statistically significant.  Tr. 1412 (Zmijewski).  Moreover, even if the overly broad sets of general chemical companies identified by Zachariades (BBWCI and CW75) are used as a basis for comparison, Huntsman’s financial performance (last twelve months ending Q2 2008 compared to last twelve months ending Q2 2007) is statistically indistinguishable and not disproportionate to those other companies.  Tr. 1412-13 (Zmijewski); DX-3025 at 18 (Zmijewski Rebuttal Report).

Finally, merely as a rebuttal to Plaintiffs’ charge that Huntsman’s decline in value since the MA was disproportionate to other chemical companies,(48) Professor Zmijewski also examined the change in value of Huntsman measured by its stock price change since the date of the announcement of the Basell deal.  He then compared that change to the change in stock price of the allegedly comparable chemical companies over the same period.  Professor Zmijewski found that Huntsman’s stock price performance over the period is not statistically different from the mean or median stock price performance of any of the benchmark groups of companies, whether or not comparable to Huntsman.  Tr. 1422 (Zmijewski).

E.                                      Huntsman’s Business Has Not Materially Changed Since Signing.

At bottom, Plaintiffs’ claim of an MAE rests on the assertion that the problems they claim exist in TE and Pigments have materially and adversely affected Huntsman “as a whole.”  However, whether Huntsman’s businesses are viewed separately or as a whole, it is clear Plaintiffs have not established that Huntsman suffered an MAE.

1.                                      Plaintiffs Correctly Understood PU To Be Huntsman’s “Crown Jewel.”

Plaintiffs’ characterization of Huntsman’s PU division as “one of the most attractive chemical businesses we have seen” (DX-2052 at APL5028413; Tr. 301-02 (Zaken)) and the “crown jewel” of Huntsman (Tr. 1176 (Hankins)) is on the mark.(49)  PU contributes about 55-60% of Huntsman’s total EBITDA and, since Tony Hankins and his leadership team assumed

(48) Again, this is another variation of Plaintiffs’ flawed contention that an MAE exists because Huntsman’s post-signing value was lower than expected.

(49) Zachariades conceded that PU’s expected contribution margin should exceed the industry. Tr. 487.

responsibility for the division four years ago, the profitability of the business has increased by almost 250%.  Tr. 1117 (Hankins).  PU exceeded its 2007 EBITDA forecast provided to Apollo in June 2007, before the MA was signed, by $12 million. Tr. 1122.  Despite absorbing approximately $200 million in increased energy and raw material costs over the last twelve months ending July 2008 (Tr. 1119 (Hankins)), PU has remained on track to meet its forecasted EBITDA projections. Tr. 1124 (Hankins).(50)  See Pretrial Br. 62-65.

2.                                      Performance Products (“PP”) Is Outperforming Its Peers.

PP accounts for 25% of Huntsman’s EBITDA.  Tr. 484-85 (Zachariades).  As set forth in Huntsman’s Pretrial Brief, (i) Zachariades conceded that PP would continue to outperform its peers through its market leading products; (ii) PP’s EBITDA was expected to continue to increase; and (iii) the production outages in 2007 and 2008 that had occurred at PP’s Port Neches plant had been resolved as a result of a turn-around at the plant and that, since May 2008, the plant has been fully operational and set a record month for olefin production in July.  See Pls. Pretrial Br. at 67.  Plaintiffs offered no evidence at trial suggesting that PP will not continue to out-perform its competitors.(51)  To the contrary, the record evidence confirmed that PP is well-positioned to continue increasing its growth and earnings in the near and long-term.  Tr. 1025-26 (Huntsman); see Pretrial Br. 65-66.

3.                                      Advanced Materials Performs at Levels Consistent With Its Peers and Better Than Hexion.

Huntsman acquired Advanced Materials (then known as Vantico) in 2003 when it was near bankruptcy. Tr. 1185 (Hulme).  Paul Hulme, the President of AdMat, and his leadership team, substantially improved the performance of the business by transforming it from a

(50) At trial, Plaintiffs primarily attacked PU’s “occupacity” projections, claiming that occupacity would be lower than projected thereby compressing PU’s margins.  Not only do these attacks lack any foundation given Tittle’s admittedly unreliable testimony (see supra at 28 & n.14), but Hankins explained that there is a significant margin of error built into Huntsman’s estimation of occupacity such that it is “impossible” for occupacity to fall below 85%, the level below which there is agreement that pricing pressure would occur.  Tr. 1130-31 (Hankins).

(51) Zachariades admitted that he did not have expertise or knowledge to evaluate PP’s most significant products, or the turn-around of its Port Neches plant. Tr. 498-500.

traditional epoxy business to a “true specialty chemical business.” Tr. 1190 (Hulme).  Plaintiffs offered at trial no evidence suggesting any impairment or deficiency in Huntsman’s AdMat division.(52)  See Pretrial Br. 66-7l.  Rather, Zaken admitted that PU and AdMat were two of the most important reasons supporting Hexion’s acquisition of Huntsman. Tr. 302-03.  Plaintiffs recognized that AdMat has “a very diversified and attractive portfolio of specialty formulations” products and that AdMat has “performed in-line in terms of EBITDA and EBITDA margin versus industry peers.”  See Pretrial Br. at 68.  Notably, AdMat has substantially out-performed Hexion’s epoxy business in the first half of 2008.  Id.

4.                                      Plaintiffs Agreed To Buy Huntsman With Full Knowledge of the “Fundamental Structural Defects” in TE and Pigments.

MAE provisions are “best read as a backstop protecting the acquiror from the occurrence of unknown events that substantially threaten the overall earnings potential of the target in a durationally-significant manner.” In re IBP, 789 A.2d at 68 (emphasis added).  Most fundamentally, Plaintiffs’ MAE claims based on the performance of TE and Pigments fail because there has been no “change” in either business since signing.  For years preceding the execution of the MA, Plaintiffs extensively evaluated every aspect of Huntsman’s businesses.  In 2005, Apollo conducted “fulsome” and “complete” due diligence on all of Huntsman’s businesses (Harris Dep. 68); likewise, Hexion’s CEO, CFO, and Treasurer each spent about 30-40% of their time for two or three months analyzing Huntsman in connection with Plaintiffs’ failed attempt to buy the company. Tr. 102-03 (Morrison).  Thereafter, Apollo kept current on Huntsman and in April 2007 brought that due diligence up to speed.  Tr. 297 (Zaken).  As a result, Apollo was confident that it could complete any necessary additional diligence in one week and get a signed contract in two weeks. Tr. 297 (Zaken).  Based on their extensive understanding of all of Huntsman’s businesses, Plaintiffs concluded that TE and Pigments were

(52) In connection with Apollo’s attempted purchase of Huntsman in 2005, Josh Harris predicted, after a disappointing Q4 2005, that AdMat’s “wheels have fallen off the bus.”  Tr. 1190-91 (Hulme).  Then, just like now, Apollo incorrectly predicted doom for one of Huntsman’s businesses as a ploy to negotiate a lower purchase price.  Id.

divestiture candidates following closing because neither was a “core” business.(53)  See Pretrial Br. 72, 75-76.

The very conditions Plaintiffs claim structurally impair TE—the migration of the business to Asia and TE’s effort to restructure the business to adapt to that change—were known to and evaluated by Plaintiffs before signing the MA. Tr. 108-09 (Morrison); Tr. 312-13 (Zaken); DX-2051 at APL05010937; see Pretrial Br. 69-71.  As a result, before the MA was signed, Apollo understood that TE either had to be restructured or sold.  Tr. 314-15 (Zaken); DX-2149 at HXN05024093; DX-2051 at APL05010937.

Similarly, the Pigments’ conditions on which Plaintiffs rely for their claim of an MAE—the predominance of its manufacturing in Europe, its primary reliance on the sulfate production process for TiO2, and the historical inability of producers to raise prices—were all understood and evaluated by Plaintiffs prior to signing.  Tr. 107 (Morrison); Tr. 305-06, 309-12 (Zaken).  Indeed, during a 2007 due diligence presentation, Josh Harris told Peter Huntsman that Apollo knew as much about the pigments industry as Huntsman did.  Tr. 1002 (Huntsman).(54)  See Pretrial Br. 73-78.

(53) Plaintiffs argue that the fact that they considered divesting as “non-core” the TE and Pigments businesses is irrelevant.  They argue that they were entitled to assign value to these businesses in the transaction whether they kept or ultimately sold them.  Non-core or not, Plaintiffs argue, a decline in the value of these business segments is relevant to a determination of MAE.  Pls. Pretrial Br. at 80-81.  Although Plaintiffs had the right to assign a value to these businesses, to the extent that value was based upon Plaintiffs’ expectations, as it unquestionably was, the identification of these business segments as non-core or non-strategic certainly suggests a reduced value for these businesses from the outset of the transaction.  If these two segments had less value to Plaintiffs from the beginning, then the other 80% of the businesses must have had greater value.  In any event, Plaintiffs’ preoccupation with these two business segments, while ignoring the majority of Huntsman’s businesses, is again an effort to circumvent the requirement that an MAE be determined by looking at the performance of Huntsman as a whole.

(54) Plaintiffs allege that they were not informed that in mid-June 2007 Pigments reduced its EBITDA forecast for the balance of 2007 from $115 million to $86 million.  Pls. Pretrial Br. 8-10  However, as Peter Huntsman explained, the projections provided to all bidders were finalized at the end of May. Tr. 1110.  They were presented to Apollo during the June 5-6 due diligence sessions. DX-2467 at 25.  It was not until mid-June that Pigments revised its forecast.  PX-974.  By then, Huntsman had made the decision, consistent with its prior M&A experience, not to update its forecast for the bidders on a rolling basis. Tr. 1110-11.  It is not clear what difference Plaintiffs claim the $29 million adjustment to an EBITDA forecast of over $1 billion would have made.  At trial Zaken refused to claim that it would have changed the outcome of Hexion’s bid for Huntsman. Tr. 326, 328 (Zaken).  The evidence showed that Apollo was determined to beat Basell’s bid, and to that end Apollo even bid against itself, raising its fina bid from $27.25 to $28 in the absence of any competitive bid.  Tr. 326-29 (Zaken); Harris Dep. 228-29, 248-49.

5.                                      TE and Pigments Have Responded to Their Industry Challenges With Specific Strategies That Position Them Well To Succeed in the Future.

Even when viewed in isolation, TE’s 2008 performance does not constitute an MAE under the MA.  TE’s revenue has remained steady.  The factors that have depressed its profitability—increasing raw material costs, negative foreign currency effects, and a slowing economy—are all cyclical and of a limited duration.  Tr. 1207-10 (Hulme).  Moreover, that some of the cost savings arising from the restructuring are being realized a quarter or two late does not reflect a permanent impairment in TE’s business.  Tr. 1232-33 (Hulme); see Pretrial Br. 71-73.  Further, raw material costs, foreign exchange and overall demand affect all textile dye and chemical manufacturers and there has been no evidence that they impact TE disproportionately. Tr. 1207-10 (Hulme).  Accordingly, Plaintiffs’ claim that TE’s stand-alone performance constitutes an MAE fails.

Like TE, the challenges facing Pigments are experienced by all other industry participants.  Since the signing of the MA, Pigments’ direct costs have significantly increased as a result of the rapid escalation in energy and raw material costs.(55)  At the same time, the U.S. dollar depreciated by 30% against other major currencies.  Tr. 1334-37 (Turner).(56)  These market conditions have adversely affected Pigments.  Tr. 1337-38 (Turner); see Pretrial Br. 77-78.  Comparing LTM July 2008 with LTM July 2007, Pigments’ earnings declined by $64 million.  Approximately $60 million of that decline, however, was due to increases in energy, raw

(55) Prior to late 2007, sulfur prices had been “fairly flat” for many years.  Tr. 1337 (Turner); McCoy Dep. 220.  Sulfuric acid accounted for only 5% of Pigments’ total manufacturing costs in 2007 and, as a result of the recent “spike” in sulfuric acid prices (DX-2586 at 33), is expected to account for only 7-8% of its total manufacturing costs in 2008.  Tr. 1338 (Turner).  Pigments also has contracts for sulfuric acid, including fixed price contracts, that protect it from the full effect of the recent spike in acid cost.  Tr. 1339 (Turner).

(56) Pigments is adversely affected by a depreciating dollar because most of its manufacturing costs and 50% of its sales are in Europe thus making it more difficult to implement European price increases.  Tr. 1335 (Turner).  The recent appreciation of the dollar compared to the euro benefits Pigments more than any other Huntsman division.  Tr. 1025 (Huntsman).

materials, and foreign currency effects.  Tr. 1336-38 (Turner).  All other global pigment producers have similarly experienced significant cost increases.  Tr. 1332 (Turner).

In response to these market challenges, Pigments has, since July 2007, increased its global average selling price by 16%.  Tr. 1339-42 (Turner).  Plaintiffs contend that Pigments will be unsuccessful in imposing price increases and energy surcharges.(57)  However, the industry has reached a “tipping point” (Tr. 1343-44 (Turner)); all global producers have increased prices and imposed energy surcharges—as frequently as monthly since the middle of 2008.  Tr. 1342 (Turner).  Because the entire market is responding in unison to the economic challenges facing all producers, Huntsman can more readily implement price increases and energy surcharges because there are no viable, substitutable products for pigments.  Tr. 1325, 1342-44 (Turner); see Pretrial Br. 77-78.  Indeed, Pigments’ “bold pricing plan,” while sacrificing some volume in return for higher prices, has resulted in higher EBITDA.  Pigments exceeded its EBITDA forecast for July and August 2008, and has already exceeded its Q3 2008 EBITDA forecast.  Tr. 1378-79 (Turner).  This demonstrates that the downturn in Pigments’ business is not durationally significant and that no MAE has occurred.

6.                                      Plaintiffs’ Own Projections Show That TE and Pigments Have Not Caused an MAE.

Plaintiffs’ own projections of Huntsman EBITDA illustrate that Pigments and TE have not materially impacted Huntsman’s financial performance as a whole.(58)  As the largest division, PU naturally accounts for the largest difference between Plaintiffs’ pessimistic projections of Huntsman’s future performance and Huntsman’s own forecast in any given year.  Tr. 486 (Zachariades); Zach Dem 2; DX-2361 at ROTH04970-71; PX-719 at 10.  In 2009, for example,

(57) Historically, pigment producers have chosen not to pass on cost increases through higher prices because “many producers placed share and subsequent fixed-cost dilution and high operating rates of their own factories ahead of price.”  Tr. 1331 (Turner).  As a result, over at least the last decade, there has been an “ongoing erosion of profitability in the [TiO2] industry . . .. across-the-board in that period.”  Tr. 1330 (Turner).

(58) Zachariades argues that the alleged impairments in TE and Pigments have materially impacted the company as a whole.  However, he performed no analysis or tests to confirm this conclusion. Zachariades Dep. 195-96.

the difference in the parties’ respective PU assumptions represents $115 million of the $311 million total difference in projected EBITDA.  Tr. 486 (Zachariades); Zach Dem 2.  The entirety of the difference between Plaintiffs’ and Huntsman’s forecasts for PU is based on the assumptions about future supply and demand for which Zachariades relied entirely on the admittedly discredited Tittle. See supra at 28 & n.14; Tr. 487-93 (Zachariades); Zachariades Dep. 113-19, 123, 292; Tittle Dep. 202.  If Plaintiffs’ unsupported assumption about future PU supply and demand were disregarded, then Plaintiffs’ 2009 EBITDA projection for the entire company rises to $923 million – more than Huntsman’s EBITDA for nine of the previous eleven years, including 2007 and 2008.  Tr. 494-95 (Zachariades); Zach Dem 2; DX-3021, Ex. 3 (Updated Zmijewski Exhibits).

Similarly, if Plaintiffs’ assumptions for “Corporate/Eliminations,” about which Zachariades said he had no opinion, and PP, an area in which Zachariades also has no prior experience and relied upon no industry expert, were also disregarded, the impact on Huntsman’s projected EBITDA is even more dramatic. Tr. 495, 501-02 (Zachariades).  With these adjustments, and before ever addressing the reasonableness of Plaintiffs’ assumptions about TE or Pigments, Plaintiffs’ forecast of Huntsman’s 2009 EBITDA would be approximately $1.03 billion, dramatically higher than its EBITDA every year for the last ten years except its record year of 2005.  Tr. 502 (Zachariades); DX-3021, Ex. 3 (Updated Zmijewski Exhibits).  Thus, Pigments and TE do not have a material impact on Huntsman as a whole, which further confirms that no MAE has occurred.

V.                                    HUNTSMAN’S BOARD WAS FULLY INFORMED ABOUT THE STATUS OF THE MERGER AND HAD NO REASON TO SUSPECT THAT HEXION AND APOLLO WANTED TO GET OUT OF THE DEAL; THE BOARD’S DECISION TO EXTEND THE TERMINATION DATE – NOTWITHSTANDING THIS LITIGATION – WAS CLEARLY PROPER.

Between July 12, 2007 and the filing of this litigation on June 18, 2008, Huntsman management worked towards closing the transaction without any indication that Plaintiffs wanted out of the deal.  Huntsman’s Board of Directors was provided with regular updates on the status of the transaction by management and its advisors.  All indications from Plaintiffs showed a clear path to closing.  On April 5, 2008, Hexion exercised its right to extend the MA under § 7.1(b)(ii).  Shortly thereafter, on May 8, 2008, Huntsman’s Board convened its last regularly-scheduled board meeting in advance of the expected closing on July 4, 2008.  Based on the progress to date (and without any suggestion from Plaintiffs to the contrary), Huntsman was preparing to close the transaction.(59)

A.                                    Plaintiffs’ Suggestion That Merrill Lynch Concluded That the Combined Entity Would Be Insolvent Is Simply False.

While the merger appeared on track in early 2008, the state of the financial markets was quite different.  A large number of deals had fallen apart – United Rentals, Genesco and TXU – and by the spring of 2008, the fate of the Clear Channel transaction was front and center.  As Merrill Lynch’s Patrick Ramsey testified at trial, “the credit environment was very, very difficult.  There were a number of transactions of size that occurred before the credit markets softened so dramatically.  And a number of those transactions’ counterparties, whether it be banks or principals, were trying to get out of or renegotiate transactions.”  Tr. 675-76.

The Board and its advisors, of course, knew what was happening in the marketplace.  Merrill Lynch prepared materials for the May 8th meeting, which described the current state of the leveraged finance market.(60)  PX-857 at ML0000092926-940 (“Leveraged Finance Market Update”).  In this environment, Ramsey – like any prudent advisor would – sought to inform himself to respond to potential questions at the May 8 Board meeting.  In addition to the materials Merrill Lynch presented at the meeting, Ramsey had his team create internal-only

(59) The evidence demonstrates that Huntsman, its Board, and its advisors were given no prior indication that Plaintiffs wanted out of the deal.  For example, Zaken was meeting at least monthly with Huntsman management during this period, but he never mentioned the Plaintiffs’ concerns about solvency or MAE despite numerous opportunities and a contractual obligation to do so.  As late as June 2008, after Apollo hired D&P to prepare its “insolvency” opinion, Zaken met with Huntsman’s Textile Effects business unit but made no mention of Plaintiffs’ concerns.  Tr. 354-56 (Zaken).  Huntsman’s advisors also had no indication that Plaintiffs believed the transaction was in jeopardy.  Patrick Ramsey, the lead Merrill Lynch banker on the transaction, testified that no one at Merrill Lynch was ever contacted by Plaintiffs respect to their concerns about solvency or a business downturn.  Tr. 686-87 (Ramsey).

(60) Ramsey also sent an email to certain members of the Company’s management on March 31, 2008 to ensure that they were aware of the Clear Channel situation and to prompt a discussion about how those issues could affect the Huntsman/Hexion transaction.  Tr. 710-11 (Ramsey); PX-407 (e-mail attaching news articles).

materials to educate himself about what could lie ahead if Plaintiffs and/or the Banks decided to walk away from the deal.  Tr. 675:12-15 (Ramsey).  These “back pocket” materials were not created because the Company requested them or because Merrill Lynch had concerns about insolvency or MAE, but rather to prepare Ramsey to answer questions that directors might ask in light of the volatile market environment.  Tr. 676-77 (Ramsey); Martin Dep. 148:21 – 153:3; Kushner Dep. 25:14-25.  Among the “back pocket” materials created was an illustrative solvency analysis prepared by Marc Kushner, a junior member of the Merrill Lynch team.  The trial record unequivocally demonstrates the limited and rudimentary nature of Kushner’s illustrative solvency analysis.  Tr. 678-79, 680-82, 690-92 (Ramsey).  After all, Merrill Lynch (whose expertise does not rest in this area) did not have access to updated information from Hexion or Huntsman to perform the analysis.  The evidence shows that Kushner, who had never done solvency work, took the following steps:  received a template solvency analysis spreadsheet involving a retail company to use as the foundation for his work; tried to find information to populate a spreadsheet recognizing that the information was not what was necessary for the analysis; deleted rows of industry-specific information from the spreadsheet; asked his colleagues to no avail for insights on what a solvency analysis entailed; used Google to determine how to assess solvency; and made uninformed guesses on important assumptions such as acquisition multiples.  Tr. 680-81 (Ramsey); Martin Dep. 252-53; Kushner Dep. 62, 68.

Ramsey did not rely on Kushner’s analysis and disagreed with, among other things, the outdated multiples that were used.  He also recognized the preliminary and incomplete nature of the work and its inherent limitations, not the least of which was the lack of critical information.  Tr. 682-83 (Ramsey); Martin Dep. 166; Kushner Dep. 41-42.  Unsurprisingly, Kushner’s analysis was never presented to Huntsman or its Board.  Tr. 692 (Ramsey).  Indeed, there was no discussion of solvency at the May 8th Board meeting, much less any discussion that would support Plaintiffs’ suggestion that Merrill Lynch believed the Combined Entity would be insolvent.(61) PX-503 (Minutes of Board of Directors meeting of May 8, 2008); Tr. 684-85

(61) Merrill Lynch is a trusted and longtime financial advisor to the Company.  Merrill Lynch is not in the solvency business; it does not issue solvency opinions or undertake formal analyses.  Tr. 666 (Ramsey); Martin Dep. 160, 167-68.  In fact, when it suits their purpose, even Plaintiffs concede that Merrill Lynch does not perform solvency work as part of its business.  Tr. 702-03 (Ramsey).  Notwithstanding this fact, Plaintiffs’ attempt to characterize Merrill Lynch – more specifically, a third-year junior banker at Merrill Lynch – as having performed a solvency analysis that demonstrates that the Combined Entity would be insolvent.  Plaintiffs’ arguments are contrary to the truth and illustrate the absurdity of their positions in this litigation.

(Ramsey).  Neither Merrill Lynch nor Ramsey has ever expressed this view — let alone concluded — that the Combined Entity would be insolvent or that the transaction could not be consummated.  Tr. 684-85, 692 (Ramsey).

Plaintiffs may want, for litigation purposes, to inflate the weekend work of a junior banker who did not possess the information or know-how necessary to perform solvency work.(62)  But, it is beyond question that Kushner’s illustrative solvency analysis — which bears no resemblance to the work done by experts or even Apollo — was not adopted by anyone senior to him.  At bottom, Merrill Lynch never reached the conclusions suggested by Plaintiffs and was just as shocked as the Board to learn that Plaintiffs had surreptitiously retained D&P to render an insolvency opinion as support for their preemptive lawsuit to get out of the deal.  Tr. 687 (Ramsey); see Pretrial Br. at 84.

B.                                    The Board Was Entitled To Extend the Termination Date.

In response to the Plaintiffs’ litigation broadside, a special Board meeting was scheduled for June 26, 2008.  At the June 26th meeting, Merrill Lynch presented its preliminary analysis of the factual basis for Plaintiffs’ claims that the Combined Entity would be insolvent and its initial review of D&P’s opinion.  DX-2760.  Merrill Lynch noted, among other things, that: obtaining a solvency analysis at this stage of the merger process was unusual; the D&P opinion was obtained

(62) On the afternoon of June 23, 2008, Merrill Lynch was invited to a strategy meeting in Houston at the offices of Vinson & Elkins that was scheduled for the following morning.  On the evening of June 23rd, Ramsey asked the team to put together a “data dump” of information related to the transaction, including the complaints, news articles, and certain Merrill Lynch internal documents, that could be read by the Merrill Lynch team on the plane to Houston.  Tr. 688-90 (Ramsey).  Among the Merrill Lynch analyses was a newer iteration of Kushner’s solvency analysis.  PX-857 at ML0000092986-991.  Kushner was able to provide this new iteration on such short notice because he occasionally updated his analysis, without any request to do so, merely to protect himself in case anyone ever asked for it.  Tr. 691-92 (Ramsey); Kushner Dep. 42.  This later version was likewise lacking in the requisite information to perform such an analysis and was not distributed to or discussed with anyone outside of Merrill Lynch.  Tr. 692 (Ramsey); Martin Dep. 251-54.

without consultation with Huntsman and without independent diligence testing the numbers and projections provided by Hexion; based on Huntsman management’s presentation, the D&P opinion did not reflect the Company’s financial status; and the D&P opinion provided little insight into the assumptions underlying its analysis.  DX-2716 at 3 (Minutes of Special Board of Directors Meeting of June 26, 2008).  Further, Ramsey informed the Board that, while Merrill Lynch does not provide solvency opinions, a good case could be made that the Combined Entity would be solvent based on management’s report.  Id. at 3-4.  Merrill Lynch also advised that its analysis did not suggest the Company had suffered an MAE.  Id. at 4.

The Board scheduled an additional special meeting for July 1, 2008, the purpose of which was to determine whether to extend the termination date of the MA for another 90 days as provided in section 7.1(b)(ii).  Id.; Evans Dep. 199; Shoemaker Dep. 190.  That section allows the parties to extend the termination date under certain circumstances and was designed to prevent Huntsman from terminating the MA in the event Hexion was proceeding in good faith toward closing but had not yet received antitrust clearance, and to ensure that Huntsman had the ability to prevent Hexion from extending if Hexion was not proceeding in good faith towards closing.(63)  See Pretrial Br. 81-84.

Armed with the knowledge that the European Commission had recently approved the transaction and that Hexion was continuing its efforts to obtain clearance from the Federal Trade Commission, Huntsman’s Board extended the termination date after determining in good faith that there was an objectively reasonable probability of obtaining antitrust approvals within the subsequent 90 day period.(64)  Shoemaker Dep. 190-91; Evans Dep. 199-200.  Indeed, Hexion

(63) Since this provision gave Huntsman a veto right, it was something Huntsman could waive.  This reading does not, as Plaintiffs suggest, render the clause a nullity.  Pl. Pretrial Br. 82.  Rather, it correctly reads the clause as a limitation on Hexion’s ability to extend the termination date in circumstances where Huntsman did not believe Hexion was proceeding in good faith towards closing.  There was no parallel right granted to Hexion in this section or anywhere else in the MA.

(64) “Good faith” requires a “party in a contractual relationship to refrain from arbitrary or unreasonable conduct which has the effect of preventing the other party to the contract from receiving the fruits of the bargain,” Dunlap v. State Farm Fire and Cas. Co., 878 A.2d 434, 442 (Del. Super. 2005), and an “objectively reasonable probability” requires only “something more than a mere hope,” Kachmar v. SunGard Data Systems, Inc., 109 F.3d 173, 184 (3d Cir. 1997) (addressing claim for intentional interference with economic opportunity).

itself acknowledged that it would continue to use all reasonable efforts to obtain the necessary antitrust approvals, even during the pendency of the litigation, and admitted that aside from the solvency and MAE issues all other conditions necessary to extend the MA had been met.  DX-2331 (Hexion Specialty Chem. Form 8-K, filed June 27, 2008); Am. Compl ¶ 6.

Although not obligated to do so, the Board also determined in good faith that there was an objectively reasonable probability that the transaction would close within 90 days notwithstanding the allegations in Plaintiffs’ complaint.  Shoemaker Dep. 191-92; Evans Dep. 200-01.  While Merrill Lynch did not provide any additional materials at the July 1 meeting relating to the decision to extend, the Board certainly knew the views expressed by Merrill Lynch on June 26th, less than a week earlier.  See DX-2716; DX-2760.  Huntsman’s management specifically addressed the solvency and MAE issues, including specifically the weaknesses in the D&P opinion and management’s expectation, as a result that a third party solvency opinion could be obtained.  DX-2335 at 3; Tr. 1108-09 (Huntsman); Esplin Dep. 315-16, 319-20.  Therefore the Board had more than a reasonable basis to conclude that the transaction could close within 90 days notwithstanding Plaintiffs’ attempt to litigate their way out of the deal.

VI.                                HUNTSMAN IS ENTITLED TO A JUDGMENT OF SPECIFIC PERFORMANCE OF HEXION’S OBLIGATIONS UNDER THE MERGER AGREEMENT, INCLUDING THE OBLIGATION TO CLOSE THE MERGER.

Wachtell’s Nussbaum described what he says Plaintiffs were willing to accept with respect to specific performance: “It was our position that we would agree to specific performance of our covenants under the agreement, with the exception of the obligation to close the merger.”  Tr. 412.  He then asserted that the final agreement reflected this position (id.), but that is not what the MA says.  After providing for a general right of specific performance, Section 8.11 (at page 66) states:

In circumstances where the Parent and Merger Sub are obligated to consummate the Merger and the Merger has not been consummated on or prior to the earlier of the last day of the Marketing Period or the Termination Date (other than as a result of the Company’s [Huntsman’s] refusal to close in violation of this Agreement) the parties acknowledge that the Company shall not be entitled to enforce specifically the obligations of Parent or Merger Sub to consummate the Merger;  . . .

If the parties had intended what Nussbaum testified to – that all covenants are subject to specific performance, except the obligation to close the merger – that is what the MA would have said.  Instead of starting with the words “[i]n circumstances where …,” the provision would have started with the phrase “under no circumstances” and continued (and ended) with the words “shall the Company be entitled to enforce specifically the obligations of Parent or Merger Sub to consummate the Merger.”

But that is not what the MA says, and Plaintiffs’ interpretation of this provision would require the Court to ignore most of its text.(65)  Section 8.11 plainly qualifies the exception to specific performance for the obligation to close the merger.  The lead-in language states that the exception applies “In circumstances where . . .,” denoting that other circumstances exist in which specific performance of the obligation to close is available.  According to § 8.11, the circumstances in which Huntsman is not entitled to specific performance exist when the date on which Huntsman seeks to enforce the merger is on or prior to the earlier of the last day of the Marketing Period (defined in § 1.2 at page 2) or the Termination Date (defined in § 7.1(b)(ii) at page 56).  Conversely, (i) if all of the closing conditions are satisfied, (ii) Huntsman has not refused to close in violation of the Agreement, and (iii) it is in fact the last day of the Marketing Period or the Termination Date but Hexion has not closed, then Huntsman is entitled to specifically enforce the closing of the merger.

The reason for this structure is apparent from other provisions of the Agreement.  The temporal limitation on specific performance of Hexion’s obligation to close the merger protected Hexion’s right to a “Marketing Period” under § 1.2 of the Agreement.  Although Hexion’s obligation to close is not conditioned on financing, Hexion preserved the right to have a

(65) A court must attempt “to reconcile all of the agreement’s provisions when read as a whole, giving effect to each and every term.  In doing so, courts apply the well settled principle that contracts must be interpreted in a manner that does not render any provision illusory or meaningless.”  Julian v. Eastern States Constr. Service, Inc., C.A. No. 1892-VCP, 2008 WL 2673300, at *7 (Del. Ch. July 8, 2008) (quotation omitted).  A party’s proposed interpretation of a merger agreement should be rejected as “unreasonable” as a matter of law when “it would not give effect to all of the Merger Agreement’s relevant provisions.” Cerberus Int’l, Ltd. v. Apollo Mgmt., L.P., C.A. No. 16425, 1999 WL 33236239, at *4 (Del. Ch. Nov. 4, 1999).

Marketing Period following satisfaction of the conditions to the merger during which the Banks could syndicate the debt.  Section 1.2 of the MA creates the basic rule that the closing will occur on the second Business Day following the satisfaction of the closing conditions. But it goes on to provide that, even though all of the conditions to the merger are satisfied (thereby allowing Huntsman to seek specific performance if Hexion did not close) there would be a period of 20 Business Days to syndicate the debt.  To reinforce this right, § 8.11 carves out from Huntsman’s general entitlement to specific performance the right to seek specific performance of the closing prior to the end of the Marketing Period, thereby allowing Hexion’s Banks a period of time to syndicate the debt.  But, after the Marketing Period or on the Termination Date, when Hexion has had ample opportunity to complete its syndication, Huntsman is entitled to specific performance of the closing under § 8.11.

VII.                            RELIEF REQUESTED

Based on the foregoing, Huntsman respectfully requests that the Court enter judgment in favor of Huntsman on Counts I, II, and IV of Plaintiffs’ complaint and on Counts I and II of Huntsman’s counterclaim and award Huntsman declaratory relief and specific performance as set forth in its counterclaim.  Huntsman has submitted herewith a proposed form of judgment for the Court’s consideration.

Respectfully submitted,

YOUNG CONAWAY STARGATT & TAYLOR, LLP
OF COUNSEL:
/s/ Bruce L. Silverstein

Harry M. Reasoner

David T. Harvin

James A. Reeder, Jr.

N. Scott Fletcher

Erica L. Krennerich

Bruce A. Blefeld

Michael C. Holmes

VINSON & ELKINS LLP

First City Tower

1001 Fannin Street, Suite 2500

Houston, TX 77002-6760

(713) 758-2222

Bruce L. Silverstein (#2495)

Rolin P. Bissell (#4478)

Christian Douglas Wright (#3554)

Dawn M. Jones (#4270)

Kristen Salvatore DePalma (#4908)

Tammy L. Mercer (#4957)

Richard J. Thomas (#5073)

The Brandywine Building

1000 West Street, 17th Floor

Wilmington, DE 19801

(302) 571-6600

Attorneys for Defendant Huntsman Corp.

Alan S. Goudiss

Jaculin Aaron

SHEARMAN & STERLING LLP

599 Lexington Avenue

New York, NY 10022

(212) 848-4000

Kathy D. Patrick

Jeremy L. Doyle

Laura J. Kissel

Laurel R. Boatright

GIBBS & BRUNS, L.L.P.

1100 Louisiana, Suite 5300

Houston, TX 77002

(713) 650-8805

DATED: September 19, 2008